Océ Annual Report 2003

océ
INNOVATIVE
PARTNER
BY NATURE
SUSTAINABLE REPUTATION
PRINTING FOR PROFESSIONALS
RELIABLE AND INSPIRING
SOUND AND SOLID FINANCIALS

Océ N.V.

Report for the financial year

December 1, 2002

to November 30, 2003

Océ enables its customers to manage their documents efficiently and effectively by offering innovative print and document management products and services for professional environments

More copies of the English translation of this Annual Report or of the Dutch-language original version are available on request from Océ, Corporate Communications Department telephone [+ 31] 77 3594000

e-mail info@oce.com

The Annual Report as well as other publications such as [press] releases, presentations, speeches and other items related to the annual report can also be accessed via the corporate website [http://www.oce.com].

Contents

Océ: innovative by nature	4
Océ’s ambitions and strategy	6
Key figures	10
Report of the Board of Supervisory Directors	11
Report of the chairman of the Board of Executive Directors	13

Report of the Board of Executive Directors

Financial review

Results	19
Dividend	19
Prospects	20
Finance	20

Developments in the markets |
Digital Document Systems

Corporate Printing	34
Commercial Printing	37
Software & Professional Services	38
Océ Business Services	39

Developments in the markets |
Wide Format Printing Systems

Technical Document Systems	40
Display Graphics Systems	42
Imaging Supplies	43

Critical success factors

Océ’s core values	46
The human component: Océ’s employees	46
Sustainable development	48
Technology: R&D and Manufacturing	50
Océ’s partners	52
Capital	53

Management aspects

Corporate Governance	56
Risks and risk management	62

Annual Financial Statements

Consolidated Statement of Operations	71
Consolidated Balance Sheet	72
Consolidated Statement of Cash Flow	74
Summary of Significant Accounting Principles	76
Notes to the Consolidated Statement of Operations	80
Notes to the Consolidated Balance Sheet	85
Company Balance Sheet	102
Company Statement of Operations	102
Notes to the Company Balance Sheet and Statement of Operations	104

Other information

Proposed net income appropriation	107
Authorised capital	108
Auditors’ report	109

Miscellaneous

Board of Supervisory Directors	111
Board of Executive Directors	113
Senior Executives Central Services	114
Principal group companies and their chief executives	115
Supplementary information for shareholders	117
Océ 1994-2003	120
List of terms and abbreviations	122
Forward-looking statements	124

Profile

Océ: innovative by nature

Océ is one of the world’s leading suppliers of high-quality products and services, including complete solutions, for use by professionals in print and document management. The company focuses primarily on professional environments in which large numbers of documents are processed.

Océ’s customers are mainly active in office environments and industrial and graphical sectors. In its own R&D centres Océ develops advanced machines and systems for use by its customers in the production, distribution and management of documents. The company also offers its customers innovative services in the areas of consultancy, outsourcing and financing.

Océ has built up a solid reputation as an innovator, both technologically and commercially. Océ’s products and services are renowned for their high quality. This is based on their reliability, productivity, durability, ease of use, environmental friendliness and low total cost of ownership.

Market approach Most of Océ’s products and services are offered via the company’s own direct sales and service organisation. As a result Océ can draw on a constant flow of up-to-date market and customer information, which allows the company to anticipate and respond quickly to changing market needs. Océ has specifically tailored its organisation in line with the market segments that are of strategic relevance to the business. In a number of geographical markets part of the range is made available via specialised distributors.

Océ largely develops and manufactures its product range in house. Océ’s strong and unique technology base results from its many years of experience and its programmes of consistent investment in R&D. The company’s innovative capacity is broadened and reinforced on an ongoing basis via alliances with strategic partners and via systematic cooperation with co-developers and suppliers.

Océ operates in a total of eighty countries and has its own sales companies in some thirty countries. The company has over 22,000 employees, 40 per cent of whom work in sales and service. Océ’s research and manufacturing facilities are located in the Netherlands, Germany, Belgium, France, the Czech Republic, the United States and Japan.

In 2003 Océ achieved revenues of € 2.8 billion and net income of € 61.5 million.

The table on page 6 briefly describes the elements of Océ’s ambitions and strategic objectives and also shows the actions taken to achieve these in 2003.

Board of Supervisory Directors

J.L. Brentjens, chairman

F.J. de Wit, vice-chairman

A. Baan

L.J.M. Berndsen

P. Bouw

J.V.H. Pennings

Board of Executive Directors

R.L. van Iperen, chairman

J. van den Belt

R.E. Daly

J.F. Dix

Staff Director | Company Secretary

H.J. Huiberts

Financial year The company’s financial year runs from December 1 to November 30.

Articles of Association The present Articles of Association were confirmed by a notarial deed dated April 9, 1999.

Océ N.V. is an international holding company within the meaning of Article 153, para. 3b, Book 2 of the Dutch Civil Code.

Registered office and commercial registry The company has its registered office in Venlo, the Netherlands, and is registered in the Commercial Registry in Venlo under No. 12002283.

Head office The head office is at

St. Urbanusweg 43, Venlo, the Netherlands

P.O. Box 101, 5900 MA Venlo, the Netherlands

telephone [+31] 77 3592222

fax [+31] 77 3544700

Océ on Internet: http://www.oce.com

e-mail info@oce.com

For general information about Océ:

telephone [+31] 77 3592000

Océ’s ambitions and strategy

Ambitions	Strategic objectives	Actions taken in 2003
Customers Océ aims to be one of the top-three suppliers in the strategically relevant market segments.

To strengthen its leading position in black-and-white wide format printing.

To achieve a leading position in display graphics.

To rise to a top-three position in production printing in corporate and commercial environments.

To build up a substantial position in colour in all relevant market segments.

To be a strong supplier of services in the area of document management and business services.

To play a prominent role in Software & Professional Services for the management of documents in selected market segments.

A large number of new products introduced [hardware and software].

Sales and R&D organisations adapted to ensure maximum focus on selected market segments; the management positions required for this have been filled.

Product roadmap defined for next five years.

Software: architecture has been streamlined and product portfolio rationalised.

Rationalisation of production locations for display graphics has been implemented.

Focused marketing programmes initiated to strengthen position in TDS environments.

Employees Océ aims to offer an inspiring working environment.	To be an attractive employer world-wide. In the Netherlands, to be one of the ten most attractive companies for graduates and one of the top five for technical specialists.	Competence/performance management and corporate leadership programme commenced. Training courses for young talent expanded.

Pre-recruitment activities intensified.

Shareholders Océ aims to achieve returns that give the company a top position in its sector of industry.	To achieve a long-term return on total assets [ROA] of 12% and a return on equity [ROE] of 18%.

Withdrawal from less profitable low volume activities in office environments 90% completed.

Outsourcing of lease activities [approx. € 100 million in 2003].

Working capital reduced by € 111 million [autonomous].

Operational costs reduced by 1.7% [autonomous].

Partners Océ aims to build up a network of partnerships that is one of the strongest in its industry.

Co-operate in the area of technology with the best specialists in the industry.

To work together with high-quality suppliers and to contract out work to strong partners.

Co-operate with partners in the market who help to ensure a wider spread of Océ products and standards.

More intense cooperation with universities and with leading technology institutes.

Outsourcing of R&D activities to public and private institutions.

Study completed into outsourcing of assembly activities to third parties and into relocation of part of the assembly work to Central Europe and the Far East.

Outsourcing of lease activities to leading vendor lease partners.

Society Océ aims to do business in a way that contributes to the sustainable development of society.	To implement the basic principles of the UN Global Compact. To minimise any unwanted environmental effects from Océ products.	Sustainable Development Forum operational. Percentage re-use of machines and components increased.

Strategic perspective

Short term [1-3 years]

Strengthening of leading positions and improving growth and profitability Thanks to its market-oriented organisation and its new products, Océ is well placed to increase its profitability and revenues once the economy starts to pick up.

To support this development over the short term, Océ will continue its efforts to improve operational efficiency. In the year ahead the main emphasis will be to further strengthen the organisation and the marketing and sales processes, to improve the purchasing processes and to optimise the IT infrastructure. In addition, the outsourcing of the lease activities will be continued.

The ultimate aim of these actions is to enable the company to supply customers with increasingly better products and services.

Medium term [3-5 years]

Safeguarding strong positions in growth markets Océ has already initiated a great many activities that are focused on safeguarding leading positions in growth markets over the medium term. This involves, for example, the strengthening of the positions that are currently held in printing-on-demand, display graphics and business services as well as the positions that the company holds in colour and software. In these activities a key role will be played by various forms of cooperation with strong partners and also by acquisitions.

Long term [> 5 years]

Expanding the position in document management An increasing demand exists amongst customers for integrated document management solutions. Océ is already providing support to its customers by offering a growing number of services and solutions for the effective and efficient handling of paper and electronic document flows. Responding to this demand is one of the key thrusts of the Océ Business Services and Software & Professional Services business groups.

Building a top-three position within selected segments of the market for document management is also one of Océ’s ambitions for the long term.

[GRAPHIC] Expanding the position in document management > 5 years

[GRAPHIC] Safeguarding strong positions in growth markets 3-5 years

[GRAPHIC] Strengthening of leading positions and improving growth and profitability 1-3 years

True, Océ is not a big name in the United States as yet. Evenso, we do have a considerable number of loyal customers that value our technology and service. If you look at Océ as a whole you see a great concentration of sophisticated technology in document management and printing. At the same time, Océ also has a great competence in outsourcing services. More and more we are finding there is true value in harnessing the strengths of all these businesses and focusing on key opportunities.

Competing head to head with big competitors in our industry, we have found that we can win. The greatest evidence of this is our developing partnership with Boeing after we won the largest outsourcing contract ever. We won because we were able to reach across the corporation and to third parties to address this customer’s needs. So, when Boeing chose Océ it was not because of our name or our machinery, but because we offer a total solution that helps it solve everyday problems. Océ can deliver that solution.

We can play the giants.

Ron Daly

Member of the Océ Board and CEO of Océ-USA Holding, Inc.

Key figures

		2003	2002	x € million

Total revenues		2,769.3	3,176.1

	Change on previous year [%]	–12.8	–1.8

	Change [autonomous]	–5.1	–3.1

	Non-recurring*	–9.9	–14.4

	Recurring*	–3.4	1.5

Gross margin		1,165.2	1,328.5

	As % of total revenues	42.1	41.8

Operating income before impairment		150.0	226.1

Operating income [EBIT]		124.8	226.1

	Change on previous year [%]	–44.8	0.6

	As % of total revenues	4.5	7.1

	As % of average balance sheet total	4.7	7.5

Net income		61.5	112.5

	Change on previous year [%]	–45.4	7.1

	As % of total revenues	2.2	3.5

	As % of average shareholders’ equity	8.3	13.1

Total assets		2,421.3	2,862.3

	Equity	712.8	770.8

	Net capital expenditure on intangible and tangible fixed assets	106.4	150.3

Cash flow before financing activities		327.8	337.7

Number of employees at November 30		22,204	22,489	employees

Per € 0.50 ordinary share	Basic earnings	0.69	1.30	euro

	EBITDA	3.88	4.99

	Shareholders’ equity	7.87	8.55

	Dividend	0.58	0.58

Number of € 0.50 ordinary shares	Average number outstanding	83,408,783	84,086,202	shares

	Potential increase from conversion/options	759,019	692,994

Diluted earnings per € 0.50 ordinary share		0.69	1.29	euro

	Year’s highest/lowest	13.70/6.50	14.05/6.80

	Year end	11.92	11.45

*	Non-recurring revenues: sales machines, software and professional services. Recurring revenues: revenues from service, materials, rent and business services.

Report of the Board of Supervisory Directors

To the Annual General Meeting of Shareholders of Océ N.V., Venlo

Annual Report We herewith present to you the Annual Report for 2003, comprising the Annual Financial Statements, as drawn up by the Board of Executive Directors. The Annual Financial Statements have been examined by PricewaterhouseCoopers Accountants N.V. in close cooperation with Océ’s Internal Audit Department. The external auditor has issued an unqualified opinion that is set out on page 109 of this Annual Report.

The Annual Report was extensively discussed with the Board of Executive Directors in the presence of the auditors. Those discussions and the input of all those who took part in them have convinced us that the Annual Report complies with the requirements of transparency and forms a solid basis for the Supervisory Board’s discharge of its accountability and supervisory function. We recommend that you adopt the Annual Financial Statements, including the dividend proposal, and that you grant a release and discharge for the past financial year to the Board of Executive Directors for their management and to the Board of Supervisory Directors for their supervision.

Result and strategy Océ closed the year under review with a net income of € 61.5 million; this is equivalent to € 0.69 per ordinary share. Revenues declined by comparison with the previous year. The Supervisory Board took note of the fact that during the year under review the economic circumstances under which Océ operates showed no improvement on the preceding year. Customers continued to postpone investment decisions. As a consequence, Océ was only able to reap the fruits of the new products that were introduced at the end of the previous year and the beginning of this year to a very limited extent. The restructuring operation has meanwhile been completed almost everywhere. This has given Océ a good starting position that should lead to the desired results. These developments were discussed in detail with the Board of Executive Directors during the presentation of the Strategic Plan. We support the direction and measures proposed in that plan. In the light of the foregoing factors, the results that were achieved can be described as reasonable, albeit they are below the set profitability targets.

Supervision During the year under review the Supervisory Board regularly held consultations with the Board of Executive Directors and convened its own meetings on eight occasions. Our Board devoted ongoing attention to the commercial and technological developments and to the financial position of Océ. A visit was paid to the Chicago head office of the Océ businesses in the United States. During this visit the main focus in the meetings held with local management was on the strategy for the American market and on the results achieved. The plans to relocate certain assembly activities to Central Europe and the Far East were the subject of a separate meeting. As in previous years, a consultation meeting was held with the internal and external auditors.

Detailed discussions were held about overall corporate strategy and how this is expressed in the strategic business units, both of which are focused on improving Océ’s position in selected geographical markets and customer segments. At a separate meeting the human resources policy for the Océ management was discussed, including the management development and the options scheme that is currently applicable. This scheme underwent no changes as compared to the previous year. In compliance with the recommendations that had been made in the area of corporate governance, an audit committee was established in the autumn of 2002. Its establishment has led to more in-depth discussions with the Board of Executive Directors in various areas, for example as regards evaluating the structure and functioning of the internal management systems. In addition, the composition and functioning of the Board of Executive Directors was discussed. The subjects dealt with also included remuneration matters. The Board of Supervisory Directors endorses the importance of effective corporate governance and developments in this area over the past year were again monitored closely. With the specific requirements of the Sarbanes-Oxley Act in mind, much attention was devoted to the company’s systems for internal control. Discussions were also held about the recommendations of the Committee on Corporate Governance in the Netherlands, also known as the Tabaksblat Committee. The Supervisory Board takes the view that Océ already complies with a large number of these recommendations or will be able to easily comply.

None the less, the Supervisory Board feels it is appropriate to take a critical look at the recommendations. Further details of the company’s views on the recommendations of the Tabaksblat Committee can be found under the heading ‘Corporate Governance’ in the report of the Board of Executive Directors [starting on page 56]. Where necessary this subject will be revisited in 2005.

During the past financial year the Audit Committee held meetings prior to the publication of the quarterly results. The internal and external auditors attended all meetings and members of the management also attended the meetings by invitation. The Audit Committee’s main tasks are to carry out an extensive evaluation of the financial reporting before it is discussed in the plenary meeting of the Supervisory Board, to supervise the internal control systems and to assess the company’s risk profile. This Committee also devotes attention to the assignment granted to the external auditor and to the allocation of responsibilities between the internal and external auditors.

The Remuneration Committee met twice during the year under review. This Committee prepares the remuneration proposals for the members of the Board of Executive Directors. These proposals also comprise the criteria that serve as a basis for the granting of variable salary components. All the Committee’s proposals were discussed and approved by the Supervisory Board.

Members of the Supervisory Board and the Board of Executive Directors The board changes announced in the previous annual report were implemented during the year under review. Mr. M. Ververs, having reached the age-limit set in the company’s articles of association, retired as a Supervisory Board member at the Annual General Meeting of Shareholders held on March 12, 2003. With effect from the same date the shareholders appointed Mr. A. Baan as his successor.

On March 12, 2003 the Supervisory Board appointed Mr. F.J. de Wit as its vice-chairman, a post that had been previously held by Mr. Ververs.

Also at the Annual General Meeting of Shareholders Mr. R.E. Daly, Chief Executive Officer of Océ-USA Holding, Inc. since December 1, 2002, was appointed a member of the Board of Executive Directors as successor to Mr. G. Pelizzari.

Extensive background details about the members of the Board of Supervisory Directors can be found on pages 111 and 112 of the Annual Report.

In the opinion of the Board of Supervisory Directors, all its members are independent within the meaning of ‘best practice’ provision III.2.1 of the Dutch Corporate Governance Code.

Developments Unfortunately and contrary to expectations, the economy still showed no signs of picking up in 2003. Cautious indications of an upturn have not yet resulted in a structural improvement in the investment climate. The outcome has been that during the year under review the company was not able to book an improvement on the preceding year in terms of either revenues or net income. However, Océ succeeded in further improving its position despite these difficult trading conditions. In combination with the strategy that has been mapped out, this position gives the Board of Supervisory Directors confidence for the future. The Supervisory Board would like to express its special appreciation for the efforts made during the past year by the Board of Executive Directors and by all employees, and for the results of those efforts.

January 29, 2004

J.L. Brentjens, chairman

F.J. de Wit, vice-chairman

A. Baan

L.J.M. Berndsen

P. Bouw

J.V.H. Pennings

Report of the chairman of the Board of Executive Directors

The year 2003 was a difficult and disappointing one in financial terms. Nevertheless, in the areas of product innovation and business organisation it showed good results, as was demonstrated by the introduction of a large number of new products and the restructuring of the entire company.

The stagnating economy meant that Océ’s customers continued to postpone investment decisions in 2003. A drop in machine sales was the result. A large part of Océ’s revenues consists of recurring income from service, materials, rental, interest and business services. The balance of income is ‘non recurring’, generated by the sale of machines, software and professional services. Due to the large relative importance of the recurring income, the effect of the disappointing machine sales on total revenues remained relatively limited. Meanwhile, however, the recurring income is affected by the slowdown in the growth of the number of machines installed in the market.

Océ’s organisation and product offerings were transformed in 2003. The restructuring of the organisation into units tailored to meet the needs of specific market segments was successfully completed. This has brought benefits to customers in the form of a stronger market focus and greater expertise in specific market segments. During the same period the product range for these segments was substantially renewed and expanded. Without exception, the market responded favourably to these product innovations. The desired sales result now awaits the recovery of the economy.

Océ is convinced that it is in an excellent position to derive maximum profit from an improvement in the economic climate. The product offerings and the sales and service organisation have been brought into a state of readiness for attack. Océ has a solid financial position. Océ is a strong company in a weak economy.

Océ is therefore fully maintaining its strategic objectives with regard to the sought-after market positions, profitability and revenues growth, even when it is clear that these are being delayed. The end-goal is fixed and the course to achieve it is set.

Results

Net revenues decreased during the year under review by 12.8% to € 2.8 billion. Exchange rate effects [around 60% of Océ’s revenues are achieved outside the Euro-zone] gave rise to a 7.6% decrease in revenues. On an autonomous basis the decrease amounted to 5.1%. Of this, 1.7% is the consequence of the strategic choice to no longer serve the low volume segment in the office environment in most countries.

The autonomous decline in revenues was chiefly attributable to the lower machine sales in both strategic business units. Despite this, Océ was able to maintain its position in its selected market segments. In the last quarters the autonomous decrease levelled off.

A strong focus on the control of working capital and the transfer of the lease portfolio has reduced the balance-sheet total by € 441 million. Cash flow before financing activities [free cash flow] amounted to € 328 million.

Océ has a healthy balance sheet and cash flow.

Financial ratios In the year under review the financial ratios have not improved. The return on total assets [ROA] is 4.7% and the return on equity [ROE] is 8.3%. In 2002 these percentages were 7.5 and 13.1 respectively. Océ aimed at the target of achieving a ROE of 12% and a ROE of 18% in 2005. As a result of the economic circumstances we expect that achievement of these targets will take longer than anticipated.

Actions

Focus Océ changed during the year under review from a product-related organisation to one that focuses on market segments. Specialised departments in the central organisation and in the sales companies, excellently equipped to respond quickly to developments and needs in their own market environment, are now directing their efforts at specific market segments. This applies in particular to the segments in which Océ aims to strengthen or achieve a top-three position. In the relevant market segments and within the Océ organisation this tighter market focus has met with a positive response.

Océ’s decision to withdraw from the low volume segments in the office environment in most countries is 90% completed. Where necessary, Océ will use products of its partners in order to provide total solutions.

Cost savings During the year under review the reduction in the number of jobs and the company’s exit from less profitable activities yielded cost savings of € 75 million as compared to 2001. These savings were achieved earlier than had originally been anticipated because of a higher number of discontinued jobs [1,450 instead of 1,100].

The savings targets for 2004 as compared to 2001 have therefore also been increased, from € 75 million to € 95 million.

Working capital requirements To reduce the working capital requirements it was decided in 2002 to outsource Océ’s lease portfolio. During the year under review a start was made on the actual transfer, though it should be borne in mind that in Europe this can only be fully implemented after careful adaptation of all systems used by Océ and its partners. In the United States the construction chosen for this was one in which Océ’s captive lease company sells the existing and future lease contracts to a limited number of external partners. Océ is still aiming to complete the actual transfer of the greater part of the portfolio by the end of 2004.

Innovation Océ’s product range was substantially renewed during the year under review. A large number of new products and the related software were introduced in the target segments, both small and wide formats. These products received a positive market reception. Ongoing innovation in a rapidly changing environment will also remain one of the characteristic features of Océ in the years ahead.

Developments

Technology Without a doubt the most significant technological step-change during the past decade has been digitisation. This changeover has more or less been fully completed. Analogue products are therefore no longer being developed by Océ and are only being produced on a limited scale. Technology and product development are concentrated at Océ on digital processes in which documents are created, scanned, distributed, stored, and then printed. These processes take place in network environments, within and between companies. Software is obviously of crucial importance in these processes. Océ plays a prominent role in its markets by offering complete document systems which are based on its knowledge of the markets and which consist of tailor-made software in combination with hardware developed by the company itself.

Colour The use of colour is increasing in all market segments in which Océ operates. Growing interest exists for printing systems that can produce documents in which colour applications are possible in combination with black-and-white. In the office market there is a limited, but steadily growing demand for full colour. A similar development is taking place in the wide-format design engineering market. For advertising and other commercial applications colour is of course essential. This is evident not only in the working area of display graphics, but also in printing businesses, which are increasingly using digital systems to process small print-runs in color.

In all segments Océ offers its own colour products, for both full colour and spot colour. This range of colour machines will be expanded in 2004.

Services The provision of services in the area of document processes is a growth market. Océ Business Services [formerly known as Facility Services] handles document processes for customers who want to concentrate on their core activities. This provision of services may relate to document management. It may also involve making an analysis of certain processes and then offering integrated solutions. Océ’s expertise in this area was illustrated during the past year by a multi-year contract worth millions which was concluded with Boeing. Customers of this calibre feel it is important to be able to work together with one single partner who can offer them all disciplines under one roof.

Strategy

Océ is resolutely maintaining the strategy that was mapped out several years ago, as well as the ambitions that are based on that strategy. The company is firmly resolved to maintain or acquire a top-three position in all its markets. The sought-after average autonomous growth on an annual basis has been set at 5%, in combination with an additional average growth of 5% as a result of acquisitions and alliances.

The present state of the global economy has also reduced the growth-rate at Océ. This will not, however, affect the company’s strategic direction. Océ has opted for a business model that focuses on the high volume segments by offering reliable, user-friendly and cost-effective products based on its own technology.

Océ continues to serve its customers via its own sales and service organisation. This ensures that the company’s R&D organisation receives continual, direct feedback about market developments and customer needs.

The company has identified a number of highly promising growth markets, such as printing-on-demand, display graphics and business services. Océ’s ambition is to continue to grow in markets that the company has been serving over a lengthy period of years. At the top end of the office market a significant position will be built on the basis of complete document management systems. In the technical document segment Océ will further extend its strong position by means of an effective offering of colour products. The company’s position in Software & Professional Services will also be built up further. To achieve this, the distribution power of Océ will be reinforced in the forthcoming period, both internally within the company’s own direct sales organisation and through the use of additional channels via distributors. In addition, the company’s competitive strength will be boosted by means of cost-price reductions. As part of this strategy, plans have been developed to transfer parts of the assembly and manufacturing activities to Central Europe and the Far East. Océ itself will continue to produce strategic components such as process drums, toners, photoconductors, embedded software and application software. In addition, a selected number of third-party suppliers will be used to supply components and modules in compliance with Océ specifications.

Corporate Governance

Océ attaches great value to transparency, accountability and integrity, both in relation to the management of the company and the management of the risks involved in doing business and the supervision of how these risks are controlled. Over the past year many initiatives were taken all over the world in this area and Océ monitored all of them closely. Although it is regrettable that the legislation, regulations and recommendations with regard to corporate governance are often insufficiently attuned to each other in the various countries, Océ feels that the increased attention for corporate governance will have predominantly positive consequences. When implementing such regulations, however, those who draw up the rules should specifically focus their attention on the main outlines, not on an excess of detailed instructions.

The Dutch Corporate Governance Committee, chaired by Mr. Tabaksblat, published its definitive report after the close of the year under review. This Committee’s recommendations had already been studied whilst still in their draft stage. That study showed that Océ complied with a substantial proportion of the draft recommendations and the balance could be readily implemented. The company’s views on the final recommendations can be found under the heading Corporate Governance in the report of the Board of Executive Directors [starting on page 56].

Since Océ is listed on NASDAQ, the regulations that stem from the Sarbanes-Oxley Act were likewise the subject of much attention. In 2003 Océ introduced a Code of Ethics for its financial executives. The internal risk management system were tightened up, so that they now comply with the stricter requirements that will be required under the Sarbanes-Oxley Act during the course of 2005. The action plans that result from this, in which the Audit Committee of the Board of Supervisory Directors was also closely involved, will be finalised during 2004 and 2005.

Prospects

Océ has strongly improved its competitive strength thanks to its successful new products, the new market-focussed organisation and the significantly lower level of costs and working capital requirements. The company has built an excellent position that will enable it to reap maximum benefit once the market starts to pick up again. However, economic developments on the world market are still uncertain. In view of these uncertain factors it is not possible to give a reliable forecast for the net income for the 2004 financial year.

Resilience

Océ has undergone a number of major changes in recent years. Cost control measures in times of a depressed economy inevitably leave their mark on the organisation. This is due not only to the reduction in the number of jobs, but also to the new and more onerous demands made on the workforce.

It is gratifying to note that in all cases the measures that were taken received broad support within the organisation and that confidence in the company’s resilience and growth potential is still as high as ever.

This confidence is widely shared by our partners and, more especially, by our customers. In Océ they see a solid company with which they have done business over many years.

During the Océ Open House in May 2003 Océ was not only able to show what the company has to offer the market; customers and prospective customers also made it clear what high expectations they have of Océ. We intend to fulfill those expectations. Or, to put it even more strongly: in 2004 and the years that follow, our investments in innovation will generate a continuing flow of state-of-the-art products and services that are focused on meeting practical market needs.

To all those who were closely involved with Océ over the past year, whether they be customers, employees, shareholders or partners, we would like to express our gratitude for their support and their confidence in the future growth of the company.

R.L. van Iperen, chairman

Report of the Board of Executive Directors

The Board of Executive Directors Océ N.V.

From left to right: R.L. van Iperen, chairman,

R.E. Daly, J.F. Dix and J. van den Belt.

Financial review

Results

In 2003 the results were affected by the impairment of assets in Océ Display Graphics Systems and in Practical Print Solutions. The amount involved is € 25.2 million [before tax]. This is being treated as an exceptional item.

Apart from operating income and net income, the following analysis also deals with income before impairment of fixed assets, which provides a more meaningful comparison with foregoing periods. In table 1 on page 21 an overview is given of the effects of impairment on results. Revenues amounted to € 2,769 million, which was 12.8% lower than in the previous year. Revenues decreased by 5.1% on an autonomous basis; exchange rate effects and a business disposal caused a reduction of 7.7%.

Gross margin [42.1%] was slightly higher than in 2002. Operating expenses were € 87.2 million lower [7.9%] than in 2002. The autonomous decrease was 1.7%.

Operating income before impairment of fixed assets amounted to € 150 million [–33.6%]. Operating income amounted to € 124.8 million. Net income before impairment of fixed assets amounted to € 82.1 million [–27.1%]. Net income amounted to € 61.5 million.

Results were negatively influenced by the strong Euro. As foreign exchange hedging contracts were concluded to limit the transaction risk, the impact of currency movements was limited to – € 24.9 million on operating income and to – € 16.2 million on net income.

Total assets amounted to € 2,421 million [2002: € 2,862 million]. This € 441 million decrease was partly attributable to the reduction in lease receivables [– € 212 million], a decrease in trade accounts receivable [– € 72 million] and inventories [– € 35 million]. Tangible and intangible fixed assets decreased by € 121 million.

Free cash flow stood at € 328 million [2002: € 338 million], which again brings it to an excellent level.

Interest-bearing loans amounted to € 549 million, a reduction of € 294 million. Compared to 2002 Group equity decreased by € 59 million as a result of changes in accounting methods. These changes related to the requirement to present pension liabilities in accordance with IFRS with effect from December 1, 2002 [– € 174 million] and the fact that the final dividend has no longer been included as a liability [+ € 36 million]. The balance sheet at November 30, 2002 has been restated accordingly. The decrease was mainly due to the strong Euro that caused exchange rate changes on investments outside the Euro-zone [€ 67 million]. Despite this, the solvency ratio was 31% [2002: 28%], within the target of 30 to 40% that Océ seeks to achieve. The Return on Assets amounted to 4.7% and the Return of Equity was 8.3%. This is below the targets of 12% and 18% respectively that were set for 2005. Because of economic developments the achievement of these targets has been delayed.

In Digital Document Systems revenues decreased by 4.0% on an autonomous basis. The trend in the development of revenues is positive and the fourth quarter of 2003 brought an autonomous revenues increase of 2.1% [non-recurring revenues increased by 8.1%; recurring revenues remained unchanged]. This favourable development is attributable to the product introductions in 2003 and to the first results of the restructuring measures.

Wide Format Printing Systems revenues decreased by 7.5% on an autonomous basis. Here, too, revenues are showing a positive autonomous development, though not yet to the same extent as in Digital Document Systems.

Dividend

We propose, as in 2002, to distribute a dividend of € 0.58 per ordinary share of € 0.50 nominal for the 2003 financial year. This dividend involves an amount of € 48.4 million [2002: € 48.5 million]. If the General Meeting of Shareholders adopts this proposal the final dividend will amount to € 0.43; the interim dividend amounted to € 0.15.

It is proposed to distribute the final dividend fully in cash. The pay-out ratio, which amounts to 83.5% of net income [2002: 44.5%], is higher than the standard set in the dividend policy [33%].

Prospects

Economic conditions have improved slightly in recent months. This has partly led to an improvement in sales of printing systems. As yet, however, it is too early to see whether this improvement will continue. The result for 2004 will also be affected by the exchange rate of the Euro, especially in terms of the pressure that this has on prices and the currency translation effects. In view of these uncertain factors it is not possible to give a reliable forecast for the net income for the 2004 financial year.

Océ is convinced that it will be in a position to benefit optimally from its new market-focused organisation structure, the printing systems that were launched in 2003 and the company’s dedicated efforts to reduce costs and working capital requirements.

Finance

Revenues In 2003 total revenues amounted to € 2,769 million [2002: € 3,176 million]. On an autonomous basis revenues decreased by 5.1%. Non-recurring revenues amounted to € 689 million, which was 16.6% down on the previous year [2002: € 826 million]. Recurring earnings decreased by 11.5% to € 2,080 million [2002: € 2,350 million].

Interest income from financial leases decreased by 16.3% to € 97 million.

Of the revenues, 25% are achieved in non-recurring and 75% in recurring [2002: 24:76].

Gross margin The gross margin amounted to 42.1%, which was above that in 2002 [41.8%]. Thanks to foreign currency hedging a positive effect of 0.6% was achieved. In addition, the effect of capacity under-utilisation as a result of lower machine sales was offset by lower costs and the phasing out of poorly performing activities.

The average interest realised on the lease portfolio amounted to 10.3% [2002: 10.7%].

In the financial lease contracts the interest percentage is fixed for the entire duration of the contracts.

Operating income Operating income decreased by 44.8% to € 125 million [2002: € 226 million]. This is equivalent to 4.5% of total revenues [2002: 7.1%] and corresponds to 4.7% of the average balance sheet total [2002: 7.5%].

Operating expenses The general administrative and selling expenses decreased from € 890 million in 2002 to € 807 million in 2003 [–9.3%]. Expressed as a percentage of total revenues these expenses increased from 28.0 to 29.1%.

Expenditure on R&D amounted to € 212 million, which was practically the same as last year [€ 215 million]. On an autonomous basis operational expenses decreased by 1.7% thanks to tight cost control.

Table 1

Effect of impairment on results	reported	impairment	result before impairment	x € million
Operating income [EBIT]	125	25	150
Net income	61	21	82

Table 2

Information by strategic business unit	Wide Format Printing Systems		Digital Document Systems		total
x € million	2003	2002	2003	2002	2003	2002
Total revenues	862	1,021	1,907	2,155	2,769	3,176
Operating income [EBIT]	55	96	70	130	125	226
Assets	674	807	1,747	2,055	2,421	2,862

Table 3

Total revenues by geographical areas	2003		2002
	total revenues x € million	as %	total revenues x € million	as %
United States	1,046	38	1,298	41
Germany	335	12	371	12
The Netherlands	284	10	278	9
United Kingdom	183	7	238	7
France	199	7	209	7
Rest of Europe	519	19	554	17
Rest of the world	203	7	228	7

Total	2,769	100	3,176	100

Financial expense [net] Financial expense [net] [the balance of interest paid and other interest received] went down from € 54 million in 2002 to € 31 million in 2003. The decrease in financial expense [net] is caused by a reduction in loans and lower interest rates.

At an average interest rate of 4.10% [2002: 5.25%] the average interest-bearing capital decreased by € 296 million to € 696 million.

Interest income from financial leases amounted to € 97 million in 2003 [2002: € 117 million].

Income taxes The average taxation charge amounted to 32.4% [2002: 33.4%]. A relative decrease in the proportion that is accounted for by the United States in the pre-tax income was the main reason for this lower taxation charge.

Net income Net income amounted to € 61.5 million. Net income before impairment of fixed assets amounted to € 82.1 million [2002: € 112.5 million]. As a percentage of total revenues, net income amounted to 2.2% [2002: 3.5%]. Basic earnings per share, calculated on the basis of the average number of ordinary shares outstanding, decreased to € 0.69 [2002: € 1.30].

Breakdown of commercial and financial activities

The slowdown in economic activity and the further outsourcing of lease activities resulted in lower lease revenues in 2003. None the less these revenues were also important in 2003. In assessing the financial position of Océ as a whole, a distinction must therefore be made between these commercial activities and the provision of financial services. Each of these activities has its own net income and financing profile.

The revenues from the financial activities are formed by the interest from financial leases. The costs comprise the costs of financing the lease portfolio and the administrative and selling expenses. Where the financial activities are financed from interest-bearing capital, it has been assumed that this has been done fully on a fixed-interest basis.

The costs of financing are then allocated on the basis of the average amount of fixed interest-bearing capital. For the administrative and selling expenses, including provisions for doubtful debtors, a cost level has been applied that corresponds to that of external captive lease companies with similar activities.

For the financing of the financial activities it has been assumed that equity amounts to 15% of the balance sheet total. This ratio is likewise derived from captive companies in the financial services industry which publish their own annual financial statements. The remaining part of the equity is allocated to the commercial activities.

Table 4 on the next page gives a breakdown of the salient financial figures for the two company activities.

Table 4

		2003	2002	x € million
Commercial	Revenues	2,672	3,059
	Gross margin	1,068	1,212
	Operating income [EBIT]	56	142
	Financial expense [net]	—	10
	Result before taxation	56	132
	Income taxes	18	44
	Result after taxation	38	88
	Net income	36	86

	Shareholders’ equity	590	616
	Minority interest	39	40

	Group equity	629	656
	Interest-bearing liabilities	–76	63
	Provisions and other liabilities	1,051	1,110

	Balance sheet total	1,604	1,829

Ratios	Operating income as % of average balance sheet total	3.2	7.5	per cent
	Net income as % of average shareholders’ equity	5.9	12.4
	Shareholders’ equity as % of balance sheet total	36.8	33.7

Financial	Interest from financial leases	97	117
	General administrative and selling expenses	28	33
	Operating income [EBIT]	69	84
	Financial expense [net]	31	44
	Result before taxation	38	40
	Income taxes	13	13
	Result after taxation	25	27

	Shareholders’ equity	123	155
	Interest-bearing liabilities	625	780
	Provisions and other liabilities	69	98

	Balance sheet total	817	1,033

Ratios	Operating income as % of average balance sheet total	7.5	7.6	per cent
	Net income as % of average shareholders’ equity	18.3	16.1
	Shareholders’ equity as % of balance sheet total	15.0	15.0

Use of funds and finance

Gross capital expenditure In 2003 Océ’s gross capital expenditure on property, plant and equipment amounted to € 97 million [2002: € 116 million]. Depreciation and disposals amounted to € 108.6 million before impairment and € 111.0 million after impairment [2002: € 110 million].

Rental equipment and financial lease receivables The book value of rental equipment decreased by € 55.7 million to € 63.3 million [a decrease of 46.8%]. The capitalised value of financial lease receivables [including short term accounts receivables] decreased from € 1,013 million in 2002 to € 801 million in 2003. This was partly caused by the sale of a part of the lease activities [€ 100 million]. The aggregate value of rental equipment and financial lease receivables decreased by 23.7% and represented 35.7% of the balance sheet total [2002: 39.6%].

The balance sheet value of rental equipment is calculated on the basis of manufacturing cost less straight-line depreciation. Financial lease receivables are valued at the net present value of the contracted lease instalments plus the residual value.

Interest-bearing capital At the 2003 year end the interest-bearing capital amounted to € 549 million [2002 year end: € 843 million]. Of this amount, € 381 million [69%] has been taken out over the long term.

Group equity Compared to 2002 Group equity decreased by € 59 million as a result of changes in accounting methods. These changes are related to the requirement to present pension liabilities in accordance with IFRs with effect from December 1, 2002 [– € 174 million] and the fact that the final dividend has no longer been included as a liability [+ € 36 million]. The decrease in Group equity was the net result of distribution of dividend charged to the General reserve [– € 52 million], exchange rate movements [– € 67 million], purchase of shares in the company [– € 1 million] and addition to net income [+ € 61 million].

Group equity as a percentage of the balance sheet total amounted to 31.0% [2002: 28.3%]. Due to a decrease in interest-bearing borrowings, the ratio between interest-bearing debt and Group equity was 73:100 [2002: 104:100]. Shareholders’ equity per ordinary share, calculated on the basis of the number of ordinary shares outstanding at the end of the financial year, amounted to € 7.87 [2002: € 8.55].

Cash flow The cash flow from operational activities amounted to € 340 million.

The cash flow from investment activities amounted to € 12 million negative [2002: – € 108 million]. The cash outflow was limited as a consequence of the sale of part of the lease portfolio [€ 80 million]. Net investments in tangible and intangible fixed assets amounted to € 106 million [after proceeds from disposals of property, plant and equipment].

Table 5

Geographical spread of assets	2003		2002
	x € million	as %	x € million	as %
United States	626	26	884	31
The Netherlands	626	26	624	22
Germany	434	18	460	16
United Kingdom	140	6	237	8
France	163	6	178	6
Rest of Europe	333	14	364	13
Rest of the world	99	4	115	4

Total	2,421	100	2,862	100

Table 6

Statement of cash flow*	2003	2002	x € million
Cash flow from operations	340	446
Cash flow from investment activities	–12	–108

Free cash flow [before financing activities]	328	338

Financing activities	–295	–356
Exchange rate effects	–15	15

Change in cash and cash equivalents	18	–3

*	For details see pages 74 and 75.

The cash flow from financing activities amounted to € 295 million negative [2002: – € 356 million]. Interest-bearing debts amounted to € 549 million and were again substantially reduced compared to the previous year [2002: € 843 million]. Purchase of the company’s own shares to cover commitments under the Océ Stock Option Plan involved a cash outflow of € 1 million [2002: € 6 million]. The dividend paid in cash was € 48.4 million. The dividend paid to the holders of preference shares was € 3.6 million.

Credit facilities At the end of the financial year a total of € 1,043 million of unused credit facilities in the form of multi-year stand-by credit contracts were available to the Océ Group.

Financial leases

General Lease programmes represent an important marketing instrument for Océ. More than 50% of its machine sales are financed via financial leases. Leasing therefore forms an indispensable element of the one-stop shopping concept that Océ offers. Océ has to date mainly handled the financing and administration of its leasing activities itself.

As described in detail in the previous annual report, Océ will outsource its leasing activities, with the exception of those in the United States, to specialised vendor lease partners. This will be done without the need to abandon the one-stop shopping concept. Océ is and will remain the face that the customer identifies with thanks to the use of the Océ logo, the Océ sales force and the Océ service organisation.

Outsourcing lease activities will not only bring greater commercial opportunities, but will also offer Océ the possibility of focusing investments on its core activities and making improvements in transparency, Return on Assets and Return on Equity.

Partners For the reasons outlined above, Océ entered into a private label partnership with Telia Finans AB for the Scandinavian countries at the end of 2001.

In six other big European countries the leasing activities are being transferred to De Lage Landen International B.V. [DLL], a subsidiary of Rabobank. The agreement with DLL, just like the transaction with Telia Finans AB, relates to new and existing financial leases for which the risks & rewards are being transferred to the vendor lease partners. In 2003 specific agreements were concluded in the Netherlands, Belgium, France, Germany, Spain and the United Kingdom. The transfer of the leasing activities to DLL in 2003 took place more slowly than expected; however, the greater part of the lease portfolio and of the new contracts will be taken over by DLL in 2004.

Table 7

Commercial versus financial results	2003	2002	2001*	2000	1999*	x € million
Operating income [EBIT]
Commercial	56	142	135	199	177
Financial	69	84	90	83	71

Total	125	226	225	282	248

Net income
Commercial	36	86	79	128	113
Financial	25	27	26	24	19

Total	61	113	105	152	132

Free cash flow [cash flow before financing activities]
Commercial	176	236	137	38	1
Financial	152	102	36	–57	–38

Total	328	338	173	–19	–37

Return on total assets [ROA]
Commercial	3.2	7.5	6.8	10.5	10.0	as %
Financial	7.5	7.6	7.5	7.4	7.1

Total	4.7	7.5	7.1	9.1	8.8

Return on equity [ROE]
Commercial	5.9	12.4	10.0	17.4	18.1
Financial	18.3	16.1	14.6	14.3	12.6

Total	8.3	13.1	10.9	16.8	16.9

*	Before exceptional items.

United States In the United States a different approach has been chosen. In view of the substantial size of the lease portfolio and the existence of the required specific leasing know-how, systems and organisation, a captive lease company has been set up there: Océ Financial Services, Inc. This company is taking over all leasing activities from the operations in the United States and will place the lease contracts with external financiers.

During the course of 2003 an amount of US $64 million had already been placed with third parties, followed by a further US $19 million in December 2003.

In the United States, the greater part of the lease portfolio will be placed with third parties in this way during 2004.

Impact During the year under review € 100 million was transferred to external partners [€ 80 million existing and € 20 million new contracts]. A book profit of € 6 million was made on this transfer. Expectations are that by the end of 2004 the greater part of the lease activities will have been transferred to third parties. All other things being equal, the expectation is that the balance sheet will be substantially shortened and that interest income, interest expenses and part of the other costs relating to the leasing business will disappear.

The sale of the portfolio[s] in the individual countries will not take place at below book value. Book profits are expected to be achieved; the size of these will be specifically mentioned in the external reporting on results.

The proceeds from the sale of the lease portfolio are sufficient to pay off all existing loans and deferred tax liabilities relating to the leasing activities. However, the resultant financial latitude that is created will be used to strengthen the company. This will be done in the following order of priority: repayment of loans, investing in assets [including acquisitions] that enable the set financial objectives to be achieved, as well as other options, such as the repurchase of the company’s own shares.

To give an impression of the results of the commercial and financial [lease] activities, table 7 on the previous page shows the operating income [EBIT], net income, free cash flow [cash flow before financing activities], return on total assets and return on equity over the past five years.

Accounting The lease programmes that are made available in the market can be split into financial leases and operational leases. The latter type are also referred to as rentals. In the case of financial leases the economic risk passes to the customer. The duration of these lease contracts is three to six years.

At the moment when the financial lease contract is signed, the selling price of the machine is recorded as revenue in the form of the net present value of the financial lease instalments. During the contract period the interest income is booked as revenue. Revenues from maintenance and service are accounted for separately.

In the case of an operational lease contract machines are rented to customers for durations of, normally, one to three years. The rental instalments from these contracts are included in the revenue for the reporting period in which they fall due. The rental instalments cover the cost of use, servicing and interest.

Miele as a brand is well-known. People will immediately associate it with the top quality in domestic appliances. But not everyone realises that we are not only at home in millions of households but also in as many businesses, hospitals, laboratories and factories.

There our specialised products work under extremely challenging conditions and, even more importantly, they function in processes in which every link in the chain is equally essential. In a dishwasher as much as in a disinfecting machine for the operating theatre. To develop the right machines and systems for these applications you have to be perfectly at home with your clients and with their requirements. And I may justly say we are.

In Océ as the provider of our document management and printing systems we recognize that same approach. Our satisfaction with their performance is largely attributable to the fact that they know in detail how our processes work. And with their know-how, experience and technological capabilities they know how to come up with the best solutions and blend in with our processes.

Thomas Stein

Miele & Cie. KG

The world of Océ | Digital Document Systems

	Customer segments	Products and services	Competitors
Corporate Printing	Financial, telecom and utility companies Banks Insurers Telecom businesses Utility companies

Departmental printers, black-and-white and colour.

[Very] high volume printers/copiers, black-and-white and colour.

Production printers, black-and-white and colour, cutsheet and continuous feed.

High speed scanners.

Canon IBM Konica/Minolta Ricoh Xerox

	Government and education	Financial services.
Government institutions
Education
Health care
Social welfare institutions

Trade and industry
Retail and wholesale trade
Transport and logistics
Industrial companies
Consultancy

Within these segments Océ is active in:
Data centres
Central repro departments
Professional office
environments

Commercial Printing	Marketing services Digital Newspaper Network Printing industry Digital print providers Repro businesses [quick printers and copy shops]	[Very] high volume document and transaction printers, black-and-white and colour, cutsheet and continuous feed. Financial services.	Canon Heidelberg IBM Konica/Minolta Ricoh Xerox

Océ Business Services	All customer segments of Corporate Printing Commercial Printing Technical Document Systems	Taking over and carrying out [outsourcing] by Océ of document management processes for both small and wide format applications.	Ikon Pitney Bowes Xerox Local suppliers

Software & Professional Services*	All customer segments of Corporate Printing Commercial Printing Technical Document Systems Display Graphics Systems	Integrated document management systems: input and output management software, document workflow software, document archiving software. Professional services: training, consultancy, implementation, support.	Hewlett-Packard IBM PLP Digital Systems Seal Systems Xerox Zeh Software

*	The results of the business group Software & Professional Services are as yet processed in the business groups Corporate Printing, Commercial Printing, Technical Document Systems and Display Graphics Systems.

The world of Océ | Wide Format Printing Systems

	Customer segments	Products and services	Competitors
Technical Document Systems	Print-for-use Construction companies, architectural and engineering offices Industrial companies Utility companies Telecom businesses Government	Wide format production printers, black-and-white and colour. Wide format scanners. Financial services.	Fuji-Xerox Hewlett-Packard KIP Ricoh Xerox

Print-for-pay Repro businesses Digital print providers

Display Graphics Systems	Print-for-use Corporate and retail in-house printing Printing works Advertising and design agencies	Wide format production printers [roll-to-roll and flatbed] for internal and external use. Financial services.	Epson Hewlett-Packard Kodak Mimaki Mutoh Nur Scitex Vutek

Print-for-pay Digital print providers Repro businesses Photo processing laboratories

Imaging Supplies	All customer segments of Technical Document Systems Display Graphics Systems Corporate Printing Commercial Printing Océ Business Services	Wide format media. Specialised display graphics media. Printmedia.	3M Hewlett-Packard Intelicoat Neusiedler Paperlinx Sihl

Developments in the markets | Digital Document Systems

Results of Digital Document Systems	x € million	2003	2002	changes as %	autonomous as %
	Revenues	1,907	2,155	–11.5	–4.0
	Non-recurring	444	526	–15.7	–9.6
	Recurring	1,463	1,629	–10.2	–2.1
	Operating income [EBIT]	70	130	–46.6	—

General

The strategic business unit Digital Document Systems [DDS] concentrates on document output solutions for specific types of customers and activities that require high productivity.

DDS comprises four business groups.

The Corporate Printing business group focuses on print solutions for customers in high-production environments where it offers integral solutions for document output management.

The Commercial Printing business group focuses mainly on customers who use the equipment for commercial applications: suppliers of marketing services, digital print providers and the printing industry.

The Software & Professional Services business group focuses on supporting its customers by supplying them with software products and project services for the implementation and use of digital solutions.

The Océ Business Services business group [formerly called Facility Services] serves its customers by taking care of their document handling and printing and copying activities, as well as their complete document management and printing process.

Corporate Printing

Market position The Corporate Printing business group focuses on print solutions for customers in high-production environments where it offers integral solutions for document output management. This relates, for example, to EDP environments in big companies, where large numbers of transaction documents are printed electronically, and to central repro environments, where large-scale document production takes place. In addition, Océ offers a series of office applications, both at central and at departmental level. Océ’s distinctive feature in this market is that it offers innovative products and services that allow organisations to manage their documents efficiently and effectively. Océ concentrates mainly on those document output activities in which documents add value to the customer’s primary business processes.

Corporate Printing serves three vertical market segments:

•	finance, telecommunication and utility companies

•	public services: government, health care and education

•	trade and industry: industrial companies, retail and wholesale trade, transport, logistics and consultancy.

Customers in these segments focus primarily on achieving maximum efficiency and cost control. Flexibility, for instance the ability to have one single printer process different document flows, is essential here. Océ has set the industry standard for intelligent software which can efficiently handle the entire document management process, mostly controlled from one single location.

New products Digital Document Systems in 2003

Product	Business group	ApplicationApplication
Océ VarioPrint 2050 | 2060 | 2070	Corporate and Commercial Printing	Multifunctional printer/copier for high volume reproduction of documents in office environments.

Océ VarioPrint 2045 | 2055 | 2065	Corporate and Commercial Printing	Multifunctional printer/copier/scanner for high volume reproduction of documents in office environments. Can be upgraded from stand-alone digital printer/copier to multifunctional printer/copier that can be operated direct via a data network.

Océ VarioPrint 2090	Corporate and Commercial Printing	Multifunctional printer/copier/scanner for production environments.

Océ VarioPrint 3090	Corporate and Commercial Printing	Productive printer for transaction printing and for processing document print streams.

Océ CS 170	Corporate and Commercial Printing	Mid volume colour printer/copier.

Océ CS 220	Corporate and Commercial Printing	Mid volume colour printer/copier.

Océ VarioPrint 5115 | 5160	Corporate and Commercial Printing	Productive and flexible cutsheet printers for data centre applications. These printers allow printing with regular toner, colour toners [for instance for printing the exact house-style colour of users] and MICR toner [for printing of cheques].

Océ VarioStream 6100	Corporate and Commercial Printing	Continuous feed printer for applications using special paper stock.

Océ VarioStream 7000 family	Corporate and Commercial Printing	Complete new family of continuous feed printers with scaleable speeds from 180 ppm to 1,200 ppm. Other important features: paper width extended to 19 inches, high print quality and CustomTone and MICR applications. Suitable for printing [bank] statements, invoices, high volume applications in EDP centres, mailshots and graphical applications.

Océ PRISMA satellite	Software & Professional Services	Print output management software that enables various digital forms to be added to the print data.

Océ PRISMA production	Software & Professional Services	Output management system for highest productivity and flexibility.

Océ PRISMA software	Software & Professional Services	Various new products as well as new releases of existing applications, offering extended capabilities for office environments, data centres and the graphic arts industry.

The possibility of using colour is also an option that is increasingly in demand. Océ has a number of excellent products available for these applications. For the mid volume the company offers the Océ CPS 700 full colour printer, whilst the Océ VarioStream family for high and very high volumes can print not only black but also any required spot colour during one print operation. A revolutionary new development – the Colour Belt system – which is applied in the new Océ VarioStream 9000 has the initial capability of allowing duplex printing with spot colour [800 ppm]. This product will be developed in the years ahead into a multi-purpose high volume printer, which will ultimately also be capable of printing full colour as well as black-and-white.

Course of affairs in 2003 During the year under review Océ evaluated its current position in its selected market segments. This evaluation again confirmed the good opportunities that exist for Océ by offering new document output solutions. In many countries Océ has meanwhile reached the final stage of phasing out the insufficiently profitable activities in the low volume segment. In the Netherlands, Belgium and Switzerland, where the profitability requirements are being met, it has been decided to continue the product offerings in this segment. In other countries Océ is, where necessary, working together with partners.

Attractive alternatives have also been developed which, whilst retaining their user-friendly features, offer customers the possibility of combining small volumes from stand-alone printers to create efficient document flows for processing on high volume printers.

The focus on specific market segments has meanwhile led to the introduction of propositions which are specific to each market segment and which offer clear added value. The Océ Open House that was held in Poing [Germany] in May 2003 featured a number of revolutionary examples of products that meet the practical requirements of each market segment.

In the corporate environment it is now clear to see that digitisation has reached an advanced stage. Analogue copying declined during the year under review compared to 2002. Document processes in the office and in document and transaction printing production are becoming increasingly more integrated. More and more, printing is replacing copying.

Paper continues to be important, but increasingly its role is that of a working and reading document. The importance of layout and colour is increasing, as these boost the retention value of the information contained in the document. Distribution and archiving of documents will, however, take place more and more in digital form.

For the mid volume and the high and very high volume segments Océ was last year able to expand its product range considerably by adding a series of new and updated printers for both cutsheet and continuous feed. Océ can now offer customers a truly complete range of products.

Trends The growth in the corporate environment is taking place specifically in high-production colour and high volume black-and-white print solutions. A need exists amongst many customers to reduce the costs linked to document processing. This is creating the need to replace a large number of decentralised printers with a much smaller number of high-production systems at departmental or central level, since such systems enable a substantial reduction in printing costs.

Strategy Océ’s strategy for corporate printing is aimed at achieving a top-three position in those high-production segments of this market in which Océ does not yet hold such a position. This is being done by offering a complete range of reliable, easy-to-use and cost-effective high-production systems, consisting of black-and-white and colour printers and scanners as well as software for the optimum control and management of these printers. In addition, via the Océ Business Services and Software & Professional Services business groups, Océ offers an extensive range of services. Océ focuses on offering solutions that are geared to the needs of specific market segments.

Commercial Printing

Market position The Commercial Printing business group serves customers who use the equipment commercially as a production asset to generate income.

In this market Océ has traditionally held a strong position amongst digital print providers. For businesses that specialise in direct mail [marketing services] Océ is even one of the world leaders with its high volume printers. In the recent past segments of the printing industry market have also been added to the working area, especially for time-critical production runs, limited print-runs and personalised or frequently updated publications. This segment is expected to show strong growth in the years ahead. Over the past few years Océ has already built up a strong position in the production of books with a limited print-run. Although digital printing provisionally encompasses a small area in the printing world, great growth potential exists alongside offset, which continues to be the appropriate technique for bigger print-runs.

Course of affairs in 2003 The decline in the willingness to invest also made itself felt in the commercial printing market, most noticeably in the biggest segment of this market: marketing services. Decreasing advertising expenditure also had an impact on the direct mail activities. In the printing market the role of digital printing is still steadily increasing, albeit at a pace that is being slowed down by the economic situation. The number of placements of machines remained at about the same level as in the previous year. Nevertheless, Océ is gaining more and more ground in this market, not least thanks to the improved and expanded offerings of both hardware and software.

For Océ, opening up this market also means developing new competencies within the sales organisations. Incidentally, the advantages of digital printing in the printing industry are often not for the actual printer, but for the owner of the information to be printed. The printing of daily newspapers in limited print-runs, initiated by Océ in 2002 in various major world cities, has proved to be an activity with healthy growth: Océ’s Digital Newspaper Network was again extended to include several prominent titles; it now has print shops in the United Kingdom, Spain, South Africa and Australia.

The newspapers, which since recently have also included a Japanese daily, are available in these countries at the same moment as in their country of origin.

Both by expanding its range and by means of its vertical market approach Océ is succeeding in gaining ground in the commercial printing segments. In these highly demanding market segments reliability and productivity are the primary requirements and these are properties for which Océ machines achieve high scores. Besides, Océ has translated its lengthy experience of complex printing processes into [workflow management] software which can flexibly steer the complete process, even where it also includes non-Océ equipment.

Trends The strong growth in the commercial digital printing segment is being driven on the one hand by the fact that printed matter is being contracted out by the corporate environment to commercial printers and, on the other, by the migration to digital printing of printed matter that was traditionally produced on offset presses. This migration has become possible thanks to the falling costs and increasingly higher quality and productivity of digital printers and because of the availability of workflow solutions tailored to the needs of the commercial segment. This shift towards digital printing is being further boosted by the growing demand for smaller print-runs and the production of personalised documents, for which digital printing is a more suitable technique than offset printing.

Strategy Océ’s continuous feed print solutions make it the market leader in the very high production digital printing segment. Océ also offers a strong proposition in the form of the recently renewed high-production cutsheet printing systems. Océ will use this strong basic position to achieve a further improvement in the years ahead in the positions it holds in the printing industry and marketing services segments in particular.

Software & Professional Services

Market position The Software & Professional Services business group brings together all of Océ’s expertise in the field of output and document management in the widest sense. The group is the knowledge centre of Océ specialists who, working in close cooperation with the customer’s specialists, help to summarise the customer’s print output and document processes and formulate proposals for improvements. The systems, consisting of hardware and software, are designed and implemented by these Océ specialists. Over the years Océ has built up a wealth of experience of the customer’s regularly used processes and systems and the relevant software solutions.

Specifically in the markets on which Océ concentrates, recent years have seen the emergence of substantial and complex paper flows and digital document flows that need to be managed and steered. Ever since the launch of its first digital printers Océ has been developing software to facilitate the print management processes that are allocated to different printers. In close cooperation with customers an extensive range of diverse software programs has therefore been created, often tailored exactly to each customer’s needs. In the past few years this software has been bundled into a number of very complete software packages which focus on applications in the various environments within Océ’s selected market segments. Using these programs, which are marketed under the combined name of Océ-PRISMA, it is possible to manage the document flow at various levels within the organisation. Océ deploys its know-how and expertise to supply businesses and customers with solutions consisting of Océ equipment, third-party machines and complex software applications. On the basis of its expertise and its software the business group is eminently capable of providing customers with advice on the restructuring and implementation of document management systems. The business group also provides support in cases where customers outsource their entire document and printing processes to the Océ Business Services business group.

Course of affairs in 2003 The business group focused its efforts in particular on fine-tuning the available expertise to bring it into line with the requirements elsewhere within the company. As part of this, the role of the software in particular was also defined in greater detail.

The solutions that Océ offers can be characterised as open systems. This means that systems and software components of third parties can also be seamlessly integrated into the Océ solutions. Much attention was devoted to streamlining the various software developments so as to create a more integrated and more transparent range of offerings. These new product offerings will serve as a basis for the development of new solutions. A start was also made on developing dedicated software to support the activities conducted within Océ Business Services.

Trends Océ has identified three important trends within the working area of the Software & Professional Services business group. In the output management area a need exists for closed systems to be replaced by open systems which support hardware made by different manufacturers and which also make it possible for external parties to add extra functionalities. The rapid growth of the document management market is attributable to the need for documents and related document flows to be managed efficiently and effectively.

As a result of the extensive digitisation of information flows, a substantial flow of paper documents has been joined by a flow of electronic documents that is increasing at an exponential rate. The third important trend in Software & Professional Services is the growing demand for complete solutions which are tailored to the needs of individual customers and which are replacing separate components.

Strategy Océ has succeeded in building up a good position in the market for output management systems with its Océ PRISMA tools. The top priority now is to expand the Océ PRISMA workflow solutions further together with external partners on the basis of open standards. In this area Océ is devoting special attention to the flexible integration of these systems within existing workflows.

In addition, Océ will work together with partners on the steady expansion of its output management systems into complete document management solutions in which reliability, productivity, durability, ease of use and a low total cost of ownership will play a central role.

Océ Business Services

Market position Océ Business Services operates in a distinct growth market: that for the out-sourcing of document management processes and print management activities. Its clients are medium-sized and big companies which concentrate on their core activities and wish to have other activities handled by the best provider of such services on the market. Over the past ten years Océ has grown to become one of the leading companies in this field both in Europe and in the United States.

Because of its close involvement with the customer’s document processes, Océ is able to act as a partner that offers the best possible expertise, not only for the practical execution of the processes, but also for integrated document management. Océ is one of the few specialists and trendsetters in this area. For Océ this activity means a strengthening of the relationship with the customer, on the one hand as a consultant who implements best practices, and on the other as a supplier of equipment and media. In doing this, Océ develops – depending on the needs and the situation on the spot – a series of specific activities which improve the quality, effectiveness and productivity of the document [management] process, whilst keeping the costs for the customer at the same level or even reducing them further.

Course of affairs in 2003 Although Océ also has many customers amongst medium-sized businesses, the expertise of the business group is deployed to optimum effect in the provision of services that cover a wide-ranging area, which means in companies of substantial size. This is where all aspects of Océ’s expertise can be effectively used in streamlined processes. An example of such an assignment is the agreement that was reached during the year under review with aircraft manufacturer Boeing. That company is outsourcing the management of its 28 central printing departments in the United States to Océ, an assignment which encompasses the entire Océ range: small and wide format, hardware and software.

The buoyant growth in services of this type that had been a feature of recent years was lower during the year under review as a result of a stronger focus on the provision of services that create more added value [United States] and on profitability [Europe]. The American organisation was further strengthened during the past year, with a greater emphasis on complete printing and document solutions. In Europe there has been a strong emphasis on margin and net income.

Autonomous revenues growth amounted to 4% [2002: 15%].

Trends The market for business services is still showing strong growth. This growth is the result of an increasing demand for the outsourcing of non-core activities.

Strategy During 2003 Océ intensified the focus on the profitability of its business services activities. This will be continued in the forthcoming years by improving the contract management process and by achieving synergies with the other parts of Océ. In cooperation with the Software & Professional Services business group, Océ Business Services will also be offering advanced solutions for complex problems. As before, the focus will continue to be on business processes in which printing plays an important role.

Developments in the markets | Wide Format Printing Systems

Results of Wide Format Printing Systems	x € million	2003	2002	changes as %	autonomous as %
	Revenues	862	1,021	–15.5	–7.5
	Non-recurring	245	300	–18.3	–10.3
	Recurring	617	721	–14.4	–6.4
	Operating income [EBIT]	55	96	–42.4	—

General

The strategic business unit Wide Format Printing Systems [WFPS] comprises three business groups: Technical Document Systems, Display Graphics Systems and Imaging Supplies.

Technical Document Systems is active on the market for wide format printers and output management software for technical applications.

Display Graphics Systems serves the market segments for indoor and outdoor advertising and other forms of graphic communication.

Imaging Supplies supplies print media throughout the world.

Technical Document Systems

Market position In the market for Technical Document Systems [TDS] Océ is active as a reliable supplier of wide format printers which are used in design engineering environments in the construction and manufacturing industry, utility companies and telecom businesses, transport and government services and in the professional print-for-pay environments of specialised repro businesses. Océ holds a strong, leading position in this market and has successfully maintained this, despite the strong competition and difficult economic circumstances. The company helped to pioneer the change-over of this sector to digitisation. This development opened up completely new possibilities, including the scanning of existing drawings [scan-to-file] and the distributed printing of centrally produced digital originals at, or close to the point where they are used. In its lengthy relationships with its customers Océ has set unique standards of innovation, quality, productivity and user-friendliness, combined with a high level of service world-wide.

Although the main thrust of the commercial activities is in Europe and the United States, Océ has for several years been successfully developing wide format activities in Japan. For this extensive market Océ has modified its most important machines to meet the specific wishes and requirements of their users. This means not only a fully ‘Japanese character’ display, but also adaptations to meet the requirements of specific Japanese formats and paper qualities.

Obviously, there is keen competition from Japanese companies, but by concentrating on those market segments in which Océ excels, the business is able to focus its efforts clearly in Japan. Océ strengthened its presence in Japan further during the year under review.

In China, a strongly growing market, Océ also has a solid foothold.

Course of affairs in 2003 Océ is market leader in the black-and-white wide format segment. An aggressive marketing approach and cost control bore fruit, just as they had done in the previous financial year. The total printing volume went up slightly and the number of printers installed in the mid volume segment increased.

In this market a distinct, albeit gradual migration is taking place from black-and-white to colour, at least for applications that lend themselves to the use of colour. Major users of wide format printers are sticking to black-and-white printing, especially for technical drawings for which no universal colour code has yet been developed or for printing big volumes on very productive machines. Océ also supported the migration to colour by introducing the Océ TCS 400. With this wide format printer Océ is building up a position in the colour segment. During the year under review the Océ range of TDS machines was given many new functionalities, including the application of the new Océ Power Logic Controller and various advanced print management software programs. In the

New products Wide Format Printing Systems in 2003

Product	Business group	Application
Océ Arizona 30-S	Display Graphics Systems	Colour printer for durable wide format outdoor advertisements on various media, such as advertising hoardings, theatre or shop banners and vehicle fleet marking.

Océ Arizona 500	Display Graphics Systems	High volume wide format colour printer for durable, light-fast outdoor advertisements.

Océ Arizona T220	Display Graphics Systems	Full colour flatbed inkjet printer for rigid and flexible surfaces up to a thickness of over 5 cm for printing advertising hoardings, exhibition materials and signposting.

Onyx PosterShop 6.0	Display Graphics Systems	The industry standard in modular software that enables control from various data environments for display graphic printers; incorporates new automated applications.

Océ TCS 400	Technical Document Systems	High-production wide format printer/copier for colour and black-and-white in industrial environments.

Océ Account Center	Technical Document Systems	Software that automatically generates account information for printing, copying and scanning on Océ TDS and TCS systems.

Océ Power Logic Controller	Technical Document Systems	New software version offers improved control and variation in document production processes, also via internet.

Océ Print Exec Workgroup	Technical Document Systems	Software that enables the printing process to be managed and controlled via selected internet sites up to and including the production of physical documents in architectural offices and in development and manufacturing environments.

Océ Engineering Exec 3.2 and 3.3	Technical Document Systems	Expansion of document archiving and print management software to include colour, internet and Japanese language options.

Océ Repro Desk Server 1.1 and 1.6	Technical Document Systems and Commercial Printing	Software that enables print shops and their customers to process assignments on the basis of various data standards.

Océ Plan Center 1.5	Technical Document Systems and Commercial Printing	Software package available to customers via internet, enabling digital print assignments to be channelled to various print shops via central servers.

development of this software effective use was made of the capacities of Océ organisations in Phoenix and Cleveland [United States] and Créteil [France]. Many of these functionalities can be added to equipment ‘in the field’, which therefore protects the substantial investments made in these machines.

Sales of the Océ TDS 800, the most productive machine in this segment, stagnated as a result of changing practices amongst users. Central print production is being increasingly replaced by distributed printing, with the result that the print volume is being transferred to smaller printers, such as the Océ TDS 400 and the Océ TDS 600.

In view of its complete range Océ is recognised in the market for wide format printing as the supplier that offers by far the widest range of hardware and software, as was recently confirmed by the leading American testing institute BERTL. Océ is therefore continuing to intensify its efforts on this market so as to expand its position further.

Trends The future of the TDS market is characterised by limited growth in black-and-white. Continuing digitisation is leading to a further decrease in the analogue printing volume whilst at the same time a shift is taking place from digital black-and-white to colour. As an increasingly better digital infrastructure becomes available to users, a shift is occurring from centralised to decentralised on-demand printing, which is creating a growing demand for mid volume and low volume printers.

Strategy Despite the limited growth in this market Océ intends to strengthen its position here further as well. As market leader in the TDS market in Europe and the United States, Océ will expand its position by means of focused marketing activities. In doing so, Océ will further extend its excellent portfolio of high-production printers.

A second major platform for growth is the planned introduction of a complete range of colour printers, starting with the Océ TCS 400 which was launched in 2003. Here, too, Océ stands out because of the high-quality, reliable and productive systems that it supplies.

To an increasing extent the printers will be supplied in combination with software and a growing number of services.

Display Graphics Systems

Market position The second wide format segment in which Océ is active is that for the colour printing of posters, banners, billboards and countless other wide format graphics applications for indoor and outdoor use. These applications, known as display graphics, constitute a market that has traditionally made use mainly of silk-screen printing techniques. Digital printing offers the possibility of producing high-quality prints quickly and efficiently in small print-runs and on highly diverse media. For some time now flatbed printers have also been available which can print entire display panels and other flat surfaces. Océ is one of the leading suppliers, offering a range of advanced machines.

Course of affairs in 2003 Revenues of the Display Graphics Systems [DGS] business group showed an overall decline during the year under review. This is attributable to the fact that this sector is dependent to a substantial extent on large-scale advertising. This market segment has been heavily hit by the stagnating economy. Inspite of this, Onyx Graphics, a leading world-wide producer of RIP software, booked excellent results during the year under review.

Trends The expectation is that the DGS market will grow strongly, driven on the one hand by a pick-up in the advertising spend and, on the other, by the replacement of traditional production methods by digital printing. The market is fragmented both on the side of the suppliers and on the side of the manufacturers. Further consolidation is therefore likely to take place.

Strategy In DGS Océ will strengthen its top-three position in the mid volume and high volume segment by leveraging its strong product portfolio and its extensive network of direct and indirect channels. When developing new products, the business group focuses on those segments which are expected to show most growth, notably the mid volume segment and the sector of flatbed printers. The business group will also concentrate on areas in which substantial synergies can be achieved with the TDS activities, in particular in terms of customers and technology.

Imaging Supplies

Market position Océ has a lengthy tradition as regards supplying media for printers and copying machines. Media still form an essential part of Océ’s total offerings, especially because of the highly precise interaction that is required between media and hardware. The expertise that Océ has built up in the area of media and its knowledge of the various markets are being used to supply specialised materials, such as those needed for CAD and display graphics media, which can also be used on competitor equipment. In addition, the range comprises a large number of articles that are specifically geared to the smaller formats that are mainly used in offices. For example, Imaging Supplies [IS] offers specialised materials for use on the Océ CPS 700 colour printer. As a supplier of white bulk paper, Océ holds a sizeable position in Europe. In the United States the main strengths of IS are in wide format CAD materials and in materials for display graphics.

Course of affairs in 2003 During the year under review the range was greatly renewed and strengthened, yet without any strong expansion of the total product assortment which currently comprises some 3,500 items. Océ has modern converting and packaging machines which are used to provide prompt service to the highly demanding market. New converting machines, packaging robots and efficiency improvements in production have boosted the capacity, whilst the costs have been reduced. This gives Océ the biggest converting activity in Europe.

In the course of the year the IS business group was able to further expand the size of its activities – and its market share – mainly in the wide format sector, although this did not lead to an increase in revenues due to a strong erosion of paper prices. In the United States the business group succeeded in further expanding its share in the display graphics market segment and in maintaining its leading position in wide format [CAD] materials.

Logistics are an essential aspect of the IS organisation. Whereas the performance had already been considerably improved in the previous financial year, delivery punctuality was boosted in 2003 to above 98.5%. As a rule Océ can deliver to customers on the day after the order was placed. New systems for stock control in various countries will also reduce logistics costs even further.

Trends The market for imaging supplies is highly competitive and fragmented. As a result, a process of consolidation has been under way for several years now. In addition, further optimisation of the logistics process is taking place within the industry.

Strategy The strategy of IS focuses primarily on the supply of high-quality specialistic media for wide format printers in both the TDS and the DGS segments. Besides this, support is provided for the DDS activities of Océ by supplying a complete and competitive range of small format media. High priority is being given to the further professionalisation of the level of operational excellence in the business group.

EXPERTISE
CUSTOMER SATISFACTION
SERVICE-ORIENTATION

We are involved with rapidly changing business processes and therefore the systems linked to these need to be continuously adapted. This is quite complex, but I see it as a real challenge. It makes considerable demands on our creativity and inventiveness. Océ is more than ever before focusing on its customers, which means that internal service providers like us have to meet increasingly higher demands.

I have no problem with this. On the contrary, it stimulates you to find ways of doing things better, more transparently and at lower costs. If one succeeds, this gives a feeling of satisfaction, knowing that you’re making a tangible contribution to the company’s success.

What appeals to me most about Océ is the way we all work together as a team on the basis of confidence in each others’ expertise. We all work hard to achieve our common goal: doing your best for the business, your product and, last but not least, for your customer. And, as I see it, the job or responsibilities that you hold make no difference to that basic drive.

Eva Sablik

Manager Corporate ICT Department

Critical success factors

Océ’s core values

Océ seeks to continually develop and improve the competencies of its employees and its organisation. As a result the company is and will continue to be able to meet the needs of a highly demanding customer base throughout the world. As a criterion for assessing the competencies of employees and business units, Océ applies seven core values. Océ as a company aims to adhere to these core values in its contacts with the market, with partners, with customers and with colleagues. In all their activities Océ employees are likewise expected to comply with the requirements that stem from these core values.

The results that are achieved form a basis for evaluating the performance of individual employees and also of teams. Via targeted communication campaigns the core values will be continually brought to the attention of all employees world-wide in the years ahead.

The seven core values require Océ employees to put the customer first at all times and to focus on achieving a clear-cut result in all their activities. The characteristic attitudes that are required are: innovative thinking, quality consciousness and entrepreneurial spirit. Océ employees are also recognisable by the following style characteristics: ethical behaviour and respect for human values.

Core values

[GRAPHIC] Focus Put the customer first

Be result driven

[GRAPHIC] Attitude Be quality driven

Be entrepreneurial

Be innovative

[GRAPHIC] Style Behave ethically

Show regard for human value

The human component: Océ’s employees

Océ’s employees have coped with a great many changes in recent years. Their working environment has been radically altered. Increasingly more often, individuals are being asked to tackle certain challenges, to acquire the skills needed to perform certain tasks and to develop their personal talents. At both local and corporate level the human resources policy is constantly being modified to bring it into line with the new assignments that these changes entail. To achieve a further reduction in the cost-price of machines, plans were developed towards the end of the year under review for part of the assembly and manufacturing activities to be relocated from Venlo to Central Europe and the Far East. The consequence of this is the loss of 175 jobs in Venlo. The assembly of machines will decline in importance as a core activity. Only where complex systems and strategic materials and components are involved Océ will continue to carry out the production activities itself.

Table 8

Distribution of employees by geographical area	2003		2002
	number	as %	number	as %
United States	8,969	40	8,730	39
The Netherlands	4,061	18	4,052	18
Germany	3,063	14	3,199	14
France	1,203	6	1,237	5
United Kingdom	1,041	5	1,122	5
Rest of Europe	2,903	13	3,069	14
Rest of the world	964	4	1,080	5

Total	22,204	100	22,489	100

Table 9

Distribution of employees by type of function	2003		2002
	number	as %	number	as %
Business Services	7,149	32	6,611	29
Service	4,327	19	4,617	21
Sales	4,140	19	4,376	19
Manufacturing & Logistics	2,514	11	2,809	13
Accounting and other	2,146	10	2,131	9
Research & Development	1,928	9	1,945	9

Total	22,204	100	22,489	100

Human resources policy The developments in the past few years in the area of personnel and organisation have underlined yet again the importance of a broad Océ human resources policy. The underlying mission of this policy is to support the achievement of the strategic objectives. Over the past two years this corporate human resources policy has been formulated and anchored within the organisation. This makes a direct contribution to ensuring that each change process and the achievement of the strategic objectives always take place simultaneously via three routes: products, processes and personnel. Throughout the entire organisation, both in the sales companies and in the manufacturing organisations, a system of competencies/performance management is being introduced as a framework for developing and achieving maximum performances by employees and teams. In each working environment a set of specific roles is determined. The competencies model, which is subdivided into behaviour, professional skills and business competencies, is supported by the e-learning project LearnLink which was introduced during the year under review and which is coupled to a competencies management tool. Employees have a substantial input of their own in competencies/performance management. Being successful depends not only on the competencies of employees but also on those of the management. High priority is therefore being given to the development of leadership abilities. During the year under review the foundations were laid for a corporate leadership programme, initially aimed at the top management level.

Attractive employer Océ wants to be an attractive employer world-wide and this also brought a higher level of pre-recruitment activities during the past year. These activities at universities and colleges of higher education have helped to strengthen the image of Océ on the labour market. In the Netherlands this results in a constant flow of job applications from well qualified candidates. Another important factor is that Océ has built an established reputation within educational institutions in Southern Germany, which means that the establishment in Poing is also attracting top talents. Océ is a good employer, offering modern, favourable employment conditions, short hierarchical lines and good career prospects for employees, also on an international scale.

Sustainable development

Océ and sustainable development Care for people, the environment and society is firmly rooted in the Océ culture. An important role is played by aspects such as health, ergonomics, working conditions, the assurance of product safety and the reduction of environmental impact. Océ is aware of the company’s role within society, also specifically within an international environment, with its wide variety of cultural backgrounds and customs. The basic rule is that Océ applies its code of ethics, even where this goes beyond local standards and customs.

Human rights Océ acts throughout the world fully in line with the high principles and standards that stem from a lengthy tradition of respect for people. This will be reflected in the explicit formulation of a human rights policy. Drawn up within the framework of the UN Global Compact, this policy will be aimed at clearly communicating Océ’s stance on human rights, both internally and externally. The policy will comprise a declaration on human rights, a description of the company’s responsibilities and a description of how compliance with the policy is monitored.

In the forthcoming years this policy will gradually be structured further in the form of concrete compliance rules for the entire chain of company activities, starting with the company’s suppliers.

The environment The attention for sustainable development is recognisable in the emphasis given to protecting the environment against possible adverse effects of production processes and the use of Océ products. This attention is wide-ranging: a life cycle analysis is carried out for the complete chain from product development, manufacturing, use and re-use through to the processing of waste and residual materials. The use of safe materials and processes is a pre-requisite and, where possible, durable components are re-used.

One of the basic principles in the development of machines is therefore design for re-use. From the very first design stage the maximum possibilities for re-using materials and components are chosen. When they are due for replacement, many of the machines installed on the market are returned to Océ where they are cleaned and dismantled. Components that are serviceable are re-used. Components that are no longer serviceable are separated by types of material and then processed safely by recognised recycling businesses.

Environmental performances are measured on the basis of environmental performance indicators. Each year these are analysed and compared with the objectives set out in the long-term strategy. These strategic objectives are focused on such aspects as the efficient use of raw materials and energy, increasing the recycling percentage and reducing the emission of waste materials, vapours and gases. These objectives also focus on reducing the use of packaging materials and on further reducing nuisance resulting from Océ’s activities and products.

Working conditions and labour relations Océ provides a safe and proper workplace. The health of employees takes priority. Much attention is paid to health and safety, not only of Océ employees but also of the employees of customers. Océ machines are designed to make allowance for human factors, since even the most complicated printing process is ultimately controlled by people. In the development of the products this leads at an early stage to attention for the well-being of the users of the equipment, resulting in an ever-wider series of prize-winning ergonomic designs.

Océ products are suitable for a broad group of users, and generally also for users with a physical handicap, whilst taking into full consideration the criteria set in the UN Government’s Section 508 ‘Accessibility Standards’.

Océ provides equal opportunities for all employees and makes clear agreements on working hours and salary. Océ does not tolerate child labour, also not on the part of its suppliers. Through training and education Océ ensures that employees are able to develop further and can therefore contribute towards achieving the company’s strategic objectives.

Océ is an advocate of open communication with employees, as is for example demonstrated via the European Works Council.

Society Océ has set out its basic principles with regard to society in the Océ Policy Principles. These have been made available to all employees. They are all expected to comply with them. The principles also comprise guidelines for employees with regard to integrity and social responsibilities.

Océ also supports cultural and sports activities. Each year the company supports young artists by purchasing works of art. In the area of sport Océ was one of the main sponsors of last year’s Special Olympics in Ireland, a sports event contested by athletes with mental limitations from all over the world. Each year Océ also provides support to a great many local cultural, charity and sports initiatives.

Progress In the year 2002 Océ started reporting on sustainable development in conformity with the guidelines of the Global Reporting Initiative [GRI]. In the first instance this change in the system of reporting is limited to Océ-Technologies B.V., the operating company in Venlo. This year the reporting will be combined with the social annual report and will be published as a report on sustainable development. The Dutch sales company, Océ-Nederland B.V., will also be covered by this reporting. In subsequent years the GRI reporting will also be applied throughout the group and will initially be extended in 2004 to include the production location in Germany.

To deal with matters of sustainable development a Sustainable Development Forum has been established. This forum reports direct to the chairman of the Board of Executive Directors and acts as a central point of contact. In addition, it concentrates on the further expansion of the group policy on sustainable development. More detailed objectives will also be formulated and the routes that should lead to improvements year by year will be mapped out.

Similarly, in the contacts with the financial world, sustainable development has meanwhile become an important subject across its full breadth, from the environment through to management integrity. During the year under review Océ was examined by sustainability analysts from SNS Asset Management and Dutch Sustainability Research. Research into the sustainability performances of industries in the technical sector revealed that Océ is one of the top companies in this area. Efforts are being made to improve this good position further.

Technology: Research & Development and Manufacturing

The value of Océ is determined to a large extent by the technology portfolio, the available know-how and the development potential. Although Océ is modest in size compared to its principal competitors, the company has its own exceptionally well developed technology portfolio. In all relevant disciplines the company has excellent technical specialists and a series of well equipped R&D and manufacturing facilities. This enables Océ to develop and manufacture machines, software and services which are of a high technological standard and which link up with the needs of their users. The latter is due in part to the fact that Océ has an extensive direct sales and service organisation. Via these routes a constant feedback of user experiences is available to the product developers. The product developers work in centrally steered project groups, consisting of the specialists in all the relevant disciplines from the business groups, R&D and the production units. In this way Océ ensures that the know-how, expertise and skills available within the business are optimally deployed in order to renew the range of offerings. Océ spends 6 to 7% of its revenues [2003: 7.7%] on R&D. Over 1,900 employees work in R&D, of whom 500 are involved in the development of software.

Broadly spread organisation The R&D activities are located in six countries. The R&D centre in Venlo concentrates on the development of cut-sheet and wide format printers and scanners, strategic supplies [toners and photoconductors] and software. In Poing [Germany] the R&D activities are concentrated on the development of high-speed, high volume printers and of software. In the United States the R&D activities in San José are focused on display graphics wide format colour printers. In Fiskeville [Rhode Island] the R&D department of Arkwright is the centre for the development of specialised carrier materials. In Créteil [France], Namur [Belgium], Konstanz [Germany], Cleveland, Salt Lake City and Phoenix [United States] and Tokyo [Japan] the company has R&D centres for the development of specialised software.

The manufacturing locations of Océ are to be found in Venlo [Netherlands], Poing [Germany], Prague and Pardubice [Czech Republic], in San José and Fiskeville [United States] and in Vancouver [Canada].

Basic technology Océ possesses a broad and strong technology portfolio, for printing both in black-and-white and in colour. This relates to products that have been developed fully in-house and are in various stages of their life cycle. Océ is able to work on the further development of a number of these technologies, whilst work is also actively conducted into new basic technologies.

One of these is the CopyPress printing technique, in which the toner image is pressed directly onto the paper. This unique technology ensures both a clear image and high reliability.

In addition, the organic photoconductor [OPC] has definitely proved its value, also for new applications.

In the area of colour Océ has the Direct Image Process [DIP], which forms the heart of the Océ CPS700 colour printer. Within the foreseeable future the successor to this printer will be introduced, including a new generation of colour toners. In the area of wide format colour Océ is working on the development of its own inkjet technology.

The company also offers advanced data recognition technology which enables the bulk processing of invoices. For the very high volume continuous feed products Océ holds a leading position in terms of its technology which is characterised by high reliability. These systems can be flexibly deployed for spot colour applications and for the printing of magnetically readable information. At the beginning of 2004 Océ announced a new, ultra high volume technology. This Colour Belt technology further enhances the print quality and offers a route towards the development of full colour applications. This introduction is yet another example of a technology unique to Océ.

Strategic materials Strategic materials form an essential aspect of Océ’s own technology. These materials comprise black-and-white and colour toners, organic photoconductors, process drums and silicone materials. In combination with the machines in which they operate and the related software, these materials create unique properties which clearly distinguish Océ’s products from those of its competitors.

Machines When developing new machines, Océ applies a number of key values: productivity, quality, ease of use, low total cost of ownership, reliability and environmental friendliness. In the area of the interaction between man and machine Océ has built up an excellent reputation. In parallel with this the development of systems is focused on the design of integrated operating concepts [Single Point of Operation], which enable the user to efficiently steer various elements in a document process.

Software Software plays an important role in the digital world. Not only embedded software, which primarily determines the functioning of the machines, but also – and more importantly – the software applications which give the machines added value for the customer. This involves increasing the flexibility and efficiency so as to keep the costs of the total process as low as possible.

Océ focuses in principle on two types of customers. On the one hand, the print-for-use customers, who are particularly interested in a drastic reduction of the costs relating to their core activities. Software is the key in this respect because it allows them to concentrate as much volume as possible on a single flexible printer which can be controlled in a simple way. On the other hand there are the print-for-pay customers for whom printing is the core activity, and one that has to generate maximum profit. For these customers Océ offers software that enables them to supply a competitive and flexible product that helps them to stand out from their direct competitors. This relates, for example, to the optimisation of the workflow so that the biggest possible output of high quality can be produced within a given period of time.

Océ has developed specialised software, which can be subdivided into workflow management packages, dedicated applications [especially pre-press and post-press and archiving], print servers and controllers. An ability to coexist with customer systems currently in use is an important basic principle during the development of such software.

Manufacturing and logistics At Océ the linkage between R&D and the manufacturing units plays a major role in the total production process. Certainly in the initial phase of production and in the period immediately after the launch of a product, cooperation between R&D, manufacturing and service is important for an efficient start-up of production.

However, manufacturing at Océ only consists to a small extent of the processing of raw materials into products. In the case of the machines most of the work is assembly work. A selected group of suppliers manufactures components and modules on the basis of accurate specifications. By contrast, production of the strategic materials takes place solely in the company’s own manufacturing facilities in Venlo. The start-up of the new plants that were opened during the previous financial year progressed favourably. In recent years various activities were set in motion to streamline the assembly processes and reduce production costs. To maintain Océ’s competitive strength, plans were drawn up at the end of the year under review to increase the production of modules and machines in Central Europe and to have simple wide format printers assembled in the Far East. In both cases Océ will buy in components locally either itself or via contract manufacturers and will then implement value engineering.

In recent years the logistics process has been radically improved. The concept of Direct Delivery has been implemented in Europe, the United States and Asia. Direct Delivery implies that Océ’s customers are supplied direct from continental configuration and distribution centres in response to each customer order. This has brought an improvement in delivery times, delivery reliability and cost control, whilst the reduction in inventory levels has also reduced the working capital requirements.

Océ’s partners

Cooperation with partners is an integral part of the Océ business model. By working together with partners, Océ can keep concentrating on its core capabilities and core activities and thus keep pace with its, mostly bigger, competitors.

Manufacturing Océ sources almost 95% of its components and machine modules from a group of selected suppliers. These suppliers are involved in product development at an early stage. Océ limits itself in principle to the product specification, whilst the partner is then responsible for an optimum price-to-quality ratio and for ensuring that the components can be used on an industrial scale as quickly as possible.

Product development In the earliest stage of product development Océ works together intensively with universities and other knowledge centres. This is a two-way traffic: not only does it give Océ continuous access to new know-how, but it also provides young scientists and scientific institutes with an insight into the latest technological developments. In later stages of product development Océ works together with technological and system specialists and with suppliers of printer technology and software. R&D assignments are also contracted out to public and private knowledge institutes, such as TNO in the Netherlands, the Fraunhofer-Gesellschaft in Germany and various universities throughout the world. The development of complete modules is also outsourced.

Distributors A totally different type of partnership has been set up between Océ and a limited number of carefully selected local distributors. This is done in regions in which Océ does not have its own direct sales organisation but also in those cases where distributors are specialised in a specific market segment. Since the Océ business model reserves a prominent position for the company’s own direct sales organisation, such commercial partnerships are limited as compared to those with other suppliers. In this way Océ develops a network of independent distributors to supplement its own sales and service organisation.

Leasing Océ has entered into a partnership with Telia Finans AB, which has taken over the Océ lease activities in Scandinavia.

In six big European countries De Lage Landen International B.V. is taking over Océ’s lease activities.

In the United States the construction that has been chosen is one in which a captive lease company sells the current and future lease contracts to a limited number of external partners [DLL Financial Services, Key Equipment Finance, Fleet Capital Leasing and Bank of America Vendor Finance]. Océ will be responsible for the invoicing and collection.

Capital

Océ has a strong balance sheet thanks to a lengthy tradition of financing its activities in a conservative way. On the assumption that 85% of the financing of lease debtors takes place using borrowings, hardly any loans are used for the financing of the commercial activities [see page 23 of this annual report].

The cash flow before financing activities [free cash flow] was also excellent in 2003 and amounted to € 328 million. Of this cash flow, € 80 million resulted from the sale of part of the lease portfolio to the vendor lease partners.

The positive cash flow will be used for the partial repayment of loans and for acquisitions.

Investments and acquisitions should also help to ensure that Océ grows in activities in which a profitable and leading position can be gained or further strengthened. These activities include high volume document and production printing, display graphics, business services and software and professional services. It is expected that acquisitions will contribute one-half to the targeted average revenues growth of 10% per year. Just as in the past, Océ will adopt a conservative approach. No investments will be made in activities or for such amounts that might jeopardise the company’s continuity.

Finance At the end of 2003 the interest-bearing loans amounted to € 549 million, a decrease of € 294 million compared to the end of 2002. This decrease is partly the result of active asset management.

The proceeds from the sale of the lease portfolio could be used to repay all loans and pay all deferred tax liabilities. However, this is not the optimal financing structure for a business that intends, partly via acquisitions, to grow by 10% per year. After the sale of the lease portfolio and on the assumption that the company is given an investment grade rating, it will be possible to raise a substantial amount of third-party capital. Océ seeks to keep group equity at a level of at least 30% of total assets. Despite the provision taken in 2003 for pensions under IFRS [€ 174 million net] and because of foreign exchange losses on equity [€ 67 million], this percentage was achieved [31%].

What appealed to me most when I bought my Océ shares in 2000 was the company’s strategic direction. That direction was clear, as was the important role that Océ gave to the digitisation of its machines. I believe that was the right choice. And, not so long ago, the tighter focus and the withdrawal from the smaller machines for which competitor activity is much too intense, those are also moves that I agree with. For me strategy is a crucial aspect. It has to be crystal-clear, it’s something I have to believe in. Personally, my roots are in the world of scientific instruments, so the products appeal to me as well. I spent ten years working for a big company that makes measuring instruments for analytical laboratories. And it’s also one of the basic principles of Warren Buffett: you can best invest your money in businesses that you understand. Océ is one of the stocks in the investment portfolio for my retirement, so I’m keeping an eye on the long term. The machines that Océ manufactures will always be an essential part of the production processes and, once the economy starts to pick up, customers will start to buy them again. And that in turn is bound to lift the share price.

Henk Stuurman

organisation consultant

Management aspects

Corporate Governance

Structure, policy and compliance Océ N.V. is an international holding company within the meaning of Article 153, para. 3b, of Book 2 of the Dutch Civil Code. This implies that shareholder rights are not restricted by the rules that are applicable in the Netherlands with regard to what is known as the ‘structure regime’.

Corporate governance is structured within Océ by the legislation, jurisdiction and codes of best practices in the countries in which the company performs its activities, such as the Sarbanes-Oxley Act which entered into force in the United States in July 2002.

The implementation of this legislation via SEC regulations and the adaptation of the corporate governance code that is in effect on American stock exchanges was started in 2003 and will last until 2005. Compliance with these regulations is hampered by the fact that they were primarily drawn up for American companies within the American jurisdiction, whilst it is not clear to what extent the regulations that publicly listed foreign companies already have to comply with in their country of establishment will be taken into account or recognised.

In the Netherlands the Tabaksblat Committee, named after its chairman, was set up in the spring of 2003 to bring the corporate governance code, which had been drawn up five years ago by the Peters Committee, into line with the requirements of today. A draft for a new code was published in July and on December 9, 2003 the definitive code, consisting of 21 principles and 113 best practice provisions, was published.

The Board of Executive Directors and the Supervisory Board of Océ subscribe to the basic principle that the Committee applied: a company is a long-term form of collaboration between the various parties involved. These parties, the stakeholders, are the groups and individuals that directly or indirectly influence [or are influenced by] the achievement of the company’s objectives, such as employees, shareholders and other providers of capital, suppliers and customers, but also government and civil society. The Board of Executive Directors and the Supervisory Board have overall accountability for achieving the right balance between these interests, generally with a view to ensuring the continuity of the company.

The code enters into effect as from the financial year that commences on or after January 1, 2004. For Océ this would mean that the code would only become applicable with effect from December 1, 2004. However, despite the short preparation time the Board of Executive Directors and the Supervisory Board of Océ have decided to apply the code as much as possible as from January 1, 2004 and to comply with the recommendation by giving an indication in the present annual report of the way in which the new code will be complied with.

On the basis of the information that has hitherto been provided in the annual report we now make a start on compiling a chapter that is devoted to the corporate governance structure, the company’s policy in this respect and to comply with the corporate governance code, whilst explaining as much as possible any departures from the best practice provisions; this is in line with what the Committee intended for the reporting on the next year.

This chapter has been placed on the agenda as a separate item for discussion at the General Meeting of Shareholders on March 2, 2004. An explanation is given below of the cases where the best practice provisions of the Dutch Corporate Governance Code are departed from. This relates to the following provisions in this Code:

II.1.1 Appointment period of a maximum of four years for executive directors.

II.2.1 and II.2.2 Grant of conditional options to executive directors and the performance criteria that have to be fulfilled.

II.2.7 Maximum severance pay for executive directors.

IV.1.1 Limitation of the right to make a binding nomination in cases of appointment and dismissal of executive directors and supervisory directors.

IV.1.2 Linking the voting right on financing preference shares to the fair value of the capital contribution.

IV.2.2 Composition of the Board of the Trust Office.

IV.2.8 Issue of proxies to the holders of depositary receipts for shares.

IV.3.1 Prior announcement of all IR meetings so that all shareholders can follow these in real time.

As regards the remaining best practice provisions of the Code, Océ has found that the majority of them are already being applied. In respect of the other provisions Océ will take steps to implement these to the extent that they are applicable to Océ, on the understanding that allowance will be made for existing and future legislation. It should also be noted that the provision in chapter IV.4 of the Code relating to Responsibilities of institutional investors does not form part of the responsibility of the Board of Executive Directors or the Supervisory Board.

Compliance with and application of the code Each year Océ will explain the main outlines of its corporate governance structure in the annual report and will submit any substantial changes in this to the General Meeting of Shareholders for discussion.

Board of Executive Directors

The Board of Executive Directors consists of four members who are appointed by the General Meeting of Shareholders. For each appointment the holders of the priority shares have the right to draw up a binding nomination, which can be cancelled by a resolution of the General Meeting of Shareholders that has been adopted by a majority of at least two-thirds of the votes cast, provided that such votes represent at least one-half of the issued share capital. If no binding nomination has been drawn up, the General Meeting is free in its choice. The Supervisory Board appoints the chairman of Board of Executive Directors and decides on the allocation of the tasks of the Executive Board members in consultation with the Board of Executive Directors. Regardless of the allocation of tasks the Board of Executive Directors acts as a body with collective responsibility.

The Board of Executive Directors currently consists of Messrs. R.L. van Iperen [chairman], J. van den Belt, R.E. Daly and J.F. Dix. An overview of their responsibilities can be found on page 113 of this annual report.

Best practice provision II.1.1 introduces the four-year appointment period for executive directors. This regulation does not correspond to the contractual situation of the executive directors currently in office. Océ will respect this contractual situation and will await future legislation in this area. For the payment in the event of involuntary dismissal Océ has to date applied a policy of paying an amount of compensation that is reasonable on the grounds of the contractual situation, social developments and case law. For such time as no change is made in the statutory regulation of the employment conditions for executive directors Océ also intends to continue to pursue this policy in future.

Remuneration of the Board of Executive Directors The Supervisory Board fixes the remuneration of the members of the Board of Executive Directors on the basis of the advice given by the Remuneration Committee. The remuneration policy is in conformity with market practice and is aimed at attracting and retaining highly qualified executives with the management skills required to run a publicly listed, internationally operating company that is active in the technology sector.

With effect from January 1, 2003 the Supervisory Board adjusted the remuneration package to ensure that it provides better support than before for both the short-term and the long-term objectives of the company. In this way the company seeks to create maximum value for all groups of stakeholders.

The remuneration package comprises the following components: basic salary, variable salary, Stock Option Plan and pension scheme. For the three Dutch members of the Board of Executive Directors the Dutch labour market is used as the reference point and, for the American Executive Board member, the United States labour market. The level and composition of the package is determined on the basis of a reference group of companies which are listed on the AEX or Midcap and which are similar to Océ in their size and complexity.

The overall package [basic salary and variable salary, Stock Option Plan and pension scheme] is determined on the basis of the average level within this reference group. The variable salary is regarded by the company as a very important component of the total package. The targets, to which the bonus and the granting of a large proportion of the Stock Options are linked, reflect the key elements that lead to value creation and the enhancement of shareholder value over the short and longer term. For this reason a substantial proportion, i.e. maximum 33% of the total cash remuneration for the Dutch members and maximum 46% for the American member of the Board of Executive Directors, is linked to the results that have been achieved.

The remuneration package consists of the following components:

•	Basic salary The level is equal to the average basic salary paid to directors of comparable companies in the Dutch and American markets respectively.

•	Variable salary A performance-related bonus scheme which supports both the short-term and the long-term objectives of Océ. This scheme has replaced the profit-sharing system which was based on the net income achieved for the financial year.

The targets set for the members of the Board of Executive Directors are related in part to the Group’s financial results, such as net income and ROA. In addition, they are linked to individual targets such as defining and implementing strategic plans, industrial policy and restructuring operations.

The extent to which the set targets have been achieved is partly determined on the basis of the annual financial statements as verified by the external auditor. The extent to which the individual targets have been achieved is determined by the Supervisory Board.

For an overview of the individual remuneration of the members of the Board of Executive Directors see pages 81 and 82 of the annual report. As at the end of the financial year the members of the Board of Executive Directors held no ordinary shares in Océ and no rights to options listed on the Euronext Options Exchange. With regard to the duration of the employment contracts of members of the Board of Executive Directors the policy applied by the company has been for these to be entered into for an indefinite period or for a specific period up to the normal date of retirement. The contracts are determinable subject to periods of notice of 60 days, or 6 months. As far as severance pay schemes are concerned, Océ applies the policy of paying a compensation that is reasonable in view of the contractual situation, developments within society and case law.

Stock Option Plan To support achievement of the long-term objective of Océ the Supervisory Board may grant options each year under the Stock Option Plan. This Stock Option Plan comprises a number of conditional options and a number of unconditional options. The number of conditional options ultimately granted is determined by the extent to which targets have been achieved over a period of three years as from the date of adoption of the Stock Option Plan. The target for the 2004 plan is an average annual growth of 10% in operating income per share for the three-year period from 2004 to 2006.

An overview of the unconditional options granted to the members of the Board of Executive Directors under the Océ Stock Option Plans can be found on page 99.

As far as the members of the Board of Executive Directors are concerned, the current option plan that is applicable to all top executives does not comply with the new criteria set in best practice provisions II.2.1 and II.2.2 A new plan for the Executive Directors in conformity with the Dutch Corporate Governance Code will be submitted to shareholders for their approval.

Pension scheme With effect from January 1, 2003 the pension scheme applicable to the Dutch members of the Board of Executive Directors was modified. Prior to that date the pension scheme was based on a defined benefit system. This was replaced on January 1, 2003 by a defined benefit system, which provides a maximum pension salary of € 237,952 in combination with a defined contribution system for the salary in excess thereof. The accrued pension entitlements up to January 1, 2003 will be maintained unchanged.

Mr. Daly has an entitlement to the pension system applied by Océ in the United States. An overview of the accrued pension entitlements can be found on page 82.

The related financing costs are shown on page 81. For members of the Board of Executive Directors the contractual retirement age is 62 years and for the chairman 60 years. No contractual arrangements have been made in respect of early retirement.

Supervisory Board

The Board of Supervisory Directors currently comprises six members who are appointed in the same way as the members of the Board of Executive Directors. The Supervisory Board supervises the policy of the Board of Executive Directors and the course of business in the company and the activities relating thereto. The Supervisory Board is supplied in good time by the Board of Executive Directors with all information that it requires for the performance of its task.

The Supervisory Directors appoint a chairman from amongst their midst.

Basic principles upon [re-]appointment Supervisory Directors are appointed by the Annual Meeting of Shareholders. They cease in any event to be a Supervisory Director after the close of the first meeting of shareholders that is held after they have reached the age of 70 years. Each year, as at the close of the Annual Meeting of Shareholders, at least one Supervisory Board member retires by rotation in accordance with a roster to be drawn up by the Board of Executive Directors. This provision is not applicable if in the interim the relevant Supervisory Board member has already resigned prior to such General Meeting.

If an interim vacancy occurs in the Supervisory Board, the Board can continue to function but a definitive filling of the vacancy should take place within twelve months.

Each Supervisory Director is appointed for a maximum period of four years, after which reappointment may or may not take place. If the relevant Supervisory Director would have to resign one year after the 4-year period, the reappointment is valid for five years.

A period of office amounts to at most twelve years, though an exception may be made for the [newly appointed] chairman or for a member who has a highly specific expertise provided that such is necessary in connection with such member’s succession.

Profile of the Supervisory Board In consultation with the Board of Executive Directors, the Supervisory Board has drawn up the following profile for its own composition. The Board consists of at least three and at most eight members. The members should operate independently of and critically with regard to each other, within a good relationship of mutual trust. They should be experienced in the management of an international, publicly listed company. The members should have sufficient time available to fulfil the function of Supervisory Director. As to ensure continuity a spread in ages is aimed at.

Endeavours are made to establish a broad representation of know-how and experience in one or more of the disciplines that are relevant to Océ, in particular: research and development [R&D], the production of advanced machines and materials, international marketing of high-value products and services, the environment, finance, government policy, human resources and social policy. This outline profile is periodically evaluated and adapted where necessary. In doing so, the factors that are taken into account include the developments in the nature and the size of the company and its business activities, the degree of internationalisation, and the extent of the specific risks over the medium and long term.

Composition of the Board of Supervisory Directors An overview of the current composition of the Supervisory Board and details about its members can be found on pages 111 and 112 of this annual report.

Supervisory Board committees In practice the following committees operate at Océ:

Selection and Nomination Committee This selects and nominates candidates for appointment as a member of the Board of Executive Directors and as a member of the Supervisory Board. This committee consists of Mr. J. Brentjens, Mr. F. de Wit and Mr. H. Pennings and as an advisory member the chairman of the Board of Executive Directors supported by the director Corporate Personnel & Organisation.

Remuneration Committee This committee advises the Supervisory Board on matters relating to the remuneration of the members of the Board of Executive Directors and monitors and evaluates the remuneration policy for the managing directors of the Océ Group. This committee consists of Mr. F. de Wit, chairman, and Mr. J.Brentjens.

It is supported and assisted in its work by the chairman of the Board of Executive Directors and by the director Corporate Personnel & Organisation. Decisions on the level of remuneration, the Océ Stock Option plans and the granting of stock options fall within the competencies of the entire Board of Supervisory Directors.

Audit Committee This committee has a supervisory task as regards monitoring the integrity of the company’s financial reports and as regards risk management. The committee was formally established in October 2002 and has its own charter, partly based on the requirements set in this respect under the American Sarbanes-Oxley Act. The members of this committee are Mr. L. Berndsen, chairman and financial specialist, and Messrs. P. Bouw and F. de Wit.

The committee met five times in 2003. Subjects discussed were the audit strategy, the budgeting process and the implementation of external and internal audit activities. There were also detailed discussions of the periodical financial reporting, including the relevant auditors’ statements and reports by the internal and external auditors, whilst the results of the internal and external controls were assessed. In addition, special attention was devoted to risk management and internal control, the introduction of IFRS, contributions to and justification of pension provisions and impairment of fixed assets. Furthermore, the reporting under US GAAP was extensively discussed, especially also in terms of its reconciliation with Dutch GAAP.

The experience that the Audit Committee has gained over the past year fits in well within the framework of the best practice provisions as are formulated in sections III.5.4 to III.5.9 inclusive.

Remuneration of the Supervisory Board In 1998 the General Meeting of Shareholders fixed the remuneration of the Supervisory Board at € 40,840 for the chairman and € 27,227 for the members. The remuneration for any financial year is automatically increased if the CBS Price Index figure for household consumption in September of the preceding year is at least 10% higher than the index figure that was last used as a criterion. This increase corresponds to the percentage increase in the most recently published index figure. No payments are made in respect of the membership of committees. For 2003 the remuneration amounts to € 45,355 for the chairman and € 30,904 for the members. The remuneration for the 2003 financial year of the present and former members of the Supervisory Board amounts to € 221,374 [2002: € 205,903]. As at the end of the financial year the members of the Supervisory Board held 2,969 ordinary Océ shares [2002: 2,969] and held no rights arising from options listed on the Euronext Options Exchange.

General Meeting of Shareholders

A General Meeting of Shareholders is held each year. Other meetings of shareholders may be held at the request of the Board of Executive Directors, the chairman of the Supervisory Board or two Supervisory Directors.

Shareholders who represent at least 10% of the company’s issued capital can convene a meeting. The agenda for the meeting is drawn up by the party that convenes the meeting. Shareholders too may submit proposals up to thirty days prior to the meeting. All shares carry a voting right pro rata to the nominal value of such shares. Resolutions are adopted by an absolute majority of votes unless a qualified majority is prescribed by law or in the company’s articles of association.

Capital and shares The company’s authorised capital consists of ordinary shares, priority shares and preference shares. For details of the composition of the authorised capital and an explanation of the various classes of shares in issue, see page 108 of this annual report.

In best practice provision IV.1.1 it is proposed that the right of the priority shareholder to draw up a binding nomination for the appointment of executive directors and supervisory directors should be limited. Océ does not intend to apply this provision. The right to draw up a binding nomination forms an essential part of Océ’s protective construction. The aim of this construction is to enable the company to protect itself against a hostile takeover, i.e. a takeover on which no agreement has been reached with the Board of Executive Directors and the Supervisory Board.

Océ can only operate optimally in a market in which a level playing field exists between the players. The players come from various jurisdictions, such as the European Union, where the absence of a level playing field in the area of anti-takeover measures became clear during the discussions on the introduction of the 13th Directive. In addition, they come from the United States, Central Europe and the Far East. Companies from these countries, too, generally have effective means of protection at their disposal. In order to continue operating in this market, Océ wants to maintain its protective construction, which was built up carefully in the past and with the approval of shareholders, so that the interests of all stakeholders can be scrupulously be kept in balance.

For such time as the legal framework permits this, Océ will continue to make use of this possibility. Unlisted depositary receipts for financing preference shares form part of Océ’s capital.

Upon the introduction of these depositary receipts careful attention was paid to the matter of the dilution of voting rights as compared to the ordinary shares. In connection with this it was decided at the time to opt for the issue of depositary receipts [‘certification’] and to opt for a composition of the board of the Trust Office in which one director is appointed by the meeting of the holders of depositary receipts, one by the Board of Executive Directors of the company, and three by the General Meeting of Shareholders.

Best practice provision IV.1.2 wants the voting right on financing preference shares to be based on the fair capital contribution. If this rule had been applicable at the time of issue in 1996, the voting right would have had to be multiplied by a factor of 6.25, which would simply have aggravated the problem of the dilution of voting rights. We therefore see no reason for applying this best practice provision.

Together with the board of the Trust Office a study will be made of the extent to which best practice provisions IV.2.1 to IV.2.8 inclusive may form a reason for making changes in the specific situation of these depositary receipts for financing preference shares.

Substantial Shareholdings Notification Act On the basis of the Substantial Shareholdings Notification Act [Dutch abbr. WMZ] which was introduced in the Netherlands in 1992 and which requires, inter alia, that shareholders must notify any holdings of more than 5% of the ordinary outstanding shares, the following holder of ordinary shares is known:

Internationale Nederlanden Groep [6.33%], notification February 28, 1992. Depositary receipts with limited cancellability for financing preference shares are held by: Rabobank Nederland [6.25%], notification May 31, 1996; Fortis N.V. [5.68%], notification May 10, 1999; and ABP-PGGM Capital Holdings N.V. [5.81%], notification June 14, 1999.

Proxy solicitation Since the 1980s American institutional investors have been making wide-scale use of proxies to participate in the decision-making at the General Meeting.

Since December 1999 it has been legally possible in the Netherlands to use a record date, which brings a considerable reduction in the period during which shareholders do not have their shares at their disposal because those shares have to be placed in deposit. To apply this record date a provision in the articles of association is required or an authorisation from the General Meeting of Shareholders for a maximum period of five years. Currently Océ has an authorisation until March 7, 2006. Upon the next alteration of the articles of association a change to this effect will be proposed. No use has yet been made of the authorisation that was granted.

Dividend policy Océ seeks to distribute about one-third of the net income attributable to holders of ordinary shares to this category of shareholders. This policy is based on the conviction that Océ will continue to grow. The resultant retention of two-thirds of net income then ensures that this growth can be achieved, whilst simultaneously maintaining the required balance-sheet ratios.

Issuing policy Each year the General Meeting of Shareholders is asked for its authorisation for the issue of shares and for the limiting or preclusion of the related statutory pre-emptive right. Each year this item on the agenda is accompanied by an explanation of the purposes and restrictions that the Board of Executive Directors and the Supervisory Board will abide by if they make use of the authorisation that has been granted.

Investor Relations [IR] policy and communication with shareholders Océ pursues an active IR policy aimed at providing shareholders with regular and extensive information about developments within the company. The CEO and the CFO are primarily responsible for relations with shareholders, other providers of capital, their intermediaries and financial journalists. For more detailed information about Océ’s IR policy see page 117 of the annual report.

Chapter IV.3 of the Dutch Corporate Governance Code deals with the provision of information to and logistics of the General Meeting of Shareholders. The IR policy is aimed at complying with the proposed best practice provisions. Sometimes, however, a principle or a best practice provision is worded in such a way that in practical terms it is impossible to comply with it to the letter. This applies to principle IV.3 in which the obligation to provide information in the first sentence is not subject to the restriction imposed by Article 92, para. 2, Book 2 of the Dutch Civil Code, and which requires equal treatment of those concerned, yet without adding that they must also find themselves in similar circumstances.

The same also applies to best practice provision IV.3.1 which stipulates that all IR meetings must be announced in advance and that it must be possible for them to be followed in real time by all shareholders by means of webcasting, telephone lines or other methods.

Risks and risk management

Market risks

The economic cycle Océ’s revenues originate from machine sales, software and professional services [non-recurring] and from service, materials, rental, interest and business services [recurring]. The non-recurring revenues are highly susceptible to fluctuations in the economy, whilst recurring revenues are mostly generated under longer term contracts and are therefore less affected by movements in the economic cycle. The split between non-recurring and recurring revenues in 2003 was 25:75.

This ratio means that when the economy stagnates or contracts, revenues will decrease less quickly. Yet it also means that when economic growth increases, revenues will not immediately increase to the same extent.

However, the longer term contracts, with the exception those for business services, are also related to the installed machine population and its use. The decline in the sales of machines over the past three years also led to an autonomous decrease in the recurring revenues in 2003. The time-lag between the sale of machines and the moment when they start to generate recurring revenues is estimated at 6-12 months.

On the cost side susceptibility to the impact of the economic cycle is limited by contracting out the manufacture of components and modules to third parties. In addition, some of the personnel in the production locations are hired in on a temporary basis, which brings increased flexibility. The logistics activities have also largely been outsourced.

On the other hand, R&D activities will also be increased in a declining economy whilst within the Océ business model the general administrative and selling expenses are flexible only to a limited extent.

The foregoing led to good results being achieved in a large number of sales companies in 2003, whilst under-utilisation losses were suffered in the manufacturing locations. For the total Océ Group this meant that, even in the macro-economically weak year of 2003, a net income [before impairment] was booked in each quarter.

Spread of revenues Océ’s strong technology base, the markets in which Océ operates and the company’s long-term relationship with diverse categories of customers ensure a spread of the risks. The revenues from service, rental, leasing and business services, as well as the sales of media and the geographical spread of sales help to create stability in the total revenue flow. On a geographical basis Océ’s revenues are spread between Europe [55%], the United States [38%] and the rest of the world [7%]. For Océ a balanced geographical spread of revenues and income is important, as it ensures that the company is not dependent on the results in a limited number of countries. In 2003 the results in the United States were not as good as in previous years. This was chiefly due to the weaker US dollar and keener competition. In Europe, however, the operating income of the combined sales companies exceeded that for 2002.

Competitive position In terms of size Océ is a relatively small player compared to its direct competitors. In various sub-markets, however, Océ holds a leading position. The difference in size between Océ and its main competitors has a direct influence on the company’s competitive position. Bigger companies with a larger R&D budget are, in theory, more resilient in the event of setbacks in product development. In view of Océ’s size, investments and acquisitions soon have a major impact on the results.

The answer to the above risks is to maintain a strong focus. Océ concentrates on those areas and activities in which, given the know-how and capabilities it possesses, it has the biggest chance of success. In the markets in which the company operates, endeavours are made to achieve a top-three position. In segments where this does not seem attainable, Océ only participates if this will also be possible on a profitable basis over the long term.

Océ’s competitive strength hinges on its ability to put distinctive systems on the market. This is the reason why Océ concentrates mainly on professional markets that set high requirements in terms of quality. It does this principally by offering technological concepts that it has developed itself. The most important elements of these are reliability, productivity, durability, ease of use, environmental friendliness and a low total cost of ownership. The year 2003 was a very successful one in terms of new products, as is described in this annual report under the activities of the strategic business units.

The Océ business model is founded on a differentiated, in-house technology portfolio in combination with the company’s own direct sales and service organisation. In total, about 15,600 Océ employees are in constant contact with customers: 4,100 in sales, 4,300 in service and 7,200 in business services.

The interaction between R&D and the direct sales and service organisation is crucial for the quality of the products and services.

Operational risks

Partners For Océ working together with third parties is an essential part of company strategy. In the case of production Océ fulfils an overall management function. Selected partners supply components and modules in accordance with specifications that have been precisely defined by Océ. These partners are involved in product development at an early stage. Some 95% of the components used in Océ products are manufactured in this way. An intensive interaction with the suppliers provides a guarantee of quality.

Strategic components such as process drums, organic photoconductors, silicone materials and toners are manufactured by Océ itself. At the moment final assembly work still largely takes place in the Netherlands and Germany. However, concrete plans have been developed to relocate parts of the manufacturing and assembly activities to Central Europe and the Far East in order to maintain the company’s competitive position. In connection with this relocation greater attention will be paid to the efficiency of the supply chain, whilst cooperation with external logistics specialists will be further intensified. Delivery reliability, delivery speed and costs will continue to be kept under control thanks to this close cooperation.

Health, safety and the environment Océ sets the highest demands as regards the safety and environmental aspects of its products. Before a product is released for production and sale, it should amply comply with the international requirements that are in force in the areas of safety and the environment. The safety and environmental risks during the production of machines and supplies are kept to a minimum in their size and nature. The company regularly conducts risk assessments and evaluations aimed at identifying potential risks and taking appropriate measures in good time. Priority is always given to the health and safety of Océ employees and those of its customers.

Technological risks

Research & Development [R&D] R&D is one of the critical success factors for the company. The development of new technologies and products takes between four and eight years. This means high levels of investment and minimum tolerance for failures or for the delayed introduction of new products.

Océ spends 6 to 7% of its revenues [2003: 7.7%] on R&D. In absolute terms this is still a substantially lower amount than a number of the company’s competitors spend on R&D. Océ must therefore maintain a tight focus on developing technologies that will be successful in the future and on entering into effective alliances with third parties.

The interaction between hardware and software is one of the major preconditions for ensuring a manageable document flow. The involvement of an R&D director, who has specific responsibility for the development of software products, ensures that hardware and software link up well with each other right from the very beginning of the development programme.

Product portfolio Océ’s product portfolio consists of black-and-white and colour printers and copiers for small and wide formats, scanners and software. The market for black-and-white printers has reached maturity. As a result product development focuses on aspects such as cost-price, total cost of ownership, operational reliability, environmental friendliness, ease of use and productivity. Major technological advances are not called for in the black-and-white sector; it is more a matter of optimising the existing technologies. Océ invests sufficient R&D resources to maintain and improve its competitive position in black-and-white. The most important future trends are the shift towards colour applications, high volume production printing and document management software. Most of the R&D resources are therefore devoted to these technologies.

The challenges for Océ are to optimise the effective timing of product launches, to improve the functionality and cost-price of machines and to offer advanced application software. In combination with business services and professional services, Océ is in the best possible position to offer total solutions for document management problems thanks to its range of hardware and software. In 2003 the company booked excellent successes in terms of harnessing this complicated interplay of disciplines to optimum effect.

Financial risks

Leasing During 2003 the outsourcing of the lease activities was further implemented. Outsourcing is done by placing new lease contracts direct with third parties, whilst the existing lease portfolio is being sold on a non-recourse basis. In the United States this is taking place via a captive lease company, Océ Financial Services, Inc. In Europe and the rest of the world it is being done by using vendor lease partners via a private label concept. After outsourcing, the services provided under the Océ name will be maintained so that customers notice as little as possible of this new way of working.

However, the decision to use private label programmes has meant that the outsourcing of the lease activities in Europe progressed more slowly in 2003 than had been anticipated. This was mainly due to the fact that within the Océ business model, it is necessary to keep track of the customer’s individual printing systems. In order to continue doing this, the outsourcing of leases to third parties calls for substantial changes in the information systems of Océ and of its vendor lease partners. During 2004 the IT requirement will be implemented and outsourcing of the main part of the lease portfolio will take place.

The outsourcing of the lease activities has the following financial consequences:

•	the return on assets [ROA] of the lease activities is currently between 7 and 8%. In view of Océ’s objective of 12% ROA, this is structurally too low;

•	the profitability [ROA/ROE] will increase as a result of the outsourcing of the lease portfolio;

•	the balance sheet will be shortened, which will create capacity for financing new, higher-yield activities;

•	the debtors risk linked to the lease activities will be eliminated;

•	leasing yields a very stable revenue flow. The volatility of Océ’s results may therefore increase;

•	the transfer of the lease activities will have the effect of depressing the net results. This effect will have to be offset by making effective use of the funds that are released;

•	in 2004 the effect of the lower lease revenues will be offset by book profits on the sale of existing lease contracts.

Foreign exchange risks/interest risks Océ achieves some 40% of its revenues within the Euro-zone and 60% outside it. Competing suppliers of relevance for Océ are mainly based in the United States and Japan.

The prices that Océ charges its customers for products and services are denominated in the customers’ local currency. The biggest possible proportion of the related costs is also incurred in that local currency. Since the manufacture and development of new products mainly takes place in the Euro-zone, a foreign exchange risk arises in respect of the flow of goods from the Euro-zone to countries outside this currency zone. At Océ these net currency flows [transaction exposure] are the subject of an active foreign exchange management policy. The foreign exchange management policy is implemented in close consultation with the Board of Executive Directors.

To control the effects of foreign exchange fluctuations on the margin over the short term, the transaction exposure is hedged up to a maximum of 80%. For many years it has been company policy always to manage the 12-months position of the US dollar and the pound sterling on a roll-over basis, with hedging being applied up to a maximum of the percentage mentioned above. At balance sheet date the contract value of the forward foreign exchange contracts was € 187.1 million. The policy that is pursued provides effective cover for the transaction risk over the coming 12 months. However, a continued strong euro would have a negative effect on Océ’s results in view of the limitation of the period during which hedging takes place. Currency translation exposures are not hedged, also not in respect of equity positions outside the Euro-zone. This risk is regarded as being an inherent part of doing business as a multinational company.

Interest risks relate to the possible mismatch in exposures to fixed-interest rates. Fixed-interest revenues are generated by lease and rental contracts, whilst fixed-interest charges arise from the financing of these contracts. The extent to which this risk is hedged depends on the desired risk profile. Efforts are made to achieve a ratio of 60-80% between the fixed-interest assets and liabilities.

Due to the outsourcing of the lease activities the interest risk will be significantly reduced.

The interest rate policy will be subjected to a thorough analysis in 2004 within the framework of the sale of the lease contracts during the year.

International Financial Reporting Standards [IFRS] As from financial years commencing on or after January 1, 2005 all European publicly listed companies have to report on the basis of IFRS. For Océ, therefore, IFRS will become compulsory as from the 2006 financial year. In 2003 a study was started into the differences between IFRS and the present Dutch accounting principles [Dutch GAAP] as well as into the consequences for [automated] processes and procedures. Since Océ is also listed on NASDAQ, as much convergence as possible is being sought with United States accounting principles [ US GAAP] in those cases where IFRS offer such an option.

On the basis of these analyses guidelines are being drawn up for the implementation of IFRS in all countries. New IFRS guidelines which do not conflict with Dutch GAAP will, where possible, be introduced straight away. At the beginning of the 2003 financial year Océ already introduced the IFRS standard for pensions [IAS19] under Dutch GAAP.

Based on the current results of the analysis and the status of the standards that are now in effect, Océ’s financial reporting under IFRS will be influenced by the accounting principles for pension liabilities, option plans, financial instruments and impairment. The consequences for other items [such as R&D expenditure] are currently being studied. Under IFRS a greater number of the assets and liabilities that were previously qualified as ‘off-balance sheet’ [financial instruments, for example] will be included in the balance sheet. Certain liabilities may also have to be classified in a different way than previously.

At this moment it is not possible to give an indication of the effects that the forthcoming changes will have. Potentially, however, the effects may be material.

Internal management and control systems

To provide as much certainty as possible with regard to the financial reporting and the operational controls, Océ applies the following internal control framework:

Océ policy principles These policy principles, which are reviewed at regular intervals, provide a high-level indication of the objectives of the Océ Group, how these have to be achieved, and the ethical criteria that should be observed. All Océ employees are obliged to comply with these principles.

Ethical code for senior financial officers This code which is addressed to all members of the Board of Executive Directors and to all senior financial executives within the Océ Group was drawn up in 2003. This code is more detailed than the Océ policy principles and focuses mainly on financial reporting.

Information Manual [IM] This manual contains a detailed description of the guidelines for financial reporting. The accounting principles for annual reporting [Dutch GAAP] as well as IFRS standards that have already been introduced are incorporated in the IM. Starting from the 2006 financial year Océ will report entirely in accordance with IFRS, but a number of standards will be implemented before that date. In connection with the filing in the United States, Océ also has to comply with US GAAP by submitting the 20-F Statement.

Strategic Plans These are translated into budgets for all parts of the Océ organisation [operational and non-operational]. These are evaluated in detail on a monthly basis by the strategic business units and on a quarterly basis by the Board of Executive Directors and are compared with the results actually achieved.

Influence of principal risk factors on results for 2004 [changes compared to 2003]	operating income	net income	x € million
Foreign exchange effect [€ 1 = 2003: $ 1.11; 2004: $ 1.25]	–35	–20
Outsourcing of leases [lease receivables decrease in 2004 by € 550 million]	*–30	*–10
Increase of 20% in non-recurring revenues	+50	+30

*	The book profit on the sale of the existing lease portfolio in 2004 has not been included in these results. The size of this book profit will largely or fully compensate for these results.

Internal and external audits Within the framework of control mechanisms and assurance processes an audit plan is drawn up each year, focused on the most important business processes and the related risks. This plan is implemented jointly by the internal auditor and the external auditor. The audits relate to the financial reporting and to the existence and functioning of operational policies and procedures. Both the internal and the external auditors make formal reports on this in the form of management letters. The findings of the internal and external auditors are discussed in the central and local Audit Committees.

Audit Committee [AC] This committee consists of 3 members of the Supervisory Board and ensures the independent monitoring of the process of risk management on the basis of the supervisory role fulfilled by the Supervisory Board. The AC focuses on the quality of the internal and external reporting, on the effectiveness of internal controls, and on the functioning of the external and internal auditors. The AC meets at least four times a year. The responsible financial executives and the external and internal auditors are generally invited to attend these meetings.

Internal Audit Committee [IAC] The IAC consists of the Board of Executive Directors together with the operational directors, the General Counsel, the Group Controller and the head of Internal Audit. Normally, the external auditors are also invited to join this committee. The IAC focuses in detail on the structure of the internal control framework, on how it functions and on the follow-up to the material observations that result from audits. This committee also discusses specific accounting issues and monitors the progress as regards implementation of the Sarbanes-Oxley Act and IFRS accounting principles. In view of the size of the operations in the United States an Internal Controls Committee [ICC] has been set up there as an extension of the IAC. The members of the ICC are the CEO and CFO of Océ-USA Holding, Inc. as well as the Presidents of the main operations, the General Counsel and the Internal Audit Manager in the United States, plus the CFO of Océ N.V. [who also chairs the ICC].

Disclosure Committee [DC] The DC consists of the Group Controller [chairman], representatives of all operational and non-operational parts of Océ, the General Counsel and the Chief Information Officer [CIO] of Océ N.V., the head of Internal Audit and the head of the Group Consolidation department. The DC advises the CEO and CFO of Océ N.V. on the quality of the internal controls and the financial reporting. The process that precedes this involves in-depth scrutiny and is also discussed in the Audit Committee [see above].

The DC also coordinates the implementation of Section 404 of the Sarbanes-Oxley Act. This relates to the quality of the financial reporting and of the process on which it is based. As from the 2005 financial year separate certification in respect of this will be issued by the CEO and CFO of Océ N.V. and by the external auditors.

Letter of Representation All Managing Directors and Controllers of the Group companies as well as all officers who report direct to the CFO of Océ N.V. sign a detailed declaration every quarter with regard to financial reporting, internal controls and ethical principles.

Whistleblowing Procedure This will be formally implemented during the course of 2004 so as to ensure that any infringement of the existing policy and procedures can be reported without the person who made the report experiencing any negative consequences as a result.

Venlo, January 29, 2004

The Board of Executive Directors

R.L. van Iperen, chairman

J. van den Belt

R.E. Daly

J.F. Dix

Looking at Océ many people see only part of our capabilities.

Through its lengthy experience, Océ is probably more than any other provider able to fully understand the customer’s problems in the field of document handling and production.

As a result, Océ distinguishes itself not only by producing highly innovative machines and software but also by providing complete printing solutions.

Océ’s contribution stems from a thorough analysis of the customer’s needs. On that basis we provide consultancy, hardware and software, training and service, using our own Océ experience and professional products, if necessary complemented with third party products. In the solutions arena it is of paramount importance to put the customer first, to be quality driven and to behave ethically. These are basic values and we have incorporated them in our activities as a strong basis for our offer to the market. In my view that is also the best way to help our customers protect their investments.

Giovanni Seno

CEO Océ-Italia S.p.A.

Annual Financial Statements

Consolidated Statement of Operations

	The figures [ ] refer to the notes	2003	2002	x € 1,000
	Total revenues [1]	2,769,263	3,176,143

	Cost-price	1,604,050	1,847,648

	Gross margin	1,165,213	1,328,495

	Selling expenses	623,660	704,847
	Research and development expenses [2]	208,321	212,830
	General and administrative expenses	183,226	184,747
	Impairment [3]	25,175	—

		1,040,382	1,102,424

	Operating income	124,831	226,071

	Financial expense [net] [4]	30,552	54,101

	Income before income taxes, equity in income of unconsolidated companies and minority interest	94,279	171,970

	Income taxes [5]	30,522	57,425

	Income before equity in income of unconsolidated companies and minority interest	63,757	114,545

	Equity in income of minority interests	90	279

	Income before minority interest	63,847	114,824

	Minority interest in net income of subsidiaries	2,385	2,293

	Net income	61,462	112,531

Earnings per share [6]	Net income per ordinary share	0.69	1.30	euro
	Diluted net income per ordinary share	0.69	1.29

Consolidated Balance Sheet November 30

Before net income appropriation	Assets	2003	2002	x € 1,000

Intangible fixed assets [7]		48,721	86,138

Tangible fixed assets	Property, plant and equipment [8]	430,527	458,852
	Rental equipment [9]	63,279	118,942

		493,806	577,794

Financial fixed assets	Minority interests [10]	2,535	2,902
	Financial lease receivables [11]	451,848	590,707
	Other long term assets [12]	106,503	99,109

		560,886	692,718

Current assets	Inventories [13]	310,404	345,588
	Accounts receivable [14]	927,406	1,093,163
	Prepaid expenses	24,330	29,557
	Cash and cash equivalents [15]	55,709	37,385

		1,317,849	1,505,693

Total assets		2,421,262	2,862,343

	Liabilities	2003	2002	x € 1,000
Group equity	Ordinary shares [16]	43,631	43,631
	Priority shares [17]	2	2
	Financing preference shares [18]	10,000	10,000
	Paid-in capital [19]	511,408	511,400
	Legal reserve [20]	592	1,295
	Translation differences [21]	–114,477	–47,879
	Other reserves [22]	200,147	139,800
	Net income	61,462	112,531

	Total shareholders’ equity	712,765	770,780

	Minority interest [23]	38,822	39,798

		751,587	810,578

Long term liabilities [provisions] [24]		596,104	636,762

Long term debt [25]		380,793	756,558

Current liabilities	Short term debt [26]	168,421	86,888
	Other liabilities [27]	242,402	267,696
	Accrued liabilities [28]	236,125	251,621
	Deferred income	45,830	52,240

		692,778	658,445

Total liabilities		2,421,262	2,862,343

Consolidated Statement of Cash Flow

		2003	2002	x € 1,000
Cash flow from operating activities	Net income	61,462	112,531
	Adjustments for:
	Depreciation	173,370	197,150
	Impairment	25,175	—
	Installed in rental equipment	–83,025	–106,884
	Divestments in rental equipment	67,747	77,181
	Financial lease receivables	45,347	–11,143
	Equity in income of minority interests	271	–3
	Result minority interest	2,385	—
	Long term liabilities [provisions]	–41,241	27,633
	Provisions for financial lease, inventories and trade accounts receivable	52,140	59,162
	Trade accounts receivable and other receivables	70,786	69,888
	Inventories	5,458	20,525
	Trade accounts payable	–31,342	4,901
	Net change in other working capital accounts*	–8,992	–4,687

Total cash flow from operating activities		339,541	446,254

Cash flow from investing activities	Capital expenditure:
	Intangible fixed assets	–11,497	–19,370
	Property, plant and equipment	–97,129	–115,936
	Other investments	–1,925	–4,635
	Divestments:
	Intangible fixed assets	94	—
	Property, plant and equipment	16,599	14,684
	Acquisition of minority interests	–17	–23
	Disposal of minority interests	5	930
	Sale of financial lease portfolio	79,768	70,800
	Disposals/acquisitions [net of cash]	2,379	–55,008

Total cash flow from investing activities		–11,723	–108,558

* See page 75 for the specification of net change in other working capital accounts.

		2003	2002	x € 1,000
Cash flow from financing activities	Long term debt:
	Proceeds from long term debt	9,116	132,904
	Repayment of long term debt	–329,623	–123,635
	Borrowings and current portion of long term debts	81,727	–300,386
	Repurchase of shares	–924	–6,047
	Dividends paid	–51,963	–52,336
	Minority interest	–3,361	–1,004
	Other	—	–5,320

Total cash flow from financing activities		–295,028	–355,824

	Translation differences	–14,466	15,380

Changes in cash and cash equivalents		18,324	–2,748

Cash and cash equivalents at start of financial year		37,385	40,133

Cash and cash equivalents at end of financial year		55,709	37,385

Specification of net change in other working capital accounts:	2003	2002	x € 1,000
Prepaid expenses	5,138	410
Income taxes	12,205	24,896
Value added taxes, social security and other taxes payable	2,929	–1,176
Pension liabilities	–2,395	–3,779
Other liabilities	–3,229	–24,551
Accrued liabilities	–17,037	–5,146
Deferred income	–6,603	4,659

Balance	–8,992	–4,687

Summary of Significant Accounting Principles

Introduction

The following summary of significant accounting principles is intended as a guide in interpreting the financial statements. Compared to the previous financial year, the accounting principles have undergone the following changes to bring them into line with international regulations. With effect from this financial year the pension liabilities are reported in accordance with the method prescribed by International Accounting Standard 19. This method leads to a more transparent reporting and reduces the volatility of the pension costs. In International Financial Reporting Standards [IFRS] the ‘projected benefit’ principle is used, which takes into account such factors as future salary increases. In connection with this accounting standard an additional provision has been made and charged to shareholders’ equity. The pension costs and liabilities were previously reported on the basis of local pension schemes.

In contrast to previous years the final dividend for ordinary shareholders has no longer been included as a liability in the balance sheet. Comparative figures have been restated in the balance sheet as at November 30, 2002. In cases where the expected cash flows are of a long-term nature a number of provisions have been valued on the basis of their net present value. In previous years valuation took place on the basis of nominal value. Since the effect of this change is very limited, the comparative figures have not been restated.

The Group’s financial year commences on December 1 and closes on November 30 of the subsequent year.

Principles of consolidation

The consolidated financial statements comprise the financial data for Océ N.V. and its Group companies. The financial data of subsidiaries are fully consolidated; the minority interest is stated separately. Joint ventures are consolidated pro rata. A company is considered to be a Group company if Océ directly or indirectly holds a majority controlling interest in it. As from the date of acquisition the financial position of the relevant company is included in the consolidation.

Where the acquisition cost is higher than the net asset value determined on the basis of our accounting principles, then the intangible fixed assets have been capitalised with effect from December 1, 2000. Previously the intangible fixed assets were charged directly to Shareholders’ equity.

The principal companies affiliated to the Group are listed on pages 115 and 116 of this report. A number of affiliated companies of minor importance have been omitted by virtue of the provisions of Article 379, para. 2c, Book 2 of the Dutch Civil Code.

Balance sheet items of Group companies are translated into euro. As the opening shareholders’ equity and movements in equity during the year are recalculated on the basis of the closing exchange rate at the end of the reporting period, differences arise as compared to the calculation based on the exchange rate used for the previous period. Such differences are charged against or added to Shareholders’ equity [under translation differences].

Statements of Operations items of Group companies are translated into euro at the average exchange rate during the reporting period. The result calculated on this basis differs from that calculated on the basis of the closing exchange rate for the end of the period. This difference is debited or credited directly to Shareholders’ equity [under translation differences].

Consolidated Statement of Operations

Foreign currencies Transactions denominated in foreign currencies are included at the exchange rate applicable at the moment when the transactions took place.

Total revenues These are the proceeds from the sale of goods and services to third parties, excluding turnover taxes. Receipts from sales also include the receipts from the financial leasing contracts concluded during the financial year. Interest income arising from these contracts is included under total revenues. Receipts from rental and service contracts for equipment are included in revenues as far as they relate to the reporting period. Where rental and service contracts have been invoiced in advance, the relevant amounts are shown in the balance sheet under ‘Deferred income’.

Costs Consumption of raw materials and other cost items are based on historic costs. Depreciation on fixed production assets is charged at a fixed percentage of the acquisition value of the relevant asset. Depreciation on rental equipment is charged at a fixed percentage of the all-in manufacturing cost. Government contributions to operating costs are deducted directly from these costs.

Research and development expenses Research costs are charged direct to the results. Product development costs are capitalised if they comply with the relevant criteria.

Development credits and subsidies Development credits received from the government are subject to a contingent repayment liability. This contingent liability, to which a contractual mark-up is applied each year, is not included in the balance sheet. According as the relevant projects prove successful, the liability ceases to be contingent in nature and a real liability arises. Subsidies received from the government are deducted from the related costs in the year of the entitlement thereto.

Financial expense [net] Besides interest received and interest paid, expenses relating to the raising of loan capital are also included here. The effects of interest rate instruments and interest on loans are also included under this heading.

Income tax This is calculated on the commercial results at the rates applicable in the various countries. This method implies that provisions are made for deferred income taxes. The entitlement to loss compensation is taken into consideration in so far as there is a reasonable expectation that it can be realised. Allowance is made for non-offsettable dividend withholding tax at the moment of dividend distribution by an affiliated company.

Earnings per share Earnings per ordinary share are calculated by dividing the net income attributable to holders of ordinary shares by the average number of ordinary shares outstanding during the year. In making this calculation the ordinary shares bought in by the company are deducted from the number of ordinary shares outstanding.

To calculate the average number of outstanding shares on the basis of full conversion, the basis is formed by the weighted average number of shares in issue and the potential increase as a result of conversion and outstanding options. The assumption applied for the conversion arising from convertible debenture loans is that these are converted in full. An adjustment is also made to net income to eliminate interest charges, whilst allowing for the effect of taxation. The calculation of the increase arising from options is based on the value of the options granted, i.e. the number of options times the exercise price, divided by the average share price during the financial year. This increase is only applied if the average share price is higher than the exercise price of the options upon grant. In making this calculation no adjustment is made to net income.

Consolidated Balance Sheet

Assets and liabilities are included at face values, unless stated otherwise.

Foreign currencies Receivables and payables denominated in a foreign currency are translated into local currency at the exchange rate ruling at year end. The exchange rate differences, including results on forward exchange contracts relating to loan exposures [inter-company], are recorded direct on the Statement of Operations. The differences relating to operational cash flows, including those arising on the relevant forward exchange contracts, are also included in income.

Intangible fixed assets Intangible fixed assets are valued at acquisition or manufacturing cost. Goodwill and other intangible fixed assets arising upon the acquisition of participations are written off on a straight-line basis over their estimated economic lifetime, subject to a maximum of twenty years. Software developed and purchased for internal use is capitalised and written off over a period of three or five years after first use provided it complies with the relevant criteria. Intangible fixed assets are reviewed each year to assess whether any impairment has occurred, after which they are included at their realisable value. The realisable value is the higher of the direct or indirect market value.

Product development costs are capitalised if they comply with the relevant criteria.

Property, plant and equipment ‘Property, plant and equipment’ are valued at acquisition value, less cumulative depreciation. Depreciation is provided for according to the straight-line method based on the expected useful lifetime of the relevant asset. Depreciation of specific pieces of equipment used for the manufacture of machines takes place pro rata to the expected number of units to be manufactured. ‘Property, plant and equipment’ are assessed as to a possible impairment, after which they are included at their net current value. The realisable value is the higher of the direct or indirect market value.

Rental equipment These are valued at the all-in cost less cumulative depreciation on a straight-line basis.

Minority interests These are included at the attributable net asset value, calculated where possible on the basis of the valuation principles applied in these Financial Statements.

Financial lease receivables These comprise the long-term receivables and residual values in respect of financial lease contracts. They are valued at the present value of the contracted receivables, taking into account the risk of non-collectability.

Other long term fixed assets These comprise assets such as mortgage debtors, cash advances and guarantee deposits as well as deferred tax benefits. These are included at nominal value, after taking into account the risk of non-collectability.

Inventories Purchased inventories are valued at purchase price, plus any additional costs, by the First-in-First-out method. Inventories of finished and semi-finished products and spare parts are valued at manufacturing cost inclusive of a surcharge for indirect costs related to the manufacturing, no interest being charged. The risk of obsolescence is allowed for. Results arising from transactions between group companies are eliminated in consolidation.

Accounts receivable Trade debtors, financial leases, other debtors and amounts receivable from minority interests are shown at face value less an allowance for bad and doubtful accounts.

Minority interest The minority interest in Group companies is included at the net asset value determined in accordance with the valuation principles used in these Financial Statements.

Long term liabilities [provisions] The provision for deferred income taxes is calculated on the differences between valuation of assets and liabilities for commercial and tax purposes, based on the effective rate of income tax in the various countries and is stated at face value.

Deferred tax claims are included to the extent that they are considered to be realisable.

Pension liabilities exist both under ‘defined contribution’ schemes and under ‘defined benefit’ schemes. Both in the Netherlands and in most other countries the latter schemes are mostly insured by external funds. In the case of a defined contribution scheme the contribution is booked as a charge in the year to which it relates. In defined benefit schemes the costs are calculated according to the ‘projected unit credit’ method.

In this method the pension costs are charged to the Statement of Operations over the expected service life of the employees. All actuarial gains and losses are charged to the Statement of Operations over the remaining periods of service. These calculations are made each year by qualified actuaries. The pension liabilities are calculated as the net present value of the estimated future cash outflows, whilst applying an interest rate that corresponds to the interest rate for government bonds having the same future maturity dates.

This system has been applied as from December 1, 2002, whilst the difference as compared to the accounting principles previously used has been charged to Shareholders’ equity after making allowance for the tax consequences. The provisions shown hereafter are included at the nominal value of the costs that are expected to be needed to settle the liabilities; in cases where the time-based value of money has a material effect, valuation takes place on the basis of the net present value.

The provision for non-activity schemes relates to employees who have opted to make use of such a scheme.

The restructuring provision relates to costs connected with the reorganisation of business activities.

Other long term liabilities [provisions] relate among other things to [legal] proceedings and guarantee commitments.

Long term debt This relates to liabilities that fall due after more than one year.

Current liabilities These commitments comprise liabilities falling due within one year.

Commitments and contingent liabilities not stated in the balance sheet These are commitments and contingent liabilities arising from contracts, mostly of more than one year [leasing contracts, rental contracts, capital expenditure commitments, repayable development credits, financial instruments, etc.].

Consolidated Statement of Cash Flow

The Consolidated Statement of Cash Flow has been drawn up on the basis of the indirect method. This statement is derived from the movements in the Consolidated Balance Sheet. In the event of a major acquisition, however, the acquired net asset value, net of cash, is shown separately. Foreign currency translations have been eliminated from the changes in the balance sheet items as they do not give rise to a cash flow. As a result, the changes in the cash flow statement cannot be derived directly from the changes in the relevant balance sheet items. The movement in the portions of long term debt falling due within one year is shown under ‘Long term debt: repayment of long term debt’.

Notes to the Consolidated Statement of Operations

Segmental information

Business segmentation	x € million	Wide Format Printing System		Digital Document Systems		total
		2003	2002	2003	2002	2003	2002
	[1] Total revenues	862	1,021	1,907	2,155	2,769	3,176
	Operating income	55	96	70	130	125	226
	Net income	30	53	31	60	61	113
	Assets	674	807	1,747	2,055	2,421	2,862
	Liabilities	391	501	1,279	1,550	1,670	2,051
	Shareholders’ equity	283	306	468	505	751	811
	Investments*	24	38	82	112	106	150
	Depreciation	32	32	125	150	157	182
	Amortisation	6	4	11	11	17	15
	Impairment	11	—	14	—	25	—

Geographical segmentation	x € million	total revenues		assets		investments
		2003	2002	2003	2002	2003	2002
	United States	1,046	1,298	626	884	23	35
	Germany	335	371	434	460	17	18
	The Netherlands	284	278	626	624	39	75
	United Kingdom	183	238	140	237	5	—
	France	199	209	163	178	5	3
	Rest of Europe	519	554	333	364	14	14
	Rest of the world	203	228	99	115	3	5

	Total	2,769	3,176	2,421	2,862	106	150

Development of total revenues and gross margin	x € million	total revenues		cost-price		gross margin
		2003	2002	2003	2002	2003	2002
	Proceeds from sales	1,553	1,792	944	1,077	609	715
	Proceeds from rental and service	1,119	1,267	660	771	459	496
	Interest from financial leases	97	117	—	—	97	117

	Total	2,769	3,176	1,604	1,848	1,165	1,328

* Investments in intangible and tangible fixed assets.

Exchange rates of a number of currencies of importance to Océ		average rate in euro		balance sheet rate in euro
		2003	2002	2003	2002
	Pound sterling	0.68	0.63	0.70	0.64
	American dollar	1.11	0.93	1.20	0.99
	Australian dollar	1.75	1.72	1.65	1.77
	Swiss franc	1.51	1.47	1.55	1.48
	Japanese yen [10,000]	130.14	117.12	131.25	121.76

	Expenses		2003	2002	x € 1,000

Depreciation	Intangible fixed assets		16,542	14,927
	Property, plant and equipment		91,977	94,934
	Rental equipment		64,851	87,289

			173,370	197,150

Payroll expenses	Wages and salaries		999,474	1,076,679
	Social security		201,239	212,112
	Pensions		70,202	57,848

			1,270,915	1,346,639

	The individual remuneration of the members of the Board of Executive Directors in function this year is:

	periodic pay	performance related pay over 2003	total	pension contributions	in euro
R.L. van Iperen	603,069	60,000	663,069	494,706
J. van den Belt	404,014	45,000	449,014	175,312
R.E. Daly	447,071	134,121	581,192	5,400
J.F. Dix	452,810	67,500	520,310	209,153

The performance related pay for 2002 worked out slightly higer than was shown in the previous annual report. For Mr. R.L. van Iperen this was € 13,629 and for Messrs. J. van den Belt and J.F. Dix € 2,598 each.

The remuneration costs and pension scheme contributions of former Executive Board members are nil [2002: nil].

The performance related pay is established as set forth on page 58.

Under the Océ Stock Option Plan 2004 81,000 unconditional options were granted to the members of the Board of Executive Directors [2003: 181,000 units]. A table showing the interests of the Executive Board members in the option plans can be found on page 99 of this annual report.

At the end of the financial year the members of the Board of Executive Directors held no ordinary shares in Océ [2002: nil] and no rights to options listed on the Euronext Options Exchange.

amounts in euro	age on 30-11-2003	final pension age	increase in accrued entitlement 2003	accrued pension rights as at 30-11-2003	capital build-up in defined contributions scheme as at 30-11-2003
R.L. van Iperen	50	60	12,266	202,335	70,465
J. van den Belt	57	62	4,943	31,866	62,236
R.E. Daly	56	62	—	—	—
J.F. Dix	57	62	10,444	183,538	63,261

Pension entitlements The table above shows the accrued pension entitlements of the members of the Board of Executive Directors currently in office and the pension amounts that would be paid to them annually on the basis of their years of service as at the end of 2003. With effect from January 2003 the pension scheme for members of the Board of Executive Directors was converted from a defined benefit scheme into a hybrid scheme [defined benefit plus defined contributions scheme].

The remuneration for the 2003 financial year of the present and former members of the Board of Supervisory Directors amounted to € 221,374 [2002: € 205,903]. The remuneration for the Board of Supervisory Directors is fixed at € 45,355 for the chairman and at € 30,904 for the members, in conformity with the scheme set out on page 60. At the end of the financial year the members of the Board of Supervisory Directors held 2,969 ordinary shares in Océ [2002: 2,969] and no rights to options listed on the Euronext Options Exchange.

		2003	2002	x € 1,000
[2] Research and development	Total expenditure on research and development	212,276	214,595
	Development credits repayable and net subsidies received	–3,955	–1,765

		208,321	212,830

[3] Impairment	Impairment of intangible and tangible fixed assets	25,175	—

	Assessment of possible impairment takes place at the level of the business groups that form part of a business unit. For Practical Print Solutions this is done at company level, as this operation is still a cash flow generating unit. Since the positive cash flow is lower than previously expected, the value of the intangible fixed assets has been reduced to the expected lower indirect market value.
[4] Financial expense [net]	Interest and similar income items	–5,753	–4,422
	Interest charges and similar expenses	34,589	56,751
	Other financial expenses	1,716	1,772

		30,552	54,101
[5] Taxation	A reconciliation of the Dutch statutory income tax rate to the effective income tax rate is set out below:
	Dutch statutory tax rate	34.5	35.0	per cent
	Non-deductible expenses	6.6	1.7
	Foreign tax rate deviating from the Dutch tax rate	–4.8	2.1
	Tax credits	–3.3	–1.9
	Change valuation allowance	–1.7	–4.5
	Other	1.1	1.0

	Effective income tax rate	32.4	33.4

		2003	2002	x € 1,000
[6] Earnings per share	Net income attributable to holders of ordinary shares	57,911	108,980
	Weighted average number of ordinary shares outstanding [x 1,000]	83,409	84,086	shares
	Net income per ordinary share	0.69	1.30	euro

	Net income attributable to holders of ordinary shares	57,911	108,980
	Interest costs of convertible loans [net]	300	322

	Net income based on full conversion	58,211	109,302

	Weighted average number of ordinary shares outstanding [x 1,000]	83,409	84,086	shares
	Adjustment for assumed conversion	729	568
	Adjustment for options	30	125

	Weighted average number of ordinary shares outstanding on the basis of full conversion [x 1,000]	84,168	84,779

	Net income per ordinary share on the basis of full conversion	0.69	1.29	euro

	Employees by category	2003	2002	number
	Business Services	7,149	6,611
	Service	4,327	4,617
	Sales	4,140	4,376
	Manufacturing and Logistics	2,514	2,809
	Accounting and other	2,146	2,131
	Research and Development	1,928	1,945

	Number of employees at November 30	22,204	22,489

	Average number of employees	22,346	22,480

Notes to the Consolidated Balance Sheet

[7]	Intangible fixed assets x € 1,000	goodwill	software	technology	customer base	trade marks and other	total
	At December 1, 2002

	Acquisition value	31,687	41,709	8,112	13,324	5,731	100,563
	Accumulated depreciation	3,181	6,866	1,544	2,238	596	14,425

	Book value	28,506	34,843	6,568	11,086	5,135	86,138

	Movements in book value:
	Expenditure	—	10,212	696	589	—	11,497
	Divestments	—	94	—	—	—	94

	Net investments	—	10,118	696	589	—	11,403

	Acquisition of participations	—	—	—	—	—	—
	Accumulated amortisation	2,701	10,189	1,468	1,650	534	16,542
	Impairment	13,530	—	900	8,351	–	22,781
	Foreign currency translations	–2,893	–3,639	–978	–1,153	–834	–9,497

	At November 30, 2003	9,382	31,133	3,918	521	3,767	48,721

	Acquisition value	28,087	47,312	7,399	11,669	4,756	99,223
	Accumulated amortisation	18,705	16,179	3,481	11,148	989	50,502

	Book value	9,382	31,133	3,918	521	3,767	48,721

The estimated useful lives of the various classes of assets are as follows:

goodwill: 10 to 20 years;

software: 3 to 5 years;

technology: 5 to 10 years;

customer base: 6 years;

trade marks: 10 years;

other: 3 years.

[8] Property, plant and equipment	Tangible fixed assets x € 1,000	property and plant	production equipment	other fixed assets	under construction and prepayments	not in production process and investment property	total
	At December 1, 2002
	Acquisition value	326,226	432,621	417,387	46,781	19,978	1,242,993
	Accumulated depreciation	142,813	321,595	304,376	83	15,274	784,141

	Book value	183,413	111,026	113,011	46,698	4,704	458,852

	Movements in book value:
	Expenditure	17,663	38,384	64,693	–24,529	918	97,129
	Divestments	518	2,721	9,496	2,933	931	16,599

	Net expenditure	17,145	35,663	55,197	–27,462	–13	80,530

	Acquisition of companies	—	–21	–112	—	—	–133
	Depreciation	10,061	33,221	48,310	—	385	91,977
	Impairment	600	1,794	—	—	—	2,394
	Foreign currency translations	–3,094	–4,368	–5,873	–944	–72	–14,351

	At November 30, 2003	186,803	107,285	113,913	18,292	4,234	430,527

	Acquisition value	338,104	434,134	431,341	18,292	19,048	1,240,919
	Accumulated depreciation	151,301	326,849	317,428	—	14,814	810,392

	Book value	186,803	107,285	113,913	18,292	4,234	430,527

The estimated useful lives of the various classes of fixed assets are as follows:

property and plant: 20 to 50 years;

production machines: 8 to 10 years;

equipment: 3 to 10 years;

vehicles: 4 or 5 years.

The above book value contains an amount of € 9.3 million for financial leases [2002: € 11.0 million].

		2003	2002	x € 1,000
[9] Rental equipment	At December 1, 2002/2001
	Cost	469,131	551,656
	Accumulated depreciation	350,189	372,503

	Book value	118,942	179,153

	Movements in book value:
	Installed on rental	83,025	106,884
	Divestments	–68,590	–77,181
	Depreciation	64,851	87,289
	Foreign currency translations	–5,247	–2,625

	At November 30	63,279	118,942

	Cost	364,469	469,131
	Accumulated depreciation	301,190	350,189

	Book value	63,279	118,942

	The estimated useful life of the various types of machines ranges from 3 to 5 years.

	Financial fixed assets	2003	2002	x € 1,000
[10] Minority interests	Book value at December 1, 2002/2001	2,902	3,881

	Changes due to:
	Equity in income	90	279
	Increase in/acquisition of companies	17	23
	Divestments	–5	–930
	Dividends declared	–361	–276
	Foreign currency translations	–108	–75

	Book value at November 30	2,535	2,902

[11] Financial lease receivables	Financial lease receivables comprise the following components:
	Financial lease receivables [gross]	974,470	1,231,769
	Unrealised interest	–149,428	–197,538
	Residual values	5,015	10,825

		830,057	1,045,056
	Provision for lease receivables	–29,298	–31,884

	Financial lease receivables [net]	800,759	1,013,172
	To short-term lease receivables	–348,911	–422,465

	Long-term financial lease receivables	451,848	590,707

		2003	2002	x € 1,000

	The gross financial lease receivables can be subdivided into the following durations:
	Less than one year [14]	348,911	422,465
	More than one year but less than five years	617,401	795,116
	More than five years	8,158	14,188

		974,470	1,231,769

[12] Other long term assets	Book value at December 1, 2002/2001	99,109	84,032
	New amounts receivable	13,365	20,384
	Repayments	–2,850	–3,228
	Foreign currency translations	–3,121	–2,079

	Book value at November 30	106,503	99,109

	Other long term assets include an amount of € 0.4 million [2002: € 0.4 million] for loans provided to the Board of Executive Directors. The specification of this amount is as follows: R. van Iperen € 0.2 million, J. van den Belt € 0.1 million and J. Dix € 0.1 million. These loans are interest-free and were made available prior to November 30, 2002. Repayment takes place upon exercise of the annual tranche of options in respect of which the loan was provided. An amount of € 1.8 million [2002: € 2.1 million] was provided to personnel in the form of loans. This item also includes the deferred tax claim of € 82.8 million.

	Current assets	2003	2002	x € 1,000
[13] Inventories	Raw and other materials	39,733	34,427
	Semi-finished products and spare parts	107,048	116,666
	Finished products and trade stock	163,623	194,495

	Total	310,404	345,588

[14] Accounts receivable	Trade accounts receivable	502,555	574,119
	Discounted trade bills	–324	–38
	Lease receivables	348,911	422,465
	Income taxes	9,256	10,480
	Other	67,008	86,137

	Total	927,406	1,093,163

[15] Cash and cash equivalents	Cash and bank balances	44,307	34,975
	Time deposits	11,402	2,410

	Total	55,709	37,385

	Group equity	2003	2002	x € 1,000

Authorised capital*	Ordinary shares	72,500	72,500
	Priority shares	2	2
	Financing preference shares	15,000	15,000
	Protective preference shares	87,500	87,500

	Total	175,002	175,002

Paid-up share capital	[16] Ordinary shares
	At December 1, 2002/2001	43,631	43,630
	Conversion of convertible loans	—	1

	At November 30	43,631	43,631

	[17] Priority shares
	At November 30	2	2

	[18] Financing preference shares
	At November 30	10,000	10,000

[19] Paid-in capital	At December 1, 2002/2001	511,400	511,392
	Conversion of convertible loans	8	8

	At November 30**	511,408	511,400

[20] Legal reserve	Reserve for non-distributed income of minority interests
	At December 1, 2002/2001	1,295	1,679
	To Retained earnings	–703	–384

	At November 30	592	1,295

[21] Translation differences	At December 1, 2002/2001	–47,879	876
	Foreign currency translations	–66,598	–48,755

	At November 30	–114,477	–47,879

*	For further information about the authorised capital see page 108.

**	If distributed in the form of shares, this amount is available to shareholders without attracting Dutch income tax.

				2003	2002	x € 1,000

[22] Other reserves	Retained earnings
	At December 1, 2002/2001			192,459	*413,726
	From Legal reserve			703	384
	Net income previous financial year			112,531	10,070
	Repurchase of shares			–32	–18
	Dividend			–51,963	–52,336
	Adjustment for deferred liability			—	–5,320
	Change in accounting principles for pensions			—	–174,047

	At November 30			253,698	192,459

	Repurchased shares relating to the Stock Option Plan
	At December 1, 2002/2001			–52,659	–46,630
	Repurchased			–1,064	–6,029
	Exercise of options			172	—

	At November 30			–53,551	–52,659

	Repurchased shares are valued at cost.
	Total other reserves			200,147	139,800

Overview of movements in numbers of shares		number at 1-12-2002	conversion	repurchase	exercise of options	number at 30-11-2003
Ordinary shares		87,262,525	963	—	—	87,263,488
Repurchased shares		3,768,942	—	100,000	12,000	3,856,942

Number of ordinary shares		83,493,583	963	100,000	12,000	83,406,546
Priority shares		30	—	—	—	30
Financing preference shares		20,000,000	—	—	—	20,000,000

				2003	2002	x € 1,000
[23] Minority interest	At December 1, 2002/2001			39,798	40,802
	Capital distribution/contribution			–3,252	–3,113
	Share in income			2,385	2,293
	Foreign currency translations			–109	–184

	At November 30			38,822	39,798

*	Last year this amounted to € 387,628. The difference of € 26,098 relates to the change in income appropriation [€ 36,168] and the fact that net income is reported separately [€ 10,070].

	Long term liabilities [provisions] x € 1,000	as at 1-12-2002	addition charged to Statement of Operations	withdrawals	other	change in exchange rates	as at 30-11-2003
[24]

	Provisions for:
	Deferred income tax liabilities	*26,823	—	—	4,582	–2,080	29,325
	Pension liabilities	*448,383	70,202	–70,229	—	–4,507	443,849
	Severance pay liabilities	28,874	4,835	–3,255	—	48	30,502
	Reorganisation	89,613	10,979	–48,296	—	–261	52,035
	Other	43,069	4,306	–5,775	—	–1,207	40,393

	Total	636,762	90,322	–127,555	4,582	–8,007	596,104
	The provisions decreased by € 41 million. This is the result of the changes above. The short term part of these provisions is approximately € 80 million.

		2003	2002	x € 1,000

Provision for deferred income taxes	The changes in deferred income tax assets and liabilities were as follows:
	At December 1, 2002/2001	–48,972	–5,222
	Exchange rate change	–484	82
	Statement of Operations	–3,999	36,773
	Disposals/acquisitions	–9	426
	Adjustment to deferred assets/liabilities	—	5,320
	Other	—	440

	At November 30	–53,464	37,819

	Change in accounting principle for pensions	—	–86,791

	Revised amount as at November 30	–53,464	–48,972

*	Because of the change in the accounting principles for pensions the amount for ‘deferred income tax liabilities’ has been reduced by € 74,959 and the amount for ‘pension liabilities’ has been increased by € 260,007.

	x € 1,000	2003		2002
		assets	liabilities	assets	liabilities
	The composition of deferred income tax assets and liabilities is as follows:
	Intangible fixed assets	30,837	—	32,346	—
	Leasing	—	69,021	—	98,037
	Other fixed assets	24,797	12,055	2,367	12,349
	Current assets	38,617	487	45,819	—
	Long term liabilities and provisions	83,193	—	25,137	207
	Current liabilities	318	14,136	1,803	2,040

	Total deferred assets/liabilities	177,762	95,699	107,472	112,633

	Deferred assets/liabilities [netted by fiscal entity]	111,386	29,325	96,621	101,782
	Carry forward losses	14,222	—	19,790	—
	Valuation allowance	–42,819	—	–52,448	—

	Provision for deferred income tax assets and liabilities	82,789	29,325	63,963	101,782
	Change in accounting principle for pensions	—	—	11,832	–74,959

	Revised amount provision for deferred income tax assets and liabilities	82,789	29,325	75,795	26,823
	Deferred tax assets form part of the balance sheet caption ‘Other long term fixed assets’ [12].

	The claim for carry forward losses as at November 30, 2003 falls due as follows:	2007	after 2007	unlimited	total

	x € million	1.2	3.0	10.0	14.2

Pension liabilities	With effect from this financial year the pensions accounting standard ‘IAS 19’ was applied. No comparative figures are available. The introduction of this change in accounting principles had the following effects: the provision for pensions has been increased by € 260,007, whilst group capital, after allowing for the tax effect, has been reduced by € 174,047.

	2003	per cent
The principal actuarial assumptions are:
Discount rate percentage	5.29
Expected return on pension assets	6.59
Expected increase in salaries	2.78
Expected increase in benefits	2.00

	2003	x € 1,000
The amounts charged to the Statement of Operations are as follows:
Service costs	45,058
Interest costs	66,227
Expected return on pension assets	–53,090
Other	–718

Pension costs	57,477

The amounts included in the balance sheet are shown below:
Pension liabilities	–1,204,068
Fair value of pension assets	788,404

Funded status	–415,664
Transitional liabilities not yet included	—
Back service not yet included	–177
Actuarial losses not yet included	–15,286

Pension provisions included in the balance sheet	–431,127

Movements in pension liabilities:
Pension liabilities at December 1, 2002	–1,181,643
Service costs	–45,058
Interest costs	–66,227
Employee contributions	–12,523
Amendments	896
Actuarial gains/losses	32,957
Benefits paid	30,702
Exchange differences	36,828

Pension liabilities at November 30	–1,204,068

Changes in pension assets:
Fair value of pension assets at December 1, 2002	743,185
Actual return on investments	34,656
Employer contributions/refunds	55,414
Employee contributions	12,523
Benefits paid	–30,702
Conversion differences	–26,672

Fair value of pension assets at November 30	788,404

[25]	Long term debt	2003	2002	x € 1,000
	Convertible euro debentures to Company personnel	10,796	10,555
	Loans	368,497	744,552
	Capitalised lease obligations	1,500	1,451

	Total	380,793	756,558
Convertible euro debentures to Company personnel	The average conversion price is € 15.67 [2002: € 19.17].

Loans		principal amount x € 1,000	average interest rate [%] at November 30	redemption	amounts due after more than five years x € 1,000
	Euro debenture loan	97,790	6.20	2006	—
	Euro debenture loan	136,134	6.13	2007	—
	Euro	22,689	6.84	2005	—
	Euro	61,714	5.87	2006	—
	Euro	4,538	5.84	2013	4,538
	American dollars	41,715	1.78	2006	—
	British pounds	2,582	3.92	2005/6	—
	Other	1,335	3.33	2005/8	—

	Total	368,497	5.63		4,538

The fixed interest rates of the euro [debenture] loans have been fully swapped into variable interest rates. The heading ‘Loans’ also includes multi-year stand-by credit facilities. The cumulative market value of the above loans is € 31.6 million higher than their nominal value.

	Current liabilities	2003	2002	x € 1,000
[26] Short term debt	Borrowings under bank lines of credit	1,638	14,858
	Current portion of long term debt	165,895	57,094
	Short term borrowings	888	14,936

	Total	168,421	86,888

[27] Other liabilities	Trade accounts payable	125,077	156,923
	Notes payable	7,516	8,321
	Income taxes	25,569	15,392
	Value added taxes, social security and other taxes payable	56,528	53,917
	Pension liabilities	2,365	4,906
	Preference dividend	3,551	3,551
	Other	21,796	24,686

	Total	242,402	267,696

[28] Accrued liabilities	Salary expenses and payroll taxes	149,624	157,865
	Other	86,501	93,756

	Total	236,125	251,621

Financial instruments

Financial instruments are used to hedge against the financial risks that are inherent to the Group’s underlying commercial activities. For an explanation of the foreign exchange management policy, see page 65.

Foreign exchange risks The policy for the management of foreign exchange risks is aimed at protecting the operating income and [inter-company] loans held in foreign currencies. Forward foreign exchange contracts have been entered into to control these foreign exchange risks.

The contract value and the result of forward foreign exchange contracts at balance sheet date are as follows [in millions]:

•	in respect of cash flows: € 187.1 and € 8.2 [2002: € 210.5 and € 7.3];

•	in respect of [inter-company] loans: € 148.0 and € 1.7 [2002: € 172.7 and € 11.3].

Interest risks Interest rate instruments are used to achieve the desired risk profile in terms of fixed and variable interest exposures. A central objective of the policy is to prevent a mismatch between the portfolio of rentals and leases and the financing of the Group. Efforts are made to achieve a ratio of 60 to 80% between the above fixed-interest assets and the related liabilities. At balance sheet date the contract value/notional principal amount and the market value of interest rate instruments [interest rate swaps] are as follows [in millions]: € 835.7 and € 21.0 [2002: € 1,050.1 and € 5.7].

Credit risks These risks are reduced by doing business solely with financial institutions which have a high credit rating, with fixed limits being applicable to each institution.

Commitments and contingent liabilities not stated in the Balance Sheet

Operational lease receivables These are lease receivables arising from contracts for the machines rented out to third parties. The future minimum rental revenues from non-terminable contracts amount to:

x € million	2003	2002
Less than one year	83	100
More than one year but less than 5 years	110	123

	193	223

Collateral security
Collateral security for liabilities	—	0.4

Contingent liabilities
Guarantee commitments	3.9	3.8
Government development credits	48.3	47.2

Guarantee commitments include guarantees given in respect of import duties and loans from third parties.

Other commitments Repurchase commitments of € 6.2 million [2002: € 5.5 million] exist on the lease contracts with third parties. Of this amount, the expected amount to be paid within one year is nil [2002: nil] and € 6.2 million within five years [2002: € 5.5 million].

As a result of these commitments the machines can be sold again upon their return. The estimated market value upon return is higher than the repurchase commitment.

Recourse liabilities in respect of bills discounted amount to € 0.3 million [2002: € 0.1 million]. Total contracted lease commitments amount to €320 million [2002: € 357 million].

These commitments fall due over the next 20 years. The maturity dates over the next years are as follows:

2004	75	x € million
2005	57
2006	40
2007	33
2008	27
after 2008	88

Total	320

Other commitments, such as buying contracts etc., have been entered into solely as part of normal business operations.

Option plan

To encourage the long term achievement of the Company’s objectives Océ operates a Stock Option Plan under which decisions are taken each year on the granting to directors and certain senior company executives of option rights and/or Share Appreciation Rights [SARS] in respect of ordinary shares in Océ. A SAR is the right to receive payment of the share price gain, whereby the share price gain is the difference between the stock market price of the share on the day of exercise and the exercise price that was fixed on the day of granting the options. Instead of receiving payment of the share price gain, a participant may also request delivery of shares.

With effect from the Océ Stock Option Plan 2002 a limited number of participants have also been granted conditional options.

Unconditional option rights SARS During the financial year an aggregate of 660,000 unconditional options and 15,000 SARs were granted to a total of 174 participants under the Océ Stock Option Plan 2004.

For participants in the Netherlands and Belgium the unconditional options have a duration of nine years, whilst their duration for participants in other countries is eight years. The SARs were granted to the Swiss participants and likewise have a duration of eight years.

Participants who hold unconditional options or SARS are required to abide by a code of conduct and observe a waiting period, which means that they must not exercise any rights within two and three years after grant if their rights have the duration of eight and nine years respectively.

Conditional option rights A limited category of participants has been awarded conditional option rights in addition to unconditional option rights. In cases where conditional options are granted, the number of unconditional options awarded is reduced pro rata. The duration of the conditional option rights is likewise nine years for Dutch participants and eight years for non-Dutch participants. The conditions attaching to these option rights are that exercise is only possible three years after granting the options and provided that a performance criterion has been met. For the Océ Stock Option Plan 2002 the basis for the performance criterion is Earnings Per Share [EPS], whilst the basis for the Océ Stock Option Plan 2003 and 2004 is formed by Operating Income Per Share [OIPS]. In the Océ Stock Option Plan 2004 conditional option rights were granted to 34 participants. If this criterion is achieved, 223,000 option rights will become unconditional. The maximum possible number of option rights that may become unconditional is 446,000.

Exercise price For the conditional and unconditional options or SARs granted in the financial year to participants outside the Netherlands the exercise price is equal to the opening share price of the Océ share on Euronext Amsterdam on the date of grant and amounts to € 12.21. When participants in the Netherlands were granted the unconditional option rights, they were offered a choice between an exercise price of € 12.21, € 13.43, € 14.65 or € 16.48. The higher the exercise price compared to the price of the Océ share upon grant, the lower the amount that has to be added to taxable income for Dutch participants. Against this, however, the potential result upon exercise will also be lower. Since 2001, as a consequence of the new tax legislation in the Netherlands, it has also been possible to opt not to pay wages tax upon grant, but to pay tax upon exercise over the entire benefit actually received as a result of the exercise of the option rights.

Regulations Participation in the Océ Stock Option Plan is subject to regulations so as to prevent the misuse of inside information. Participants are prohibited from trading in Océ options on the Euronext Options Exchange in Amsterdam and are not allowed to dispose of or pledge the options that they have been granted. Participants have to transfer the exercise of their options to an independent Trustee designated by the company. This Trustee will then exercise the options according to the instructions given by the participants. Participants can only give such instructions if they are not in possession of inside information during the designated exercise periods. A designated period is a period of at most 9 stock exchange trading days after publication of the quarterly results.

Total number of options/SARs As at November 30, 2003 a total of 4,031,000 unconditional option rights or SARs in respect of ordinary shares were outstanding at an average exercise price of € 15.80, whilst a total of 622,000 unconditional option rights, based on an EPS norm or OIPS norm of at least 10%, had been granted at an average exercise price of € 11.00. The average remaining duration of these options is five years.

Purchase of shares The company’s policy is to purchase the shares required to satisfy the Océ Stock Option Plan either before or upon exercise. Shares may also be issued to cover commitments under existing stock option plans. For the delivery of ordinary shares as a result of the exercise of options, nil shares were purchased in 2003 [2002: 7,000 shares] and nil shares [2002: nil shares] were issued at the moment of exercise.

The table on the next page gives an overview of the information relating to the outstanding options and SARs in respect of shares as at November 30, 2003. During 2003 100,000 shares were bought in [2002: 619,102] to cover commitments under the existing Stock Option Plans and 12,000 shares [2002: nil] were used, which means that the total number of shares purchased amounts to 3,856,942 [2002: 3,768,942].

	Stock Option Plan of year	number of options granted		exercise price in euro	options forfeited	exercised number of options	outstanding at November 30, 2003	expiration date
	1999		872,500	30.40-41.15	450,000	—	422,500	29-11-2003/2004
	2000		791,000	16.85-22.98	96,000	—	695,000	26-11-2004/2005
	2001		847,500	18.10-24.44	74,000	—	773,500	29-11-2005/2006
	2002	fixed	716,000	9.77-13.19	22,000	13,000	681,000	28-11-2009/2010
	2002	variable	392,000	9.77	44,000	—	348,000	28-11-2009/2010
	2003	fixed	793,000	10.75-14.51	3,000	6,000	784,000	27-11-2010/2011
	2003	variable	470,000	10.75	20,000	—	450,000	27-11-2010/2011
	2004	fixed	675,000	12.21-16.48	—	—	675,000	26-11-2011/2012
	2004	variable	446,000	12.21	—	—	446,000	26-11-2011/2012

			6,003,000		709,000	19,000	5,275,000

The table below shows the rights granted under this option plan to the members of the Executive Board after their appointment.

	Stock Option Plan of year	number of options granted		exercise price in euro			outstanding at November 30, 2003	expiration date
R.L. van Iperen	1999		35,000	30.40			35,000	29-11-2004
	2000		42,000	17.02			42,000	26-11-2005
	2001		42,000	18.10			42,000	29-11-2006
	2002	fixed	21,000	9.77			21,000	28-11-2010
	2002	variable	42,000	9.77			42,000	28-11-2010
	2003	fixed	21,000	10.75			21,000	27-11-2011
	2003	variable	42,000	10.75			42,000	27-11-2011
	2004	fixed	21,000	12.21			21,000	26-11-2012
	2004	variable	42,000	12.21			42,000	26-11-2012

J. van den Belt	2000		25,000	16.85			25,000	26-11-2005
	2001		35,000	18.10			35,000	29-11-2006
	2002	fixed	17,500	9.77			17,500	28-11-2010
	2002	variable	35,000	9.77			35,000	28-11-2010
	2003	fixed	17,500	10.75			17,500	27-11-2011
	2003	variable	35,000	10.75			35,000	27-11-2011
	2004	fixed	17,500	12.21			17,500	26-11-2012
	2004	variable	35,000	12.21			35,000	26-11-2012

R.E. Daly	2003	fixed	125,000	10.75			125,000	27-11-2010
	2003	variable	50,000	10.75			50,000	27-11-2010
	2004	fixed	25,000	12.21			25,000	26-11-2011
	2004	variable	50,000	12.21			50,000	26-11-2011

J.F. Dix	2000		35,000	17.02			35,000	26-11-2005
	2001		35,000	18.10			35,000	29-11-2006
	2002	fixed	17,500	9.77			17,500	28-11-2010
	2002	variable	35,000	9.77			35,000	28-11-2010
	2003	fixed	17,500	10.75			17,500	27-11-2011
	2003	variable	35,000	10.75			35,000	27-11-2011
	2004	fixed	17,500	12.21			17,500	26-11-2012
	2004	variable	35,000	12.21			35,000	26-11-2012

Net income and shareholders’ equity based on United States accounting principles

United States generally accepted accounting principles [US GAAP]

Océ’s consolidated financial statements are drawn up on the basis of the accounting principles applied in the Netherlands, which differ in a number of respects from United States generally accepted accounting principles [US GAAP].

The statements below give an approximate indication of the effect that application of US GAAP would have on net income, earnings per share and shareholders’ equity. This information will be presented in more detail in the 20-F statement which will be submitted to the Securities and Exchange Commission and which will be available on request by the end of April 2004 at the latest.

		2003	2002	x € million
Net income and shareholders’ equity under US GAAP	Net income as reported in the Consolidated Statement of Operations	61.5	112.5
US GAAP adjustments	Business combinations	–0.9	–8.1
	Reorganisation costs	–7.1	–43.5
	Self insurance	—	–0.9
	Pensions	–15.0	2.6
	Use of tax-deductible goodwill	—	–7.7
	Realised translation adjustment	–1.8	—
	Derivatives	8.2	–4.2
	Option plan	0.2	–0.6
	Deferred income taxes on above adjustments	4.4	14.9

	Net income under US GAAP	49.5	65.0
Earnings per ordinary share of € 0.50 nominal under US GAAP	Based on average number of shares outstanding [basic]	0.55	0.73	euro
	Based on increase upon conversion/options [diluted]	0.55	0.73	euro

	Shareholders’equity as reported	712.8	908.9
	Final dividend ordinary shares	—	35.9
	Change in accounting principle for pensions	—	–174.0

	Shareholders’ value as included in the consolidated balance sheet	712.8	770.8

US GAAP adjustments	Intangible fixed assets	197.6	198.6
	Reorganisation provision	32.7	39.8
	Pension provision	289.6	313.5
	Additional minimum pension liability	–111.1	–137.4
	Derivatives/financial instruments	25.4	16.9
	Other	–0.4	3.0
	Deferred income taxes on above adjustments	–68.5	–95.0

	Shareholders’ equity under US GAAP	1,078.1	1,110.2

Balance sheet items under US GAAP	Under US GAAP the Consolidated Balance Sheet items set out below would be:	2003	2002	x € million
	Intangible fixed assets [net]	249.3	288.2
	Provision for deferred income taxes	97.8	110.0
	Reorganisation provision	33.1	56.1
	Pension provision	184.7	164.5
	Other long term liabilities [provisions]	26.6	36.7
	Other liabilities	110.9	149,2

The main differences between the accounting principles applied by Océ [Dutch GAAP] and US GAPP are summarised below:

•	Goodwill Goodwill paid has been capitalised by Océ since December 1, 2000. Previously this goodwill was charged directly to shareholders’ equity. Under US GAAP goodwill is capitalised and with effect from December 1, 2002, upon adoption of FAS 142, it is no longer amortised, rather it is subject to an annual impairment test. Prior to December 1, 2002 goodwill was amortised on a straight-line basis over a period of 10 to 40 years. Goodwill related to acquisitions after June 15, 2000 is no longer amortised but is subject to the impairment test as described above.

•	Reorganisation provision Under US GAAP the formation of a provision is subject to more stringent criteria. For this reason often a part of a provision is not yet recognised in US GAAP.

•	Pensions Under US GAAP, pension costs are calculated according to FAS 87.

With effect from the 2003 financial year IAS 19 has been applied in the Dutch Financial Statements. Previously, pensions were based on local calculations. In addition, FAS and IAS calculations have been drawn up for all companies which have given pension commitments.

In most countries the pension fund premium is borne by both the company and the employees. In the Netherlands the ratio is 60% versus 40%. It should also be noted that under US GAAP actuarial losses are charged to the Statement of Operations for the average remaining service period of the participants (approximately 20 years).

•	Use of tax-deductible goodwill In a previous acquisition a provision was made for the capitalised claims in respect of deferred taxation. If the claims are realised, the amounts are released to the Consolidated Statement of Operations under income taxes. Under US GAAP, if the claims are realised, they must first be deducted from goodwill and then from other intangible fixed assets and, after these intangibles have been amortised in full, the gain resulting from this claim is allowed to be released and credited to the Consolidated Statement of Operations under income taxes.

•	Realised translation adjustment Under US GAAP on disposal of investments the cumulative translation adjustment related to that investment is recognised in the income statement.

•	Derivatives Under Dutch GAAP, receivables and liabilities, denominated in a foreign currency, including derivative contracts, are in principle carried at cost, converted into euros at the exchange rates prevailing at the end of the year. US GAAP requires valuation of derivatives at fair value.

•	Other Included in other is an amount of – € 0.4 million for variable option plan accounting in 2003 and in 2002 an amount of – € 0.6 million for variable option plan accounting and € 3.6 million for dividends on preference shares is included.

Océ N.V. | Balance Sheet November 30

Before net income appropriation	Assets	2003	2002	x € 1,000
Financial fixed assets	Consolidated companies [29]	491,338	666,479
	Amounts receivable from consolidated companies [30]	639,218	891,307
	Minority interests [31]	2,301	2,680
	Other long term assets	402	303

		1,133,259	1,560,769

Current assets	Amounts receivable from consolidated companies	182,662	102,486
	Other amounts receivable	17,808	11,798
	Cash and cash equivalents [32]	37,069	17,104

		237,539	131,388

Total assets		1,370,798	1,692,157

Océ N.V. | Statement of Operations

		2003	2002	x € 1,000
	Income of consolidated companies	49,676	107,419
	Other net income	11,786	5,112

	Net income	61,462	112,531

	Liabilities	2003	2002	x € 1,000
Shareholders’ equity	Ordinary shares	43,631	43,631
	Priority shares	2	2
	Financing preference shares	10,000	10,000
	Paid-in capital	511,408	511,400
	Legal reserve	592	1,295
	Translation differences	–114,477	–47,879
	Other reserves	200,147	139,800
	Net income	61,462	112,531

		712,765	770,780

Long term liabilities	Provision for deferred taxes	1,815	2,622

Long term debt	Amounts payable to consolidated companies	18,844	18,844
	Long term liabilities [33]	375,376	598,327

		394,220	617,171

Current liabilities	Amounts payable to consolidated companies	240,331	208,504
	Short term debt [34]	8,611	65,260
	Other liabilities [35]	3,558	11,474
	Accrued liabilities	9,498	16,346

		261,998	301,584

Total liabilities		1,370,798	1,692,157

Océ N.V. | Notes to the Balance Sheet and the Statement of Operations

Summary of Significant Accounting Principles

The accounting principles are the same as those used for the consolidated financial statements. The Statement of Operations has been drawn up in accordance with the provisions of Article 402, Book 2, of the Dutch Civil Code.

	Financial fixed assets	2003	2002	x € 1,000

Affiliated companies	For a list of companies affiliated to the Group in the Netherlands and elsewhere see pages 115 and 116. Principal affiliated companies are included at the pro rata value of Océ’s share in their net asset value.

[29] Consolidated companies	Book value at December 1, 2002/2001	666,479	789,989

	Changes due to:

	Equity in income	49,676	107,419

	Capital increase	21,930	190,318

	Capital decrease	–107,450	–37,756

	Dividends declared	–77,074	–164,770

	Foreign currency translations	–62,223	–44,674

	Book value at November 30	491,338	840,526

	Change in accounting principle for pensions	—	–174,047

	Adjusted book value at November 30	491,338	666,479

[30] Amounts receivable from consolidated companies	At December 1, 2002/2001	891,307	1,061,998

	Prepayments	46,276	33,477

	Repayments	–222,146	–147,804

	Foreign currency translations	–76,219	–56,364

	At November 30	639,218	891,307

[31] Minority interests	Book value at December 1, 2002/2001	2,680	3,661

	Changes due to:

	Equity in income	60	279

	Dividends declared	–331	–276

	Other	—	–902

	Foreign currency translations	–108	–82

	Book value at November 30	2,301	2,680

	Current assets	2003	2002	x € 1,000

[32] Cash and cash equivalents	Cash and bank balances	37,069	17,104

	Shareholders’ equity

	For specifications see pages 89 and 90.

	Long term debt

[33] Long term liabilities	Convertible euro debentures to

	Company personnel	10,796	10,555

	Loans	364,580	587,772

	Total	375,376	598,327

Convertible euro debentures to Company personnel	The average conversion price is € 15.67 [2002: € 19.17].

Loans		principal amount x € 1,000	average interest rate [%] at November 30	redemption	amounts due after more than five years x € 1,000

	Euro debenture loan	97,790	6.20	2006	—

	Euro debenture loan	136,134	6.13	2007	—

	Euro	22,689	6.84	2005	—

	Euro	61,714	5.87	2006	—

	Euro	4,538	5.84	2013	4,538

	American dollars	41,715	1.78	2006	—

	Total	364,580	5.65		4,538

	The fixed interest rates of the euro [debenture] loans have been fully swapped into variable interest rates.

	The cumulative market value of the above loans is € 31.6 million higher than their nominal value.

	Current liabilities	2003	2002	x € 1,000

[34] Short term debt	Borrowings under bank lines of credit	3,362	8,538

	Current portion of long term debt	5,249	41,019

	Other interest-bearing debts	—	15,703

	Total	8,611	65,260

[35] Other liabilities	Dividend	3,551	3,551

	Income taxes	—	7,489

	Other	7	434

	Total	3,558	11,474

	Commitments and contingent liabilities not stated in the balance sheet	2003	2002	x € 1,000

Contingent liabilities	Government development credits	48.3	47.2

Other commitments	Bank guarantees for Group companies	110.7	122.8

	Collateral security provided for Group companies	51.6	51.7

	For an explanation of the financial instruments see page 96.

Other information

Proposed net income appropriation	2003	2002	x € 1,000
Preference dividend	3,551	3,551

Cash dividend interim	12,511	12,617
Cash dividend final	35,865	35,902

Added to Retained earnings:
To [from] Retained earnings	9,535	60,461

Total net income	61,462	112,531

Upon adoption of this proposed net income appropriation, the dividend for the 2003 financial year will be: € 2 per priority share of € 50, € 0.18 [rounded] per financing preference share of € 0.50 and € 0.58 per ordinary share of € 0.50. The final dividend per ordinary share for the 2003 financial year will be € 0.43, as a payment of € 0.15 per ordinary share was made on October 27, 2003 on account of the expected dividend. It is proposed to make the final dividend available fully in cash. This proposed net income appropriation is in conformity with Article 36 of the Company’s Articles of Association.

Extract from the Articles of Association relating to net income appropriation The rules for net income appropriation as laid down in the Articles of Association can – where of relevance at the present time – be summarised as follows [for literal text see Article 36 of the Articles of Association]. Where possible, the following dividends shall be distributed in turn from the net income: first, on the protective preference shares: a percentage of the paid-up amount equal to the average three-month EURIBOR percentage, weighted according to the number of days during which it was applicable, increased or reduced where necessary by at most two percentage points; then on the financing preference shares: 6.26% of the paid-up amount including share premium, which percentage shall be adapted on December 1, 2004 and subsequently each time eight years thereafter; then on the priority shares: 4% and then on the ordinary shares: 5% of the nominal value. Subsequently, of the net income then remaining, as much shall be reserved as may be deemed necessary by the Executive Board, subject to approval of the Supervisory Board. In so far as the net income has not been set aside in the form of reserves, it shall be at the disposal of the holders of ordinary shares.

Authorised capital

The authorised capital amounts to €175,001,500 and is subdivided into:

•	145,000,000 ordinary shares of € 0.50 each;

•	30 priority shares of € 50 each;

•	30,000,000 cumulative financing preference shares of € 0.50 each; and

•	175,000 cumulative protective preference shares of € 500 each.

Ordinary shares During the year under review the total number of shares outstanding decreased by 87,037 to 83,406,546 as at November 30, 2003. The main reason for this decrease was the purchase of shares in connection with the Stock Option Plan.

Priority shares All priority shares are issued. They are held by Foundation Fort Ginkel, Venlo, the directors of which are: J.L. Brentjens [chairman], R.L. van Iperen and F.J. de Wit. The Articles of Association grant certain rights to the holders of priority shares, including the following:

•	they determine the number of members of the Supervisory and Executive Boards;

•	they draw up a binding nomination list for shareholders for the appointment of Supervisory and Executive Directors;

•	alteration of the Articles of Association is possible only if proposed by them;

•	their approval is required for the issue of shares as yet not issued.

In any one year not more than € 60 may be distributed on all the priority shares together. The Board of Executive Directors of Océ N.V. and the directors of Foundation Fort Ginkel are jointly of the opinion that, as regards the exercise of the voting rights attaching to the priority shares, Foundation Fort Ginkel has complied with the requirements set in respect hereof in Appendix X to the Securities Regulations of the Euronext Amsterdam stock exchange.

Preference shares Since 1979 the Company has been under the irrevocable obligation to issue protective preference shares to the Lodewijk Foundation, Venlo, on the latter’s first request. As to the nominal value of the said issue, the Company’s obligation has since February 1997 related to at most an amount equal to the total nominal value of the ordinary and financing preference shares of the Company issued at the time of the request.

The directors of the Lodewijk Foundation are:

N.J. Westdijk [chairman], S.D. de Bree,

J.M.M. Maeijer, M.W. den Boogert,

J.L. Brentjens and R.L. van Iperen.

The Board of Executive Directors of Océ N.V. and the directors of the Lodewijk Foundation are jointly of the opinion that, as regards the independence of the directors of the Lodewijk Foundation, the requirements set in respect hereof in Appendix X to the Securities Regulations of the stock exchange Euronext Amsterdam have been complied with.

In 1996 5,000,000 financing preference shares were placed with the Foundation ‘Stichting Administratiekantoor Preferente Aandelen Océ’ in return for the issue to a number of institutional investors of registered depositary receipts with limited cancellability.

As a result of the share split the number of financing preference shares currently placed amounts to 20,000,000.

The directors of the Foundation ‘Stichting Administratiekantoor Preferente Aandelen Océ’ are: H. de Ruiter [chairman], S. Bergsma, J.M. Boll, L. Traas and D.M.N. van Wensveen.

Signatures to the financial statements and other information set out on pages 71 to 108:

January 29, 2004

The Supervisory Directors

J.L. Brentjens

A. Baan

L.J.M. Berndsen

P. Bouw

J.V.H. Pennings

F.J. de Wit

The Executive Directors

R.L. van Iperen

J. van den Belt

R.E. Daly

J.F. Dix

To the Annual General Meeting of Shareholders of Océ N.V., Venlo

Auditors’ report

Introduction In accordance with your instructions we have audited the financial statements as included in the annual report for the year ended November 30, 2003 of Océ N.V., Venlo. These financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

Scope We conducted our audit in accordance with auditing standards generally accepted in the Netherlands. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Opinion In our opinion, the financial statements give a true and fair view of the financial position of the company as of November 30, 2003 and of the result for the year then ended in accordance with accounting principles generally accepted in the Netherlands and comply with the financial reporting requirements included in Part 9, Book 2 of the Netherlands Civil Code.

Amsterdam, January 29, 2004

PricewaterhouseCoopers Accountants N.V.

Board of Supervisory Directors as at January 29, 2004

J.L. [Joep] Brentjens, chairman [1940], Bloemendaal

Post[s] held former chairman of the Board of

Directors of VNU N.V.

Nationality Dutch.

Appointed in 2001.

Current term of office until 2005.

Maximum period of office until 2011 [age limit].

Supervisory directorships chairman of the Supervisory Board of Heijmans N.V. and ArboNed N.V., vice-chairman of the Supervisory Board of Roto Smeets De Boer N.V. and member of the Supervisory Board of VNU N.V., Fortis OBAM N.M. and Holdingmaatschappij P. Bakker Hillegom B.V.

Other posts vice-chairman of Van Leer Group Foundation, chairman of the Board of the Nijmegen Catholic University Foundation and board member of several foundations.

F.J. [Frank] de Wit, vice-chairman [1939], Noordwolde

Post[s] held former chairman of the Board of Directors of N.V. KNP B.T.

Nationality Dutch.

Appointed in 1997.

Current term of office until 2005.

Maximum period of office until 2009 [age limit and 12-year period].

Supervisory directorships chairman of the Supervisory Board of PontMeyer N.V. and member of the Supervisory Board of AEGON N.V.

Other posts member of the Advisory Board of Deloitte & Touche and Keyser & Mackay [International] C.V., honorary consul general of Finland and board member of several foundations.

A. [Adri] Baan [1942], Eindhoven

Post[s] held former member of the Board of Management of Royal Philips Electronics N.V. and a former member of the Group Management Committee of Royal Philips Electronics N.V.

Nationality Dutch.

Appointed in 2003.

Current term of office until 2007.

Maximum period of office until 2013 [age limit].

Supervisory directorships non-executive director of Imperial Chemical Industries ICI PLC and International Power PLC [London], member of the Supervisory Board of Royal Volker Wessels Stevin N.V., ASM International N.V. and Wolters Kluwer N.V.

Other posts independent director of Hessen Noord Natie Port of Antwerp and member of the Supervisory Board of the Netherlands Authority for Financial Markets [AFM].

L.J.M. [Leo] Berndsen [1942], Antwerp [Belgium]

Post[s] held former chairman of the Board of Directors of Koninklijke Nedlloyd N.V.

Nationality Dutch.

Appointed in 1996.

Current term of office until 2004.

Maximum period of office until 2008 [12-year period].

Supervisory directorships chairman of the Supervisory Board of Corus Nederland B.V., co-chairman of P & O Nedlloyd Container Line Ltd. and member of the Supervisory Board of Koninklijke Nedlloyd N.V., Rabobank N.V. and Netherlands State Lottery Management Foundation.

P. [Pieter] Bouw [1941], Amsterdam

Post[s] held former chairman of Koninklijke Luchtvaart Maatschappij N.V. [KLM]

Nationality Dutch.

Appointed in 1998.

Current term of office until 2006.

Maximum period of office until 2010 [12-year period].

Supervisory directorships chairman of the Supervisory Board of C.S.M N.V. and Swiss International Airlines A.G. [Switzerland] and member of the Supervisory Board of NUON N.V. and De Nederlandsche Bank N.V.

Other posts part-time professor in Business Administration at Twente University, chairman of the Board of Trustees of Amsterdam Free Reformed University, chairman of the Banking Council and boardmember of several foundations.

J.V.H. [Harry] Pennings [1934], Maaseik [Belgium]

Post[s] held former chairman of the Board of Executive Directors of Océ N.V.

Nationality Dutch.

Appointed in 1998.

Current term of office until 2005.

Maximum period of office until 2005 [age limit].

Supervisory directorships chairman of the Supervisory Board of Koninklijke Grolsch N.V., Koninklijke Ahrend N.V., Essent N.V. and N.V. Industriebank Liof, vice-chairman of the Supervisory Board of Wolters Kluwer N.V. and member of the Supervisory Board of Heijmans N.V. and Berenschot Beheer.

Other posts board member of several foundations.

Board of Executive Directors as at January 29, 2004

R.L. [Rokus] van Iperen [1953], Venlo

Post chairman Board of Executive Directors.

Nationality Dutch.

Appointed as member of the Board of Executive Directors in May 1995 and as chairman of the Board of Executive Directors in September 1999.

Functional responsibilities Strategy, Corporate Personnel and Organisation, Research & Development, Secretariat of the Company and Legal Affairs, Corporate Communications.

Geographical The Netherlands, United States [chairman], Germany, Belgium and Japan.

Other posts Member of the Advisory Board of Rabobank Nederland and New Venture and member of the International Advisory Committee Industrial Design of the Technical University of Eindhoven.

Post[s] held Employed by Océ since 1978. After several posts within R&D, appointed assistant director in 1986. Since 1989 responsible for the Printing Systems business unit. Managing Director of Océ-Belgium N.V. from 1992 until his appointment as member of the Executive Board.

J. [Jan] van den Belt [1946], Venlo

Post member Board of Executive Directors.

Nationality Dutch.

Appointed March 2001.

Functional responsibilities Finance and Administration, Treasury, Tax, Internal Audit, Corporate Information Department, Investor Relations and lease activities.

Geographical France, Spain and Portugal.

Post[s] held From 1970 employed by Unilever in the Netherlands and United Kingdom. Since 1977 employed by N.V. Koninklijke Nederlandse Petroleum Maatschappij [Shell]. Until 1997 several management posts with Shell in the field of treasury and controlling and as Chief Financial Officer [CFO] in various countries in Latin America, the United Kingdom and the Netherlands. From 1997 until 2000 CFO of Shell in Brazil. Since September 1, 2000 employed by Océ as CFO.

R.E. [Ron] Daly [1947], Chicago [USA]

Post member Board of Executive Directors.

Nationality American.

Appointed March 2003.

Functional responsibilities United States [CEO].

Geographical United States, Canada and Mexico.

Other posts vice-chairman Environmental Law and Policy Center Board, chairman Leadership Greater Chicago Board and member of the Board of Trustees Chicago Symphony Orchestra, the Conference Board Council of Operating Executives and of the Board of SuperValu. Advisory boardmember Loyola School of Business.

Post[s] held From 1964 until 2002 employed by RR Donnelley & Sons Company. From 1995 until 2001 as President Telecommunications Business Unit and from 2001 until December 1, 2002 President Print Solutions. Appointed CEO of Océ-USA Holding, Inc. on December 1, 2002.

J.F. [Jan] Dix [1946], Schoten [Belgium]

Post member Board of Executive Directors.

Nationality Dutch.

Appointed May 1998.

Functional responsibilities Direct Export, Emerging Markets, Marketing Communications, strategic business unit Digital Document Systems [ad interim].

Geographical United Kingdom, Scandinavia, Switzerland, Italy, Austria, Australia, Central Europe, Far East and Brazil.

Post[s] held From 1970 until 1972 director of the family business Trappenfabriek Dix B.V., Utrecht. Joined Douwe Egberts N.V. in 1972; from 1973 until 1977 as director in Denmark. Employed by Océ since March 1, 1977. After several management posts, appointed Managing Director of Océ-Belgium N.V. in 1985. From 1988 until 1998 worked for Océ in the United States, since 1992 as President of Océ-USA, Inc. until his appointment as member of the Executive Board.

Senior Executives Central Services

January 2004

Strategic Business Units

Digital Document Systems	J.F. Dix [ad interim]
Wide Format Printing Systems	M.J.A. Frequin

Digital Document Systems

Corporate Printing	J. Bjørkmann
Commercial Printing	H. Würges
Software & Professional Services	K. Sommer
Océ Business Services	M.C. Kingmans

Wide Format Printing Systems

Technical Document Systems	G. Rongen
Display Graphics Systems	W.J. Verheyen
Imaging Supplies	A.P. Langendoen

Research and Development [R&D]

Wide Format Systems and Cutsheet Systems	W.H.M. Orbons
Continuous Feed Systems	P. Feldweg
Software	M. Pracchi

Manufacturing and Logistics	N.J. Koole

Central Operating Company Venlo

Executive Committee	H.J. Blekman, chairman
J. Bjørkmann
P.H.G.M. Creemers
M.J.A. Frequin
P. Hagedoorn
H.J. Huiberts
N.J. Koole
C.F. Lindenhovius
W.H.M. Orbons
G. Wilbrink

Central Operating Company Poing [Germany]

Executive Committee	P. Feldweg
M. Meyer

Corporate Staff

Secretariat of the Company, Legal Affairs	H.J. Huiberts
Corporate Personnel and Organisation	P.H.G.M. Creemers
Finance and Administration	C.F. Lindenhovius
Chief Information Officer	P. Hagedoorn

Principal group companies and their chief executives*

January 2004

	Europe

Belgium	Océ-Belgium N.V./S.A.	J. van Boerdonk	Brussels	27294811
	Océ-Interservices N.V./S.A.	J. van Boerdonk	Brussels	27294992
	OcéSoftware Laboratories Namur S.A.	B. Hucq	Namur	81876710
Denmark	Océ-Danmark a/s	H. Risør	Copenhagen	43297000
Germany	Océ Holding Deutschland	P. Feldweg and	Mülheim/Ruhr	20848450
	Verwaltungsgesellschaft m.b.H.	S. Landesberger
	Océ-Deutschland G.m.b.H.	S. Landesberger and D. Pott	Mülheim/Ruhr	20848450
	Océ Printing Systems G.m.b.H.	P. Feldweg and M. Meyer	Poing	8121724031
	Océ Document Technologies G.m.b.H.	M. Mertgen	Konstanz	7531874010
Finland	Océ-Finland Oy	J.P. Koskenmies	Helsinki	96859110
France	Océ-France S.A.	N. Debargue	Noisy-le-Grand	145925000
	Océ Print Logic Technologies S.A.	R. Balmès	Créteil	148988000
Hungary	Océ-Hungária Kft.	G. Németh	Budapest	12361040
Ireland	Océ-Ireland Ltd.	C. O’Boyle	Dublin	14039100
Italy	Océ-Italia S.p.A.	G. Seno	Milan	02927261
Netherlands	Océ-Technologies B.V.	H.J. Blekman	Venlo	773592222
	Océ-Nederland B.V.	J.J. Kwaak	‘s-Hertogenbosch	736815815
	Arkwright Europe B.V.	J.R. Marciano	Venlo	773209020
Norway	Océ-Norge A.S.	F.O. Nilsen	Oslo	22027000
Austria	Océ-Österreich Ges.m.b.H.	G. Schennet	Vienna	186336
Poland	Océ-Poland Limited, Sp. Z o.o.	M. Kozlowski	Warsaw	225002100
Portugal	Océ-Portugal Equipamentos Gráficos S.A.	F. Calvache	Lisbon	214125700
Spain	Océ-España S.A.	I. Esteve	Barcelona	934844800
Czech Republic	Océ-Czech republic s.r.o.	I. Konecny	Prague	244010111
United Kingdom	Océ [UK] Limited	N. Kooy	Brentwood	8706005544
Sweden	Océ Svenska A B	M. Kullerstrand	Stockholm	87034000
Switzerland	Océ [Schweiz] A.G.	J.Th.M.van der Mars	Glattbrugg	18291111

	North America

United States	Océ-USA Holding, Inc.	R.E. Daly	Chicago, ILL	7737143762
	Océ North America, Inc.	J.R. Marciano a.i. and M. Baboyian	Chicago, ILL Boca Raton, FL	7737148500 5619973100
	Arkwright, Inc.	J.R. Marciano	Fiskeville, RI	4018211000
	Océ Business Services, Inc.	J.R. Marciano a.i.	New York, NY	2125022100
	Océ Groupware Technology, Inc.	E. Wagner	Cleveland, OH	2166879970
	Océ Display Graphics Systems, Inc.	W. Verheyen	San José, CA	4082324000
	Océ Reprographic Technologies, Inc.	E. Wagner	Phoenix, AZ	6027441353
Canada	Océ-Canada, Inc.	S. Goodall	Toronto	4162245600
Mexico	Océ-Mexico S.A. de C.V.	J. Colin	Mexico City	5550898710

*  Where holdings are less than 95% of total equity, the percentage of capital held is stated. A list of affiliated companies is available for public inspection at the Commercial Registry, Venlo, in conformity with the provisions of Article 379, Book 2 of the Dutch Civil Code.

	Asia/Pacific

Australia	Océ-Australia Ltd.	P.W.M. Thomassen	Scoresby	397303333
China	Océ Office Equipment [Beijing] Co., Ltd.	M. Sak	Beijing	1065281200
	Océ Office Equipment [Shanghai] Co., Ltd.	M. Sak	Shanghai	2162729698
Hong Kong	Océ [Hong Kong China] Ltd.	M. Sak	Hong Kong	25776064
Japan	Océ-Japan Corporation [85%]	G. van Praag	Tokyo	354026112
Malaysia	Océ Malaysia Sdn. Bhd.	C. Wilson	Petaling Jaya	379668000
Singapore	Océ [Singapore] Pte. Ltd.	C. Wilson	Singapore	64701500
Thailand	Océ [Thailand] Ltd.	M.A.M.E.van Mierlo	Bangkok	22607133

	Other countries

Brazil	Océ-Brasil Comércio e Indústria Ltda.	R. Uildriks	São Paulo	1130535300

	Direct Export/Emerging Markets

Netherlands	Océ Direct Export/Emerging Markets	J.W. Verschaeren	Venlo	773592222

	Lease companies

Australia	Océ-Australia Finance Pty. Ltd.	P.W.M. Thomassen	Scoresby	397303333
Germany	Océ-Deutschland Financial Services G.m.b.H.	D. Pott	Mülheim/Ruhr	20848450
France	Océ-France Financement S.A.	M. Gianfermi	Saint-Cloud	145925055
Spain	Océ-Renting S.A.	E. de Sus	Barcelona	934844800
United Kingdom	Océ [UK] Finance Ltd.	N. Anderson	Brentwood	8706005544
United States	Océ-Financial Services, Inc.	S. Schulein	Boca Raton, FL	15619973100

	Minority holdings

Cyprus	Heliozid Océ-Reprographic [Cyprus] Ltd.	25%
Germany	Interface A.G.	11%
Singapore	Datapost Pte. Ltd.	30%

Supplementary information for shareholders

Investor Relations [IR] policy The aim of Océ’s IR policy is to keep financial stakeholders informed in good time and in the most effective possible way about developments within the company, the objective being to provide them with a clear picture on which to base their investment decisions with regard to Océ. Not only information about the financial results and prospects is of key importance, but also the provision of information in the broadest sense about the company’s strategic choices and objectives and about social aspects such as sustainable development.

The principal document for the provision of information is the annual report. In addition Océ regularly organises roadshows and other informative meetings for institutional investors and analysts. A total of 23 meetings with analysts and investors were held in 2003.

A number of investors and analysts visited the Océ Open House in Poing [Germany].

When the annual results are published Océ holds a press conference. Following publication of the annual [and six-monthly] results Océ also organises a number of meetings for analysts.

The presentations given on those occasions are published immediately afterwards on our web-site [http://www.oce.com]. After the announcement of the results for the first and the third quarter Océ holds a conference call for analysts. Océ opts to interact pro-actively with its shareholders. By maintaining regular and direct contacts with institutional investors Océ is able to form a picture of the wishes and ideas that such investors have. These dialogues are an extremely useful way of gaining an insight into how Océ is perceived by these institutional investors.

An intensification of the contact with private shareholders is also being sought. Twice a year Océ publishes a magazine that is especially focused on private investors who are interested in Océ. This magazine, called Inside Océ, is aimed at giving private investors a better insight into Océ.

Also Océ organises a day on which the company presents itself to groups of private investors. This Océ private investor day was visited by a hundred investors.

Efforts are being made to find further possibilities of reaching private investors even more effectively by expanding and improving the clarity and accessibility of the information on the Océ website. Via the Investor Information link on that site all sorts of relevant information can be found, such as quarterly and annual figures, press releases and background information and links to other sources. On the web-site it is also possible to take out a subscription to the Inside Océ magazine.

The agenda for the Annual General Meeting of Shareholders can also be found on the Océ website. In agenda items 9, 10 and 11, in which authorisation is requested, inter alia, for the issue of shares and the restriction or preclusion of the pre-emptive right, an explanation is given of the objectives and restrictions that the Board of Executive Directors and the Supervisory Board will comply with in the event that they make use of such authorisation.

Investors and/or their advisers are welcome to submit any questions direct to Océ’s Investor Relations department by telephone [+31] [0]773592240 or via e-mail [mve@oce.nl], if desired by mentioning their own telephone number and the times when they can be called back.

Quarterly results [net income]	2003		2002
	x € million	% change on previous year	x € million	% change on previous year
First quarter	21.2	–18	25.8	–8
Second quarter	18.9	–32	27.9	+11
Third quarter	*–5.6	–127	21.0	–1
Fourth quarter	*27.0	–29	37.8	+23

Year	61.5	–45	112.5	+7

Quarterly results [basic earnings per ordinary share, calculated on the basis of the weighted average number of shares outstanding]	2003		2002
	in euro	% change on previous year	in euro	% change on previous year
First quarter	0.24	–18	0.30	-7
Second quarter	0.22	–33	0.32	+14
Third quarter	–0.08	–133	0.24	+1
Fourth quarter	0.31	–29	0.44	+24

Year	0.69	–46	1.30	+9

Distribution of ordinary shares as % at end of financial year [indication based on information provided by banks]	2003			2002
	private	institutional	total	private	institutional	total
Netherlands	24	20	44	25	24	49
United Kingdom	—	19	19	1	17	18
United States	—	17	17	1	16	17
Belgium | Luxemburg	1	13	14	1	11	12
Other	1	5	6	—	4	4

Total	26	74	100	28	72	100

*	Net income of the third and fourth quarter 2003 is including impairment (after taxation) of € 18.3 million and € 2.3 million respectively.

Important [publication] dates

[subject to modification]

March 2, 2004	meeting of shareholders
April 14, 2004	first quarter results 2004
July 8, 2004	second quarter | first half year results 2004
October 8, 2004	third quarter | nine months results 2004
January 2005	provisional results for 2004
February 2005	publication of 2004 annual report

Stock exchange listings Ordinary shares in Océ are listed on the stock exchanges in Amsterdam, Düsseldorf, Frankfurt/Main and on the electronic stock exchange [EBS] in Switzerland.

They are traded in the United States as American Depositary Receipts [ADRS] via NASDAQ.

Options to Océ shares are traded on the Euronext Options Exchange.

Océ 1994-2003	amounts x € million

Consolidated Statement of Operations	2003	2002	2001	2000	1999	1998	1997	1996	1995	1994
Total revenues	2,769	3,176	3,234	3,224	2,838	2,753	2,469	1,894	1,330	1,257
Operating income	125	226	225	282	248	245	200	145	101	84
Net income	61	113	10	152	77	129	108	77	49	41

Key figures:
Total revenues
Increase/decrease in %	–13	–2	—	14	3	12	30	42	6	6
Expenditure on research and development	212	215	203	199	167	155	139	111	84	84
As % of total revenues	7.7	6.8	6.3	6.2	5.9	5.6	5.6	5.9	6.3	6.7
Operating income
As % of total revenues	4.5	7.1	6.9	8.8	8.7	8.9	8.1	7.6	7.6	6.7
As % of average balance sheet total	4.7	7.5	7.1	9.1	8.8	9.5	8.6	7.9	6.9	6.2

Net income
As % of total revenues	2.2	3.5	*3.2	4.7	*4.6	4.7	4.4	4.1	3.7	3.3
As % of average shareholders’ equity	8.3	13.1	*10.9	16.8	*17.1	18.1	16.5	14.2	10.3	8.9
Net income retained	10	60	*53	99	*87	84	70	48	30	25
As % of net income	16.5	55.5	*51.9	66.6	*67.6	67.2	67.3	64.1	62.3	59.3
Payroll expenses	1,271	1,347	1,310	1,242	1,122	1,034	869	689	481	458
As % of total revenues	45.9	42.4	40.5	38.5	39.5	37.6	35.2	36.4	36.2	36.5
Number of employees	22,204	22,489	22,472	22,253	21,757	20,978	17,754	16,495	12,633	11,718

Per € 0.50 ordinary share [in euro]:
Basic earnings**	0.69	1.30	*1.19	1.76	*1.54	1.53	1.30	1.03	0.75	0.64
Diluted earnings	0.69	1.29	*1.18	1.74	*1.53	1.50	1.26	0.96	0.70	0.62
Cash flow**	3.07	3.64	*3.47	4.06	*3.80	3.62	3.26	2.81	2.45	2.35
Shareholders’ equity	7.87	8.55	10.56	10.91	9.14	8.09	7.96	6.92	7.34	7.22
Dividend	0.58	0.58	0.58	0.58	0.50	0.50	0.42	0.34	0.29	0.25

Average number of ordinary shares outstanding [x 1,000]	83,409	84,086	85,241	84,401	83,191	81,955	79,913	73,136	65,224	64,680
Increase from dilution [x 1,000]	759	693	714	1,131	1,282	2,129	2,997	6,452	7,740	3,292

Share price [in euro]:
Year’s highest	13.70	14.05	18.90	18.90	35.00	40.93	30.11	22.44	11.23	10.16
Year’s lowest	6.50	6.80	6.15	11.55	14.00	18.47	20.42	10.85	8.45	6.78
Year end	11.92	11.45	10.20	17.75	17.30	30.49	25.70	21.33	11.23	8.73

	* Before exceptional items.

	** Basic earnings after exceptional items amount to € 0.08 in 2001.

	Cash flow after exceptional items amounts to € 2.35 in 2001.

Consolidated Balance Sheet	2003	2002	2001	2000	1999	1998	1997	1996	1995	1994
Assets:
Intangible fixed assets	49	86	44	—	—	—	—	—	—	—
Tangible fixed assets	494	578	637	679	707	687	672	599	420	408
Financial fixed assets	560	693	751	799	686	587	568	402	343	299
Fixed assets	1,103	1,357	1,432	1,478	1,393	1,274	1,240	1,001	763	707
Current assets	1,318	1,505	1,696	1,738	1,575	1,361	1,275	1,125	778	684

Total	2,421	2,862	3,128	3,216	2,968	2,635	2,515	2,126	1,541	1,391

Liabilities:
Group equity	752	811	985	1,031	860	766	740	646	480	471
Long term liabilities [provisions]	596	637	426	320	313	214	225	178	112	106
Long term debts	381	756	754	853	884	860	749	546	471	284
Current liabilities	692	658	963	1,012	911	795	801	756	478	530

Total	2,421	2,862	3,128	3,216	2,968	2,635	2,515	2,126	1,541	1,391

Key figures:
Property, plant and equipment	431	459	458	445	450	446	453	396	255	253
Net expenditure	81	101	106	65	81	87	87	74	53	50
Depreciation	94	95	91	86	90	83	72	59	45	48
Rental equipment	63	119	179	233	257	241	219	203	165	159
Net expenditure	14	30	50	80	107	113	79	97	76	57
Depreciation	65	87	103	108	98	88	85	72	65	63
Financial lease receivables [net] [including short term financial leases]	801	1,013	1,153	1,175	1,026	908	806	565	453	416
As % of balance sheet total	33	35	37	37	35	34	32	26	29	30
Inventories	310	346	365	442	395	366	363	359	257	202
As % of total revenues	11	11	11	14	14	13	15	18	19	16
Trade accounts receivables	503	574	649	696	635	527	530	447	299	256
As % of total revenues	18	18	20	22	22	19	21	22	22	20

Ratio of current assets to current liabilities	1.9	2.3	1.8	1.7	1.7	1.7	1.6	1.6	1.7	1.3
Group equity as % of balance sheet total	31	28	31	32	29	29	29	30	31	34

List of terms and abbreviations

AC Audit Committee.

Analogue In relation to copiers: non-digital production of a copy with the aid of a photolens; analogue machines cannot communicate with other copying machines [see also digital below].

Application software Software designed to handle specific applications.

CAD Computer Aided Design: designing with the aid of the computer.

Captive lease company/business An Océ subsidiary which takes over leases and leasing activities from other Océ subsidiary companies. The lease receivables are then sold to external financiers.

CEO Chief Executive Officer.

CFO Chief Financial Officer.

CIO Chief Information Officer.

Competence Centre Used within Océ to mean: knowledge centre within the Océ organisation in which technological expertise and specialisations are concentrated.

Competence/performance management Personnel policy aimed at ensuring that the know-how and performance of employees at Océ is maintained at the required level and is in line with the technological progress of the business.

Conference call Used within Océ to mean: a telephone meeting convened by Océ with investment analysts to explain the financial results and provide background information.

Continuous feed Printing on rolls of paper or on pinfeed forms.

CopyPress printing technique System for producing copies of offset quality, in which the toner is ‘pressed’ onto the paper.

Corporate Governance All the mutual management, supervision and control relationships within a company.

Cost of ownership Ongoing fixed and variable costs linked to the use of a product after it has passed into customer ownership.

Cutsheet printing Printing on separate sheets of paper.

DC Disclosure Committee.

DDS The Strategic Business Unit Digital Document Systems.

Design for re-use Making allowance for the reuse of a product, starting at the design stage.

DGS The business group Display Graphics Systems.

Digital In relation to printers and copiers: producing a print or copy by means of laser or LED exposure in a computer-controlled machine which can also communicate via a network; used here as the opposite to analogue [see above].

Digital print providers Businesses that are specialised in the production of prints for third parties [copy shops and job printers].

Direct Imaging Process [DTP] drum System in which the image is formed in one single pass on a drum before being transferred to the copying material.

DGS The business group Display Graphics Systems.

Document workflow software Software used for the processing of document flows and all related activities.

Document management All activities required for the preparation, printing/copying and finishing of documents.

Dpi Dots per inch: indicates the resolution of a scan or print, i.e. the number of dots scanned or displayed per inch.

Dutch GAAP Dutch Generally Accepted Accounting Principles.

EBITDA Term used to describe the financial results: Earnings Before Interest, Tax, Depreciation and Amortisation of goodwill.

EDP Electronic Data Processing.

E-learning project LearnLink Used within Océ to mean: Electronic method of training employees for posts involving a specific responsibility and specialisation.

Embedded software Basic software for controlling Océ products.

Flatbed printer Printer in which the material to be printed on is placed on a horizontal print bed.

GRI Global Reporting Initiative.

Hedging policy Providing cover against foreign exchange risks by means of forward buying or selling of expected physical net outflows and inflows in foreign currencies which are not the functional currency of the reporting unit. Interest risks can also be hedged so as to minimise mismatches between net interest inflows and outflows.

Human resources policy Policy developed for the recruitment and further training of personnel to fulfil positions within a business.

IAC Internal Audit Committee.

IAS International Accounting Standards.

ICC Internal Controls Committee.

IFRS International Financial Reporting Standards.

Inkjet technology Printing technique in which fine droplets of ink are used to build up the printed image.

Input and output management All activities involved in preparing for and executing print jobs.

Investment grade rating Assessment of a company’s credit status by professional agencies [Rating Agencies].

IR Investor Relations.

IS The business group Imaging Supplies.

Level playing field Identical conditions for every participant on the market for the acquisition of companies.

Multi-colour Image reproduction in several colours.

Non-recourse basis Used here to mean: the sale of the existing lease portfolio in a manner that cannot be reversed.

Non-recurring revenues Revenues from sales of machines, software and professional services.

Off balance Used here to mean: financial data that are not consolidated in the company’s balance sheet.

One-stop shopping concept Used within Océ to mean: Buying in as many services as possible from one single supplier, e.g. printers, systems application software, service, support and their financing.

OPC Organic Photoconductor: Light-sensitive and durable photoconductor [drum or belt] for transferring the image onto the carrier material.

Outsourcing American term for the contracting out of activities.

Past service The increase in accrued pension rights prior to retirement in a defined benefit scheme as a result of salary increases or index-linking.

Ppm Prints per minute.

Printing-on-demand Digital printing system which, on the basis of an updated document or a database, can generate a print-run of any required size at the moment when this is needed for immediate use.

Private label concept Sale of goods and services under a brand name that differs from the name of the producer.

Process drum Light-sensitive photoconductor for transferring the image onto the print material.

Proxy solicitation Giving shareholders the possibility of casting their vote without being physically present at the meeting of shareholders.

Quick printers Businesses which produce prints for customers at a fast speed and without waiting times

R&D Research & Development.

Recurring revenues Revenues from servicing, materials, rental, interest and business services.

RIP SOFTWARE Abbreviation for: Raster Imaging Process software. Software required for the printing technique in which image transfer takes place by means of raster screens.

Scan-to-file The digital scanning of an image so that it can then be stored in memory or in a file.

SEC Securities and Exchange Commission; the stock market supervisory authority in the United States.

Stakeholders All those who have an interest in Océ’s activities.

Stand-alone machine Copier or printer that is not linked to a network.

TDS The business group Technical Document Systems.

Transaction print production Production of prints and copies on request in either big or small print-runs.

US GAAP American accounting principles [United States Generally Accepted Accounting Principles].

Value engineering The process of re-evaluating a design or a component to ascertain whether, in relation to the cost price, the right choice has been made with regard to the use of materials, production technology, the use of tools etc.

Volume segment Internationally accepted industrial standard for classifying the copying and printing markets into segments based on the number of prints or copies produced per machine per month.

WFPS The Strategic Business Unit Wide Format Printing Systems.

Workflow management Used at Océ to mean: managing the quantity of print assignments and the related activities within an organisation.

Forward-looking statements

This annual report contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended [referred to hereafter as the Securities Act], and Section 21E of the Securities Exchange Act of 1934, as amended [referred to hereafter as the Exchange Act]. These forward-looking statements, which may be expressed in a variety of ways, including the use of future or present tense language, refer to future events. Océ has based these forward-looking statements on its current expectations and projections about future events.

Océ’s expectations and projections may change and Océ’s actual results, performance or achievements could be significantly different from the results expressed in or implied by these forward-looking statements based on various important factors, risks and uncertainties [some of which are beyond Océ’s control] and which are neither manageable nor foreseeable by Océ. When considering these forward-looking statements, you should keep in mind these risks, uncertainties and other cautionary statements made in this annual report or Océ’s other annual or periodic reports filed with the United States Securities and Exchange Commission. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this annual report might not occur.

These factors, risks and uncertainties, which include, but are not limited to, changes in economic and business conditions, customer demand in competitive markets, the successful introduction of new products and services into the markets, developments in technology, adequate pricing of products and services, competitive pricing pressures within Océ’s markets, financing Océ’s operations, efficient and cost-effective operations, changes in foreign currency exchange rates, fluctuations in interest rates, uncertainty of political situations, changes in governmental regulations and laws, tax rates, successful acquisitions, joint ventures and dispositions and effects of recent and further terrorists attacks and the war on terrorism.

For a more detailed discussion of the factors, risks and uncertainties that may affect Océ’s actual results, performance or achievements, you should refer to pages 62 till 66 of this annual report, Océ’s Annual Report on Form 20-F and any other filings made by Océ with the United States Securities and Exchange Commission.

Océ’s forward-looking statements speak only as of the date on which the statements are made, and Océ undertakes no obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise.